UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Encompass Health Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 1, 2025

Dear fellow stockholder:
I am pleased to invite you to attend our 2025 Annual Meeting of Stockholders of Encompass Health Corporation, to be held on Thursday, May 1, 2025, at 11:00 a.m., central time. We will conduct this year’s annual meeting by live webcast only. If you owned Encompass Health common stock on March 7, 2025, you will be able to attend by visiting www.virtualshareholdermeeting.com/EHC2025. The meeting website will be accessible beginning 15 minutes prior to the meeting. To participate in the meeting or vote at the meeting, you must enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by electronic or physical mail.
We will consider the items of business described in the Proxy Statement accompanying this letter and respond to any questions you may have. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about Encompass Health, its management and its directors.
Every stockholder’s vote is important to us. Even if you plan to attend the annual meeting by logging into the virtual annual meeting website, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy.
On behalf of the directors, management and employees of Encompass Health, thank you for your continued support of and ownership in our company.
Sincerely,
Greg D. Carmichael
Chairman of the Board of Directors

ENCOMPASS HEALTH CORPORATION
Notice of Annual Meeting of Stockholders

TIME	11:00 a.m., central time, on Thursday, May 1, 2025

PLACE
This year’s annual meeting will be conducted by live webcast. You may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/EHC2025 and entering the 16-digit control number included on your proxy card or Notice of Internet Availability of Proxy Materials. If you hold your shares through an intermediary, such as a bank or broker, and do not have a control number, please contact the bank or broker.

ITEMS OF BUSINESS
•To elect 10 directors to the board of directors to serve until our 2026 annual meeting of stockholders.
➢ The board of directors recommends a vote FOR each nominee.
•To ratify the appointment by Encompass Health’s Audit Committee of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm.
➢ The board of directors recommends a vote FOR ratification.
•To approve, on an advisory basis, the compensation of the named executive officers as disclosed in Encompass Health’s Definitive Proxy Statement for the 2025 annual meeting.
➢ The board of directors recommends a vote FOR the approval of the compensation of our named executive officers.
•To approve the 2025 Omnibus Performance Incentive Plan.
➢ The board of directors recommends a vote FOR the approval of the 2025 Omnibus Performance Incentive Plan.
•To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a holder of record of Encompass Health common stock on March 7, 2025.

PROXY VOTING
Your vote is important. Please vote in one of these ways:
•Via internet: Prior to meeting date, go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card;
•By telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card;
•In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or
•At the annual meeting: Go to www.virtualshareholdermeeting.com/EHC2025 at the time of the meeting, enter the control number printed on your proxy card, and follow the instructions.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on May 1, 2025
Encompass Health’s Proxy Statement on Schedule 14A, form of proxy card, and 2024 Annual Report (including the 2024 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card.

Birmingham, Alabama	Patrick Darby
April 1, 2025	Secretary

ENCOMPASS HEALTH CORPORATION
PROXY STATEMENT
i

 NOTE TO READERS

As used in this report, the terms “Encompass Health,” “we,” “us,” “our,” and the “Company” refer to Encompass Health Corporation and its consolidated subsidiaries, unless otherwise stated or indicated by context. We use the term “Encompass Health Corporation” to refer to Encompass Health Corporation alone wherever a distinction between Encompass Health Corporation and its subsidiaries is required or aids in the understanding of this filing.

This proxy statement and the accompanying form of proxy are first being sent to our stockholders on April 1, 2025.

ii

ENCOMPASS HEALTH CORPORATION
PROXY STATEMENT
PROXY SUMMARY
This summary highlights selected information about the items to be voted on at our annual meeting and information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote, so you should read the entire proxy statement carefully before voting.
Proposals That Require Your Vote

Proposals	Board Recommendation	Votes Required for Approval	More Information
1. Election of 10 directors to serve until our 2026 annual meeting	FOR each nominee	Votes for the director exceed the votes against the director	Page 9
2. Ratification of the appointment of our independent registered public accounting firm	FOR	Votes for the proposal exceed the votes against the proposal	Page 16
3. Approval, on an advisory basis, of our executive compensation	FOR	Votes for the proposal exceed the votes against the proposal	Page 18
4. Approval of the 2025 Omnibus Performance Incentive Plan	FOR	Votes for the proposal exceed the votes against the proposal plus abstentions	Page 19
Say-on-Pay Highlights
We have received a say-on-pay approval vote of greater than 93% every year. We believe our stockholders have overwhelmingly endorsed our pay-for-performance track record, strong corporate governance, and compensation risk mitigation practices, including the following best practices related to executive compensation:

✓	Annual and long-term incentive plans have maximum award opportunities
✓	Annual and long-term incentive plans are designed with multiple measures of performance
✓	Annual incentive plan includes financial and sustainability metrics (human capital and quality of care)
✓	Long-term incentive plan has 3-year performance period and relative total shareholder return component
✓	Compensation “claw-back” policy applies to all officers, covers misconduct in some cases where a financial restatement has not occurred, and otherwise complies with NYSE claw-back requirements
✓
Equity ownership guidelines for executives require retention of 50% of net shares at the time of exercise/vesting until the ownership multiple is met. Non-employee directors must hold awards until departure

✓	Insider trading policy expressly prohibits hedging or pledging of our stock by executives and directors
✓	Change-of-control compensation arrangements include “double triggers” and do not gross-up for taxes
Our pay-for-performance and other compensation best practices are discussed further beginning on page 42.

Governance Highlights

✓	Independent, non-executive chairman of the board
✓	9 of 10 of our directors are independent
✓	All standing board committees are fully independent
✓	Heightened board independence requirement (75% of directors must be independent)
✓	Independent sessions are scheduled at every regular meeting of our board and its committees (no members of management are present at these independent sessions)
✓	Average tenure of director nominees is 6.4 years (see page 9 for individual tenures)
✓	All directors attended at least 75% of the meetings of the board and the respective committees in 2024
✓	Robust stock ownership requirements for directors and officers
✓	Majority voting in uncontested director elections, combined with contingent resignations of directors
✓	Declassified board with annual elections
✓	None of our directors serve on more than 2 outside public company boards
✓	No poison pill in place
✓	Annual board and committee performance evaluations and periodic involvement of outside advisors in such evaluations
✓	Active stockholder engagement program
✓	Regular reviews of succession plans for CEO and other senior executives
✓	Stockholders may amend our bylaws by simple majority vote
✓	Proxy reimbursement bylaw for stockholder proxy solicitation expenses (see pages 34-35)
✓	Stockholder-adopted exclusive forum bylaw for internal corporate claims
✓	Stockholders may act by written consent
✓	Stockholders representing 20% of outstanding shares may call a special meeting
✓	Term limit for directors of 15 years, subject to exceptions at the board’s discretion
✓	Mandatory retirement age for directors of 75, subject to exceptions at the board’s discretion
✓	Limitations on directorships for executive officers
✓	Enterprise risk management, including cybersecurity, oversight by full board and designated committees on regular schedule (see pages 27-28)
✓	ESG/Sustainability oversight by full board and designated committees on regular schedule (see pages 27-28)
✓	Sustainability targets in the executive compensation program (quality of care and employee turnover metrics)(see pages 46-47)
✓	Organizational focus on a strong culture and employee development and engagement (see the discussion in our 2024 Annual Report on Form 10-K)

COMMONLY ASKED QUESTIONS
Why did I receive these proxy materials?
We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2025 annual meeting of stockholders and at any adjournment or postponement. As a reminder, our annual meeting will be entirely by means of live internet webcast, frequently referred to as a “virtual annual meeting.” At our annual meeting, stockholders will act upon the following proposals:
(1)to elect 10 directors to the board of directors to serve until our 2026 annual meeting of stockholders;
(2)to ratify the appointment by the Audit Committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
(3)to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2025 annual meeting;
(4)to approve the 2025 Omnibus Performance Incentive Plan; and
(5)to transact such other business as may properly come before the 2025 annual meeting of stockholders and any adjournment or postponement.
These proxy solicitation materials are being sent to our stockholders on or about April 1, 2025 and summarize the purposes of the meeting and the information you need to know to vote at the annual meeting.
How can I participate in the virtual annual meeting?
Participation in the 2025 annual meeting of stockholders is limited to stockholders. You will be able to attend and participate in the virtual annual meeting by visiting www.virtualshareholdermeeting.com/EHC2025 and entering the 16-digit control number included on your proxy card or Notice of Internet Availability of Proxy Materials. If you hold your shares through an intermediary or nominee, such as a bank or stockbroker, and do not have a control number, please contact the bank, broker or nominee for instructions. Please log in to the website by 10:45 a.m., central time, on the day of the meeting.
You may vote and submit questions during the annual meeting by following the instructions available on the meeting website. All questions that comply with the rules for the meeting posted on the meeting website will be answered. If the time allotted for the meeting is not sufficient to allow for answering all the questions submitted, we will post the question and our response on our website at https://investor.encompasshealth.com at our earliest convenience. Out of fairness and respect to all attendees, we will not answer questions that are:
•not pertinent to the business of the Company or to the business of the annual meeting,
•related to material non-public information of the Company,
•related to personal grievances or individual personnel matters or not otherwise a matter of interest to stockholders generally,
•derogatory references to individuals or that are otherwise offensive or in bad taste,
•repetitious questions or statements already submitted or made by another stockholder,
•related to pending or threatened litigation, or
•otherwise not in compliance with the rules for the meeting posted on the meeting website.
Who is entitled to vote at the meeting?
The board of directors has determined that those stockholders who are recorded in the books of our transfer agent as owning shares of our common stock as of the close of business on March 7, 2025, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of February 13, 2025, there were 100,709,106 shares of our common stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock is our only class of outstanding voting securities. Each share of common stock owned as of the close of business on March 7, 2025 is entitled to one vote on each matter properly brought before the annual meeting.

A complete list of stockholders entitled to vote at the meeting will be available for examination by our stockholders for any purpose germane to the meeting, during ordinary business hours at 9001 Liberty Parkway, Birmingham, Alabama 35242, for ten days prior to the meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote during the meeting on the virtual annual meeting website. If you requested a paper copy of the proxy materials, we have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares during the meeting on the website unless you have a control number from the voting instruction card you received. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares will constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.
How can I vote my shares at the virtual annual meeting?
Shares held directly in your name as the stockholder of record may be voted during the virtual annual meeting, and you will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote during the virtual annual meeting.
Shares held beneficially in street name may be voted by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares held in street name that expect to attend and vote during the virtual annual meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.
Even if you currently plan to attend the virtual annual meeting, we recommend that you also submit your proxy as described below so your vote will be counted if you later decide not to attend the meeting.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.
Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction form provided by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on April 30, 2025. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.
•BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card. Please have one of those documents in hand when accessing the website as you will need the control number found there.

•BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on your proxy card. Please have one of those documents in hand when you call as you will need the control number found there.
•BY MAIL – If you requested a paper copy of the proxy materials, you may vote by mail by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received no later than April 30, 2025 in order to be counted.
If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named as your proxies will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.
Can I access the proxy statement and annual report on the internet?
Yes. This proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”) are available at http://www.proxyvote.com after entering the control number printed on your proxy card. If you received a paper copy of the proxy materials, you have made a previous election to that effect. If you are a stockholder of record and would like to access future proxy materials electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.
A copy of our 2024 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at https://investor.encompasshealth.com. The 2024 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary.
Are you planning on making the proxy materials only available by internet this year, unless paper copies are requested?
No. Although many public companies mail a notice to their shareholders so they can provide proxy materials through the internet, we have elected to use the “full set delivery” option and are providing paper copies of proxy materials to all of our shareholders, unless otherwise previously requested by the shareholder. Our proxy materials and 2024 Form 10-K comprising our Annual Report are also available via the internet. See “Can I access the proxy statement and report on the internet?” directly above. We may decide not to use the “full set delivery” option in the future; however, you will still have the right to request a free set of proxy materials by mail. Alternatively, you may elect at
http://www.proxyvote.com to receive our proxy materials by electronic mail in the future.
Can I change my vote after I submit my proxy?
Yes. Even after you have submitted your proxy, you may change your vote by:
•filing with our corporate secretary at 9001 Liberty Parkway, Birmingham, Alabama 35242, a signed, original written notice of revocation dated later than the proxy you submitted, provided such notice is received by on or before April 30, 2025;
•submitting a duly executed proxy bearing a later date that is received on or before April 30, 2025;
•voting by telephone or internet on a later date; or
•attending the virtual annual meeting and voting during the meeting on the meeting website.
In order to revoke your proxy without voting again, you must send an original notice of revocation of your proxy to the address in the first bullet above sent by U.S. mail or overnight courier prior to the voting deadline. If you grant a proxy, you are not prevented from attending the virtual annual meeting and voting. However, your attendance at the virtual annual meeting will not by itself revoke a proxy you have previously granted; you must vote during the virtual annual meeting to revoke your proxy.

If your shares are held by a broker, bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee. All valid proxies not revoked will be voted at the annual meeting.
What is “householding” and how does it affect me?
We are delivering the proxy materials addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under the householding procedure, stockholders of record who have the same address and last name receive only one copy of the proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our corporate secretary at 9001 Liberty Parkway, Birmingham, Alabama 35242, or by calling 1-205-967-7116.
If you are a stockholder of record and you choose not to have these disclosure documents sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will cease householding disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded. Conversely, if you are receiving multiple copies of these disclosure documents and wish to receive only one copy, you should contact your bank or broker for information regarding householding of disclosure documents and to request a change in delivery status
What constitutes a quorum to transact business at the meeting?
Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, by participation in the virtual meeting or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on February 13, 2025, 100,709,106 shares of our common stock were issued and outstanding. Proxies received but marked as withholds, abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.
If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If the stockholders vote to adjourn the annual meeting in accordance with our Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.
What is the recommendation of the board of directors?
Our board of directors unanimously recommends a vote:
1.“FOR” the election of each of our 10 nominees to the board of directors;
2.“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm;
3.“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and
4.“FOR” the approval of the 2025 Omnibus Performance Incentive Plan.
With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.
What vote is required to approve each item?
The vote requirements for Proposals 1, 2, and 4 are as follows:
•Each nominee for director named in Proposal 1 will be elected if the votes for the nominee exceed the number of votes against with respect to such nominee. Votes cast with respect to a nominee will exclude abstentions and broker non-votes.

•Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, will be approved if the votes cast for the proposal exceed those cast against the proposal. Broker non-votes will not be counted as votes cast for or against.
•Proposal 4, adoption of the 2025 Omnibus Performance Incentive Plan, will be approved if the votes cast for the proposal exceed those cast against the proposal plus abstentions. Votes cast with respect to the proposal will exclude broker non-votes.
Please note that “say-on-pay,” Proposal 3, is only advisory in nature and has no binding effect on the Company or our board of directors. For Proposal 3, our board of directors will consider the proposal approved if the votes cast in favor of the proposal exceed the votes cast against it.
A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance changes, or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting because you attend the annual meeting but you do not vote on any proposal or other matter which is required to be voted on at the annual meeting. You should consult your broker if you have questions about this.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares of common stock are registered differently or are in more than one account. Please return each proxy and voting instruction card you receive. Please submit your vote for each control number you have been assigned.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the annual meeting. If preliminary results are reported initially, we will update the filing when final, certified results are available.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., acting as the inspector of election, will tabulate and certify the votes.
Who will pay for the cost of this proxy solicitation?
We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.

Who should I contact if I have questions?
If you hold our common stock through a brokerage account and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account. If you are a registered holder of our common stock and you have any questions or need assistance in voting your shares, please call our Investor Relations department at 1-205-969-4600. As an additional resource, the SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ITEMS OF BUSINESS REQUIRING YOUR VOTE
Proposal 1 – Election of Directors
Director Nominees
The board of directors of Encompass Health consists of 10 members. Based on the recommendation of the Nominating/Corporate Governance Committee, our board proposes that each of the nominees listed below be elected as directors at this annual meeting and serve until our 2026 annual meeting of stockholders. Mr. Carmichael is the independent chairman of the board.
Each director nominee named in this Proposal 1 will be elected if the votes for that nominee exceed the number of votes cast against that nominee. Votes cast with respect to a nominee will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our board, including a brief description of why he or she was nominated.

Name of Nominee	Age	Current Roles	Date Became Director
Greg D. Carmichael*	63	Chairman of the board; member of Compensation and Human Capital Committee and Nominating/Corporate Governance Committee	1/1/2020
Edward M. Christie III*	54	Member of Audit Committee	11/27/2023
Joan E. Herman*	71	Member of Compensation and Human Capital Committee and Compliance and Quality of Care Committee	1/25/2013
Leslye G. Katz*	70	Member of Audit Committee and Nominating/Corporate Governance Committee (Chair)	1/25/2013
Patricia A. Maryland*	71	Member of Compensation and Human Capital Committee (Chair) and Compliance and Quality of Care Committee	1/1/2020
Kevin J. O’Connor*	57	Member of Compliance and Quality of Care Committee and Nominating/Corporate Governance Committee	3/30/2022
Christopher R. Reidy*	68	Member of Audit Committee (Chair) and Nominating/Corporate Governance Committee	10/1/2021
Nancy M. Schlichting*	70	Member of Compensation and Human Capital Committee and Compliance and Quality of Care Committee (Chair)	12/11/2017
Mark J. Tarr	63	President and Chief Executive Officer	12/29/2016
Terrance Williams*	56	Member of Audit Committee	1/1/2020

* Denotes independent director.
There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which that person was or is to be selected as a director or nominee, other than any arrangements or understandings with persons acting solely as directors or officers of Encompass Health.

All of the director nominees have public company, senior leadership and strategic planning experience and financial literacy. The following matrix is intended to summarize the other primary experiences, skills, and qualifications of the nominees. Each nominee’s individual experiences and qualifications are described in more detail in the biographies below.

Greg D. Carmichael
Mr. Carmichael has served as executive chair of the board of directors of City National Bank, a subsidiary of Royal Bank of Canada, since October 2023. Mr. Carmichael retired as the executive chairman of Fifth Third Bancorp in April 2023. In July 2022, he retired as president and chief executive officer of Fifth Third. He originally joined Fifth Third in 2003 and served in various other executive roles, including chief operating officer and chief information officer. From 2000 to 2003, Mr. Carmichael was vice president and chief information officer for Emerson Electric, a worldwide provider of technology and energy solutions. From 1996 to 2000, he served in the same roles for a subsidiary of Emerson, and from 1986 to 1996, he served in several information technology and leadership roles at General Electric. On March 12, 2023, the Federal Deposit Insurance Corporation (the “FDIC”) appointed Mr. Carmichael as chief executive officer of Signature Bridge Bank, N.A., the successor to Signature Bank, which went into FDIC receivership that same date.
Mr. Carmichael has extensive experience in matters of information technology, finance, corporate strategy and senior leadership relevant to large public companies. His extensive experience with IT matters includes cybersecurity oversight as a result of his leadership roles in multiple IT departments.

Edward M. Christie III
Mr. Christie has served as president and chief executive officer of Spirit Airlines, Inc. since January 2019. In his tenure with Spirit, which began in April 2012, Mr. Christie has held a number of leadership roles and responsibilities, including as Chief Financial Officer. On November 18, 2024, Spirit filed a voluntary petition under Chapter 11 of the federal bankruptcy code in the Southern District of New York. Prior to joining Spirit, he served as Vice President and Chief Financial Officer of Pinnacle Airlines Corp. from July 2011 to March 2012. Prior to that, Mr. Christie was a partner in the management consulting firm of Vista Strategic Group LLC from May 2010 to July 2011. From 2002 to 2010, Mr. Christie served in various positions, including Chief Financial Officer, at Frontier Airlines. Mr. Christie has served on the board of directors of Spirit since January 2018.
Mr. Christie has significant experience in finance, strategic and public company leadership, operations, and governmental relations and regulation. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Joan E. Herman
Ms. Herman has served as the president and chief executive officer of Herman & Associates, LLC, a healthcare and management consulting firm, since 2008. Herman & Associates provides services to healthcare providers, pharmacy benefit managers, managed care organizations, and private equity firms. From 1998 to 2008, she served in a number of senior management positions, including president and chief executive officer for two corporate divisions, at Elevance, Inc. (f/k/a Anthem, Inc. and WellPoint, Inc.), a leading managed healthcare company that offers network-based managed care plans. Prior to joining Elevance, she served in a number of senior positions at Phoenix Life Insurance Company for 16 years, lastly as senior vice president of strategic development. She currently serves as a director and a member of the audit, compensation, and compliance committees of Ionis Pharmaceuticals, Inc., an RNA-targeted drug discovery and development firm. She also serves on the boards of two Fifth Avenue Private Equity funds.
Ms. Herman has extensive experience leading large complex businesses, including in the healthcare and insurance industries. With Elevance, she gained experience dealing with government reimbursement issues as well as state and federal healthcare and insurance regulators. Additionally, she has completed the National Association of Corporate Directors’ Cyber-Risk Oversight Program, which is designed to enhance cybersecurity literacy and strengthen cyber-risk oversight practices, and holds a CERT Certificate in Cybersecurity Oversight. Her senior involvement and board service with various community and charity organizations evidences her leadership skills and character.

Leslye G. Katz
From January 2007 to December 2010, Ms. Katz served as senior vice president and chief financial officer of IMS Health, Inc., a provider of information, services, and technology for clients in the pharmaceutical and healthcare industries. Prior to that, she served as vice president and controller for five years. From July 1998 to July 2001, Ms. Katz served as senior vice president and chief financial officer of American Lawyer Media, Inc., a privately held legal media and publishing company. Prior to joining American Lawyer Media, Ms. Katz held a number of financial management positions with The Dun & Bradstreet Corporation, followed by two years as vice president and treasurer of Cognizant Corporation, a spin off from D&B. She currently serves as vice-chair of the board of directors of My Sisters’ Place, a not-for-profit provider of shelter, advocacy, and support services to victims of domestic violence.
Ms. Katz has extensive experience in financial management at companies serving the healthcare and pharmaceutical industries, as well as expertise in mergers and acquisitions, treasury, financial planning and analysis, SEC reporting, investor relations, real estate, and procurement. She has further demonstrated her leadership and character in her board service with community charities. She qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Patricia A. Maryland
Ms. Maryland has 40 years of healthcare administration experience. In 2019, she retired as an executive vice president for Ascension and president and chief executive officer at Ascension Healthcare, a leading non-profit health system operating more than 2,600 sites of care including 150 hospitals and more than 50 senior living facilities in 20 states and the District of Columbia. Prior to that, Ms. Maryland held other executive and management positions in the Ascension organization for 13 years, including president and chief executive of the St. John Providence Health System and president of the Indianapolis Hospital, St. Vincent’s Health System. Prior to joining Ascension, Ms. Maryland worked in administrative roles with Detroit Medical Center, North Oakland Medical Centers, Cleveland Clinic Foundation and Mercy Hospital. Ms. Maryland also serves as a director on the board of Surgery Partners, Inc., an operator of surgical facilities and provider of ancillary services, and Privia Health Group, Inc., a national physician platform for the healthcare delivery experience.
Ms. Maryland has extensive senior management and strategy planning experience with large healthcare provider organizations as described above and as a result brings a wealth of knowledge and understanding of the healthcare industry. She has demonstrated leadership and character through involvement, including board roles, over many years in numerous community and healthcare related non-profit organizations.

Kevin J. O’Connor
Mr. O’Connor is the Senior Vice President, General Counsel and Corporate Secretary of Lockheed Martin Corporation, a leading global defense technology company. From 2020 through 2024, Mr. O’Connor served as senior vice president and chief legal officer of Carrier Corporation. Prior to joining Carrier in 2020, he was Chief Legal Officer of Point72 Asset Management from 2015 through early 2020. Prior to that, he served as Vice President, Global Ethics and Compliance for United Technologies Corporation from 2012 to 2015. Prior to his corporate leadership roles, Mr. O’Connor practiced law for 20 years in both private and public practice, including serving in various roles at the United States Department of Justice, including Associate Attorney General and United States Attorney for the District of Connecticut, and at the United States Securities and Exchange Commission, Division of Enforcement. He previously served on the strategic advisory council of Vencore, Inc., a private defense contractor serving intelligence, defense, and other agencies, and currently serves on the board of trustees for the University of Connecticut.
Mr. O’Connor has extensive senior leadership, legal, compliance, and regulatory/risk management experience as described above. He also has healthcare provider experience having served as the chair of the board of directors of Trinity Health of New England, a large integrated health system.

Christopher R. Reidy
On March 31, 2022, Mr. Reidy retired as Executive Vice President, Strategic Advisor of Becton, Dickinson and Company (“BD”), one of the largest global medical technology companies in the world. Prior to that role, he served as BD’s executive vice president, chief financial officer and chief administrative officer where he managed strategic transactions and oversaw many functions, including finance, information technology and security, business development, and enterprise risk management. Prior to joining BD in 2013, he served in many senior finance and accounting roles, including corporate vice president and chief financial officer for ADP Corporation; vice president, controller & chief accounting officer and division CFO roles at AT&T Corporation; and audit partner at Deloitte & Touche. He currently serves on the board of directors of Embecta Corp., one of the largest pure-play diabetes management companies in the world, where he serves as chair of the technology committee. He also sits on the board of Atlantic Health System and is a member of the executive committee and chair of the finance and investment committee.
Mr. Reidy has extensive senior management and administrative experience with a vendor for a wide range of healthcare providers as described above and as a result brings a wealth of knowledge and understanding of the healthcare industry. He also has significant experience in finance, accounting, strategic planning, risk management, and information technology and security. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations. He also has extensive cybersecurity oversight experience as a result of his roles at both BD and ADP where the chief information security officers reported directly to him and he was heavily involved in the respective cybersecurity programs. At BD, the information technology department reported to him. Additionally, he has completed the National Association of Corporate Directors’ Cyber-Risk Oversight Program and holds a CERT Certificate in Cybersecurity Oversight.

Nancy M. Schlichting
In December 2016, Ms. Schlichting retired as the president and chief executive officer at Henry Ford Health System, Inc., a position she held from June 2003. Prior to that, Ms. Schlichting served as HFHS’s executive vice president and chief operating officer from 1998 to 2003. She also served as president and chief executive officer of HFHS’s Henry Ford Hospital from 2001 to 2003. During her time at HFHS, the company garnered significant national recognition, including the Malcolm Baldrige National Quality Award and the John M. Eisenberg Patient Safety and Quality Award. Prior to joining HFHS in 1998, Ms. Schlichting served as the president of the Eastern Region of Catholic Health Initiatives, president and chief executive officer of Riverside Methodist Hospitals and executive vice president and chief operating officer of Akron City Hospital and Summa Health System. Ms. Schlichting currently serves as a director of Walgreens Boots Alliance, Inc., where she serves on the audit committee and chairs the compensation and leadership performance committee, and Baxter International Inc., where she serves on the quality, compliance and technology committee and chairs the compensation and leadership performance committee. She recently served on the boards of Hill-Rom Holdings, Inc. and Pear Therapeutics, Inc.
Ms. Schlichting has extensive senior management and administrative experience with large healthcare provider organizations as described above and as a result brings a wealth of knowledge and understanding of the healthcare industry. She has demonstrated leadership and character through involvement, including board roles, over many years in numerous community and healthcare related non-profit organizations.

Mark J. Tarr
Mr. Tarr became our President and Chief Executive Officer on December 29, 2016. Previously, he served as executive vice president of our operations since October 1, 2007, to which the chief operating officer designation was added on February 24, 2011. Mr. Tarr joined us in 1993 and has held various management positions with us, including serving as president of our inpatient division from 2004 to 2007, as senior vice president with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as director of operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as chief executive officer/administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994. Mr. Tarr serves on the board of directors of Protective Life Corp.
Mr. Tarr, as our president and chief executive officer, directs the strategic, financial and operational management of the Company and, in this capacity, provides unique insights into its detailed operations. He also has the benefit of more than 30 years of experience in the operation and management of inpatient rehabilitation hospitals.

Terrance Williams
On June 26, 2023, Mr. Williams became President and Chief Executive Officer-elect at TruStage Financial Group, Inc., a large provider of insurance, investments, and financial technology solutions. Prior to that, he served as the executive vice president and president of protection products and services at Allstate Corporation, where he had accountability for a portfolio of businesses outside of the core insurance market with nearly $5 billion in revenues and over 3,800 employees globally. Before joining Allstate in January 2020, he served as executive vice president and chief marketing officer for Nationwide Mutual Insurance Company, as well as the president of the Nationwide’s emerging businesses group, which included legacy niche and emerging businesses, innovation teams, and a venture capital fund. During 24 years with Nationwide, he advanced through leadership roles touching almost every aspect of the business, including underwriting, claims, operations, sales and various profit and loss management roles.
Mr. Williams has a deep and broad base of marketing, insurance (payor), and regulated-industry experience. He also brings extensive experience in managing every aspect of business from sales, marketing, and operations to enterprise strategy across a large geographic platform. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Board Recommendation
The board of directors unanimously recommends that you vote “FOR” the election of all 10 director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm
Appointment of PricewaterhouseCoopers LLP
In accordance with its charter, the Audit Committee of our board of directors selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2025 audit period, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP for the next audit period if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.
The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. The Audit Committee concluded that the ability of PricewaterhouseCoopers LLP to perform services for us is in no way adversely affected by any such investigation or litigation.
Pre-Approval of Principal Accountant Services
The Audit Committee is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.
The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit Committee approves services up to a specific amount of fees. The Audit Committee must then approve, in advance, any services or fees exceeding those pre-approved levels, provided that the chair may approve any excess fees up to 5% of previously approved amounts. To the extent permitted by applicable regulations and the rules of the New York Stock Exchange, the Audit Committee may delegate general pre-approval authority to a subcommittee of one or more of its members.

Principal Accountant Fees and Services
With respect to the audits for the years ended December 31, 2024 and 2023, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related and permitted non-audit services. In 2024 and 2023, the Audit Committee approved all audit, audit-related, and other fees in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2024 and 2023, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2024	2023
	(In Millions)
Audit fees(1)	$3.22	$3.27
Audit-related fees(2)	—	0.01
Total audit and audit-related fees	3.22	3.28
Tax fees(3)	—	0.02
All other fees(4)	0.27	0.14
Total fees	$3.49	$3.44
 _____________________________
(1)Audit fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for each year presented; fees for professional services rendered for the review of financial statements included in our Form 10-Q filings, and fees for professional services normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.
(2)Audit-related fees – Represents aggregate fees paid or accrued for assurance and related services that are reasonably related to the performance of audit services and traditionally are performed by our independent auditor.
(3)Tax fees – Represents fees for all professional tax services provided by our independent auditor’s tax professionals, such as preparation of Puerto Rico tax returns and other tax compliance matters, but not including any services related to the audit of our financial statements.
(4)All other fees – Represents fees paid or due to our independent auditor for (i) costs incurred related to the Company’s suit against various third parties in Delaware, (ii) an automated disclosure checklist, (iii) other subscription fees, and (iv) consulting on implementation of new enterprise reporting platform.
Board Recommendation
The board of directors and the Audit Committee unanimously recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm for the 2025 audit period.

Proposal 3 – Advisory Vote on Executive Compensation
We seek your advisory vote on our executive compensation programs and ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 40 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices described in this proxy statement.
As described under the heading “Compensation Discussion and Analysis,” the Company provides annual and long-term compensation programs, as well as other benefit plans, to attract, motivate, and retain the named executive officers, each of whom is critical to the Company’s success, and to create a remuneration and incentive program that aligns the interests of the named executive officers with those of stockholders. The board of directors believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the named executive officers to dedicate themselves fully to value creation for our stockholders. At the 2024 annual meeting, 98.0% of stockholders voting on the say-on-pay proposal approved of our executive compensation programs.
You are encouraged to read the information detailed under the heading “Executive Compensation” beginning on page 40 for additional details about the Company’s executive compensation programs.
The board of directors strongly endorses the Company’s executive compensation programs and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Encompass Health Corporation Definitive Proxy Statement for the 2025 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Human Capital Committee or the board of directors. Our board of directors and its Compensation and Human Capital Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider stockholders’ concerns and the Compensation and Human Capital Committee will evaluate whether any actions are necessary to address those concerns. The board has elected to hold the say-on-pay advisory vote annually until further notice, so the next advisory vote is expected to be in connection with the 2026 annual meeting of stockholders.
Board Recommendation
The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Proposal 4 – Approval of the 2025 Omnibus Performance Incentive Plan
Overview and Purpose of the 2025 Omnibus Performance Incentive Plan
In order to provide a sufficient pool of equity for us to operate our compensation program, our board of directors has adopted, subject to stockholder approval at the Annual Meeting, the Encompass Health Corporation 2025 Omnibus Performance Incentive Plan, or the 2025 Plan, to provide for issuance of up to twelve (12) million shares of our common stock related to awards beginning in 2025 following approval. The 2025 Plan will replace the existing Encompass Health Corporation 2016 Omnibus Performance Incentive Plan, or 2016 Plan, previously approved by our stockholders on May 5, 2016, as our equity incentive compensation plan. No equity awards currently available for issuance under the 2016 Plan or any other currently effective equity plan will be granted after stockholder approval of the 2025 Plan. In the event the Company grants any equity awards under the 2016 Plan between the record date for the Annual Meeting and the effective date of the 2025 Plan, shares associated with those awards shall reduce the number of shares available for issuance under the 2025 Plan consistent with the fungibility ratio in the 2025 Plan.
If approved, the 2025 Plan will be effective May 2, 2025. The 2025 Plan will terminate on the tenth anniversary of the Effective Date, unless terminated earlier by the board of directors, but awards granted prior to such date may extend beyond that date. If the 2025 Plan is not approved by our stockholders, no awards will be made under it.
The stockholder approved incentive compensation plan serves a critical role in our compensation program that emphasizes performance-based, “at risk” compensation. Our compensation philosophy calls for a competitive program of compensation for the Company’s senior management that aligns management’s interests with those of our long-term stockholders. Equity awards are the simplest, most direct way to align management and employee interests with those of stockholders. In order to balance our compensation goals with stockholder interests in limiting dilution, we generally limit equity awards to management positions (as opposed to broad-based awards). As a general rule, the more senior or highly compensated the position, the larger the portion of the total incentive opportunity that is provided in equity. Both the equity and cash incentive awards provided for in the 2025 Plan allow our board of directors and its Compensation and Human Capital Committee (referred to in this proposal as the “Committee”) to structure our compensation program to strengthen the commitment of employees to the company, motivate them to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the company. See “Executive Compensation Philosophy” beginning on page 42 for additional discussion.
The principal features of the 2025 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 2025 Plan, a copy of which is attached as Appendix B to this proxy statement. Additional information regarding the 2016 Plan and other previous equity compensation plans may be found in “Equity Compensation Plans” beginning on page 63. The following table also includes information regarding outstanding awards under the 2016 Plan, as of the record date for the Annual Meeting.

Item	As of 3/7/2025
Shares of Common Stock Outstanding	100,967,059
Shares Remaining Available for Future Awards under 2016 Plan (Shares to be terminated after approval of 2025 Plan)	4,634,725
Stock Options Outstanding	866,805
Weighted Average Exercise Price	$56.36
Weighted Average Remaining Term	5.24
Full Value Awards Outstanding	1,514,880

The board of directors unanimously recommends a vote “FOR” the approval of the 2025 Omnibus Performance Incentive Plan.

Dilution, Overhang and Burn Rate
While the use of equity incentives is an important part of our compensation program, we are mindful of our responsibility to our stockholders to exercise judgment in granting equity awards. The Committee, with the assistance of its independent consultant, annually reviews the Company’s overhang, or the total of outstanding equity awards and shares available for future equity awards under the compensation plans as a percentage of fully diluted shares outstanding, the fair value transfer, or the accounting value of awards granted as a percentage of market capitalization, and the burn rate, or the shares granted as a percentage of the equity award and shares outstanding, relative to a peer group of comparable companies. In our 2024 review of our overhang (factoring in required fungibility ratios), fair value transfer, and burn rate prepared by the independent compensation consultant, we were below the median of the peer group for each metric.
Although our future burn rate will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our common stock and the methodology used to establish the equity award mix, we estimate the shares of common stock reserved for issuance in the 2025 Plan would enable us to continue to utilize equity awards as an important component of our overall compensation program and help meet our objectives to attract, retain and motivate talented employees for the term of the 2025 Plan. In determining the share reserve, we considered an analysis of our overhang percentage and burn rate relative to a peer group of healthcare companies. The results of the analysis performed by the Committee’s independent consultant indicated our overhang at December 31, 2024 was 6.7% and annual average burn rate for the three-year period ending December 31, 2024 was 0.6%, each of which was less than the median number for the peer group.
Good Governance Provisions of the Plan

The 2025 Plan includes a number of provisions that our board of directors believes are consistent with the interest of stockholders and sound corporate governance, including:
Supports pay and performance linkage and encourages stock ownership: Our cash and equity incentive programs are performance-based in large part, and the Committee’s intent is to continue this design for annual awards. The intent is to provide an incentive for our senior management to enhance stockholder value. In addition, equity-based awards further align the interests of participants with our stockholders and provide a vehicle to assist executives in achieving our stock ownership guidelines. See “Equity Ownership Guidelines for Management” on page 52 for additional discussion.
No repricings: The 2025 Plan prohibits the repricing of stock options or stock appreciation rights, or SARs, without the approval of stockholders, except in connection with a corporate transaction involving the Company. This prohibition applies to lowering the exercise price of stock options or SARs, canceling and granting replacement stock options or SARs with a lower exercise price and the repurchase of underwater stock options or SARs for cash.
No discount stock option or SARs: The exercise price of all stock options or SARs must be equal to or greater than the fair market value of our common stock on the date of grant.
Minimum vesting periods: No awards, or portions thereof, may provide for a vesting period of less than one year, except for awards related to 5% of the common stock reserved for issuance under the 2025 Plan.
No dividends payable on awards prior to vesting: Dividends or dividend equivalents may accrue on unvested awards, other than options and SARs, but no payment of dividends or dividend equivalents related to an award will be made until the award vests.
No liberal share counting for options or SARs: The 2025 Plan prohibits the reuse of shares underlying stock options tendered as full or partial payment upon exercise of a stock option or the reuse of shares not issued in settlement of a SAR. In addition, shares withheld to satisfy tax withholding upon exercise of stock options or SARs may not be reused.
Awards are subject to clawback: Awards granted are subject to our compensation recoupment policy. See “Compensation Recoupment Policy” on page 53 for additional discussion.
No award transferability for value: The 2025 Plan prohibits the transfer of awards to a third party for cash or other value, except pursuant to a qualified domestic relations order.

Non-employee director compensation limits: The 2025 Plan provides for annual limits to cash and equity grants to non-employee directors.
Double-trigger change in control provision: Participants must experience an involuntary termination of employment for an award to vest as a result of a change in control.
No evergreen: The 2025 Plan does not provide for “evergreen” share increases or automatic “reload” awards.
Administered by an independent committee: The 2025 Plan is administered by a committee comprised entirely of independent, non-employee directors.
Summary of the 2025 Plan
Purpose. The purpose of the 2025 Plan is to promote the Company’s success and enhance the value of the Company by linking the personal interests of its employees, officers, and directors to those of its stockholders, and by providing participants with incentives for outstanding performance.
Eligibility. The 2025 Plan permits the grant of equity and cash incentive awards to employees, officers, and directors of the Company and its subsidiaries as selected by the Committee. As of February 20, 2025, approximately 349 people participated in the 2016 Plan.
Aggregate Shares. Subject to adjustment as provided in the 2025 Plan, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2025 Plan is twelve (12) million. Each share of stock subject to an award, other than a stock option or SAR, shall reduce the number of shares of stock available for awards by 2.65 shares. The number of shares of stock available for awards shall be reduced by one share for each stock option or SAR award. Except in the case of stock options and SARs, the 2025 Plan allows the Company to add back to the number of shares available for issuance the same number of shares that were previously reserved for issuance in connection with a related award (including awards under the 2016 Plan outstanding as of effective date of the 2025 Plan) but were forfeited, canceled, or otherwise never issued to the recipient. The closing price of our common stock on February 28, 2025 was $100.14. If the 2025 Plan is approved and effective, we will not grant or issue new equity awards under the 2016 Plan.
Minimum Vesting Requirements. Except with respect to awards accounting for not greater than 5% of the aggregate number of shares of common stock reserved and available for awards under the 2025 Plan, awards granted under the 2025 Plan shall be subject to a minimum vesting period of at least one year for all shares of stock subject to such awards.
Oversight and Administration. The Committee will administer the 2025 Plan. The Committee has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; delegate authority to management with respect to non-executive awards (in which case any authorized actions taken by the delegate(s) shall be treated as actions of the Committee); and make all other decisions and determinations that may be required under the 2025 Plan. The board of directors may at any time choose to administer the 2025 Plan (for example, awards to the chief executive officer). See “Compensation Discussion and Analysis” beginning on page 40 for more information on how the current incentive compensation programs are administered.
Permissible Awards. The 2025 Plan authorizes the granting of awards in any of the following forms:
Stock Options. The Committee is authorized to grant incentive stock options or non-qualified stock options for our common stock. The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). No more than one million incentive stock options may be issued under the 2025 Plan. The exercise price of an option may not be less than the fair market value (as defined in the 2025 Plan) of the underlying stock on the date of grant, and no option may have a term of more than 10 years. Participants may elect to exercise stock options by means of a cashless exercise or a net settlement.
Stock Appreciation Rights. SARs provide the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the SAR as determined by the Committee, which will not be less than the fair market value of one share of common stock on the grant date.

SARs may be payable in cash or shares of common stock or a combination thereof. No SAR may be exercised more than 10 years from the grant date.
Restricted Stock Awards. Restricted stock awards are shares of common stock subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock). Customarily, our restricted stock has been granted voting rights prior to vesting.
Restricted Stock Units. Restricted stock units are rights to receive shares of common stock or their economic value in the future and subject to such restrictions on transferability and other restrictions as the Committee may impose. Upon lapse of such restrictions, shares of common stock or cash may be issued to the participant in settlement of the restricted stock units.
Performance Awards. Performance awards may be designated in cash, shares of common stock, restricted stock, or restricted stock units. The Committee will have the complete discretion to set performance goals and other terms or conditions that will determine the number and value of performance awards that will be paid to the participant.
Cash Awards. The Committee is authorized to confer rights to participants to receive cash subject to the achievement of one or more specified performance goals and such other terms and conditions as may be selected by the Committee.
Dividend Equivalents. Dividend equivalents may be granted to participants, except with respect to a stock option or a SAR, subject to such terms and conditions as may be selected by the Committee. Dividend equivalents entitle participants to receive payments in cash or shares of common stock equal in value to dividends declared and paid with respect to all or a portion of the shares of common stock associated with outstanding awards. Dividend Equivalents shall only be paid or distributed to the extent the underlying award has vested (and only to the extent earned in the case of performance-based awards) and the associated shares of stock have been released.
Other Stock-Based Awards. Other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock may be granted, including, without limitation, shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of specified parents or subsidiaries. The Committee will determine the terms and conditions of any such awards, subject to the minimum vesting requirements discussed above.
Performance Goals. Performance goals may be based on any one or more performance criterion or matter related to the business or operations of the Company. If the Committee determines that a change in the business, operations, corporate structure or capital structure, or the manner in which it conducts its business, or other events, circumstances or accounting entries that are unusual, nonrecurring or unrelated to the performance of the participants or otherwise beyond the control of management render the performance goals unsuitable or any other identifiable event of a nonrecurring or extraordinary nature, such as a pandemic or comparable public health emergency, the Committee may modify or adjust such performance goals or the related minimum acceptable level of achievement, as appropriate and equitable. The calculation of the performance result for any metric may also be subject to adjustment for pre-established items or events if the Committee deems appropriate and equitable.
Award Limits. No individual may be granted options, SARs, performance shares, restricted stock shares, restricted stock unites or shares associated with other stock-based awards in excess of 1,000,000 associated shares in each case during any two consecutive plan years. No individual may be granted during any two consecutive plan years performance units or cash awards with an aggregate value in excess of $10,000,000 and $15,000,000, respectively. These limitations apply separately to each type of award. For example, an individual may be granted 1,000,000 options and 1,000,000 SARs during the same two-year period.
Non-Employee Director Compensation Limits. The maximum value of the equity awards granted to any non-employee director in any plan year shall not exceed $500,000. The maximum aggregate amount of the cash awards, including retainer and other fees, granted to any non-employee director in any plan year also shall not exceed $500,000. Accordingly, the aggregate value of all awards granted to a non-employee director in any plan year shall not exceed $1,000,000; provided, however, these limits will not apply to any compensation resulting from non-preferential dividends or dividend equivalents associated with outstanding equity awards.

Limitations on Transfer. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, if certain conditions are met, pursuant to a qualified domestic relations order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable. No award may be transferred for value.
Acceleration upon Certain Events. Unless otherwise provided in an award agreement, if a participant is terminated by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the 2025 Plan) within 24 months after a change in control of the Company or if the surviving company following a change in control does not assume existing awards or substitute equivalent awards, all outstanding options and SARs will become fully vested and exercisable and all restrictions on other outstanding awards will lapse. In the event of a change in control, the Committee also may (but need not) waive or modify the achievement of any performance goals tied to awards. Unless otherwise provided in the related award agreement, in the event of death or disability, a participant’s awards vest immediately and performance goals may, in the Committee’s discretion, be waived or modified. In the event of retirement, a participant’s awards generally vest on a pro rata basis for the completed portion of the original vesting, but performance awards remain subject to attained performance over the remaining performance period. However, performance goals may, in the Committee’s discretion, be waived or modified. Our board of directors and the Committee have previously elected to provide full vesting of awards at retirement for senior vice presidents and above in the event the participant complies with specified “good leaver” conditions as defined on page 61. The Committee may accelerate the vesting provisions and/or waive the forfeiture provisions applicable to any awards for any other reason; provided, however, its discretion shall be limited to the death, disability or retirement of a participant, although the Committee may exercise such discretion for any reason with respect to awards of up to 5% of the shares available for awards.
Adjustments. In the event of a stock-split, a stock dividend, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2025 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. In the event the common stock will be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, the authorization limits under the 2025 Plan will automatically be adjusted proportionately, and there will be substituted for each such share of common stock, the number or class of shares into which each outstanding share of common stock will be so exchanged, all without any change in the aggregate purchase price.
Amendment, Modification and Termination. The Committee shall have the power to amend, suspend or terminate the 2025 Plan at any time, provided that any termination shall not affect outstanding awards under the 2025 Plan at the time of termination. However, an amendment shall be contingent on approval of our stockholders to the extent required by law or by the rules of the New York Stock Exchange. The Committee may also amend any outstanding award in whole or in part from time to time. Any such amendment that the Committee determines, in its sole discretion, to be necessary or appropriate to conform the award to, or otherwise satisfy, any legal requirement, may be made retroactively or prospectively and without the approval or consent of the participant. The Committee may also make adjustments in the terms and conditions of an award without participant consent in recognition of an unusual or non-recurring event affecting the company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the award. All other materially adverse amendments or adjustments to awards may be made by the Committee with the consent of the affected participants.
Certain Federal Tax Effects. The federal income tax consequences related to the issuance of the different types of awards that may be awarded under the 2025 Plan are summarized below. Participants should consult their own tax advisors to determine the tax consequences based on their particular circumstances.
Nonqualified Stock Options. There typically will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2025 Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction, subject to any applicable limitations of Section 162(m) of the Code (“162(m)”). Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations of Section 162(m). While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income, which may, depending on particular factors relating to the optionee, subject him or her to the alternative minimum tax imposed by Section 55 of the Code.
Stock Appreciation Rights. A participant receiving a SAR will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and the Company will be allowed as a corresponding federal income tax deduction at that time, subject to any applicable limitations of Section 162(m).
Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the Code (“Section 83(b)”) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.
Restricted Stock Units. The recipient will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon issuance of shares of common stock or payment of cash in settlement of a restricted stock unit award, the recipient will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock) or the cash amount, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).
Performance Awards. A participant generally will not recognize income, and the Company will not be allowed a tax deduction, at the time performance awards are granted. When the participant receives or has the right to receive payment of cash or shares under the performance award, the cash amount or the fair market value of the shares of stock will be ordinary income to the participant, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).
Tax Withholding. Participants are responsible for all taxes required to be withheld in connection with any award. The Company shall retain from the payment under, or settlement of, an award the number of shares of stock or a portion of the value of the award to satisfy tax withholding obligations. At the Committee’s discretion, the participant may elect to satisfy the withholding requirement by other means.
Section 409A of the Code. If any award constitutes non-qualified deferred compensation under Section 409A of the Code, it will be necessary that the award be structured to comply with Section 409A to avoid the imposition of additional tax, penalties, and interest on the participant.
Tax Consequences of a Change in Control. If, in connection with a change in control of the Company, the exercisability, vesting, or payout of an award is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by certain employees exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any such employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee in connection with a change in control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.
The foregoing discussion summarizes the federal income tax consequences of awards that may be granted under the 2025 Plan based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state, or local tax consequences.
New Plan Benefits Table
The value, number of units and type of equity to be awarded under future long-term incentive programs depend on a number of factors, including, but not limited to, the Company’s performance, its goals and objectives, individual performance and the discretion of the Committee. Accordingly, it is not possible to determine at this time the grants that will be awarded to any participant under the 2025 Plan.
In 2024, our board of directors and the Committee approved equity grants under the long-term incentive and director compensation programs. Although the annual grants described in the following table were made under the 2016 Plan, the Committee would likely have granted similar values and types of awards under the 2025 Plan had it been in effect at the time of the grants.

2025 Participants - Name and Position	Dollar Value ($)	Number of Units(1)
Mark J. Tarr, President and Chief Executive Officer	5,425,069	100,678	(2)
Douglas E. Coltharp, Executive Vice President and Chief Financial Officer	1,925,046	35,726	(3)
Patrick Darby, Executive Vice President, General Counsel and Secretary	1,031,316	19,140	(4)
Elissa J. Charbonneau, Chief Medical Officer	456,518	6,223	(5)
Andrew L. Price, Chief Accounting Officer	379,503	5,174	(6)
Executive Group	9,564,021	171,666	(7)
Non-Executive Director Group	1,485,043	17,802	(8)
Non-Executive Officer Employee Group	28,697,971	389,168	(9)
1 The number of performance share units included in this column assume target performance for the three-year objectives. Except as noted below for the Non-Executive Director Group, the number of units granted was based on an assumed option value of $26.13 (Black-Scholes method) and on stock value of $73.37 (20-day average closing price preceding the February 2024 board meeting). All non-option awards are entitled to dividend equivalents that accrue when dividends are paid on our common stock and that are paid or delivered when the award vests and is released. The quarterly dividend paid on our common stock has been $0.17/share since October 2024.
2 Represents 14,789 shares of restricted stock, 41,524 options and 44,365 performance share units.
3 Represents 5,248 shares of restricted stock, 14,735 options and 15,743 performance share units.
4 Represents 2,812 shares of restricted stock, 7,894 options and 8,434 performance share units.
5 Represents 2,489 shares of restricted stock and 3,734 performance share units.
6 Represents 2,069 shares of restricted stock and 3,105 performance share units.
7 Represents 29,297 shares of restricted stock, 64,153 options and 78,216 performance share units.
8 Represents restricted stock units granted based on the close price of our common stock on the grant date.
9 Represents 159,165 shares of restricted stock and 230,003 performance share units.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the approval of the 2025 Omnibus Performance Incentive Plan.

CORPORATE GOVERNANCE AND BOARD STRUCTURE
Corporate Governance
Corporate Governance Guidelines
Our board of directors has developed corporate governance policies and practices in order to help fulfill its responsibilities to stockholders and provide a flexible framework for it to review, evaluate, and oversee the Company’s business operations and management. The board-adopted Corporate Governance Guidelines provide, among other things, that each member of the board will:
•dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;
•comply with the duties and responsibilities set forth in the guidelines and in our Bylaws;
•comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and
•adhere to our Standards of Business Ethics and Conduct, including the policies on conflicts of interest.
Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board for approval.
Code of Ethics
We have adopted the Standards of Business Ethics and Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in periodic reports required to be filed by us;
•compliance with all applicable rules and regulations that apply to us and our employees, officers, and directors;
•prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
•accountability for adherence to the code.
We disclose any amendments to, or waivers from, the code of ethics for executive officers and directors on our website promptly following the date of the amendment or waiver. Upon written request to our corporate secretary, we will also provide a copy of the code of ethics free of charge.
Insider Trading Policy
We have adopted an Insider Trading Policy that applies to all employees, directors and officers, including when acting on behalf of the Company, and is designed to promote compliance with insider trading laws, rules and regulations and the New York Stock Exchange listing standards. The policy also applies to any of our vendors, consultants and contractors with access to material nonpublic information. The policy is available on our website and filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Corporate Website
We maintain a “Corporate Governance” section on our website at https://investor.encompasshealth.com where you can find copies of our principal governance documents, including:
•Certificate of Incorporation and Bylaws;
•Charters of each of the standing committees of our board of directors;
•Standards of Business Ethics and Conduct;
•Corporate Governance Guidelines; and
•Insider Trading Policy.

Board Oversight of the Company’s Risks
We maintain a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks to avoid materially adverse effects on the Company. Our management, including an executive risk committee, is responsible for the design and implementation of the enterprise risk management, or ERM, program. The Audit Committee of the board of directors, pursuant to its charter, is responsible for reviewing and evaluating our policies and procedures relating to risk assessment and management. The full board of directors monitors the ERM program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. Individual committees monitor, by way of regular reports, the material risks that relate to the responsibilities of that committee and report to the full board appropriate information. For example, the Compliance and Quality of Care Committee oversees assessment and management of several risk-related topics, such as cybersecurity, privacy, Medicare claims audits, patient satisfaction data, quality of care data, and compliance program administration. For further discussion of the committee and board oversight of our cybersecurity program, see Item 1C, Cybersecurity, of our Annual Report on Form 10-K for the year ended December 31, 2024.
The Compensation and Human Capital Committee reviews and considers our compensation policies and programs in light of the board of directors’ risk assessment and management responsibilities on an annual basis. In 2024, Mercer (US) Inc. in consultation with our human resources department prepared and presented to the Compensation and Human Capital Committee a risk assessment report that addressed the incentive compensation structure, programs, and processes at the corporate and field operation levels. The assessment included, among other things, a review of pay mix (fixed v. variable, cash v. equity and short v. long-term), performance metrics, target setting, performance measurement practices, pay determination, mitigation practices such as the Compensation Recoupment Policy, and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation and Human Capital Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. Additionally, the Compensation and Human Capital Committee oversees assessment and management of human capital-related risks, such as those involving recruitment, retention, inclusion and diversity, employee engagement, and employment litigation. For further discussion of our human capital management, see Item 1, Business, of our Annual Report on Form 10-K for the year ended December 31, 2024.
Board Oversight of Sustainability Matters
As a healthcare provider, our business model by definition promotes sustainable ends. We serve our patients and communities through customized rehabilitation that exceeds expectations. Our care teams are committed to achieving the best possible outcomes and getting patients back to what matters most. In other words, our goal is to treat our patients’ medical conditions so that they can resume their lives to the greatest extent possible. The commitment we have to caring for our patients extends to our employees, as well as the communities in which we serve. For further detail on our sustainability report, please visit https://investor.encompasshealth.com/resources/investor-faqs/default.aspx. Our website is not and shall not be deemed to be a part of this proxy statement by reference or otherwise incorporated into any other filings we make with the SEC.

In the context of our ERM program, our board has historically overseen those matters commonly referred to as environmental, social and governance, or ESG, matters that are reasonably likely to be material to the Company. Much of that oversight has been delegated to the board’s committees. The board formalized and approved an ESG reporting structure, set out in the table below, and schedule based in large part on the Sustainability Accounting Standards Board, or SASB, standards for healthcare delivery. Given our business model, not all topics below are material to us. Therefore, those topics are not reviewed by the board on a regular basis. However, we monitor changes in our operations, business model, regulatory requirements, and the broader business environment to assess the materiality of the ESG topics over time. The board is committed to monitoring our business as well as the broader concerns of our stockholders to identify changes in the importance of issues we face.

Board Committee	ESG Topic
Compliance and Quality of Care
Quality of Care and Patient Satisfaction*
Patient Privacy and Electronic Health Records*
Employee Health and Safety*
Pricing and Billing Transparency*
Climate Change Impacts on Human Health and Infrastructure*

Audit	Fraud and Unnecessary Procedures* Access for Low-Income Patients* Energy and Waste Management* Management of Controlled Substances* Water Usage Supply Chain Risks
Compensation and Human Capital	Employee Recruitment, Development, and Retention* Inclusion and Diversity Gender Pay Equality Employee Relations Matters (including discrimination and harassment allegations)
Nominating/Corporate Governance	Political Spending Anti-competitive Practices Stockholder Engagement
* Topics from SASB’s Health Care Delivery SAS.

Annual Evaluation of the Performance of the Board and Its Committees
On an annual basis, members of our board complete an evaluation of the performance of the board as well as each committee on which they serve, as required by the Corporate Governance Guidelines. The chair of the Nominating/Corporate Governance Committee oversees the evaluation process and conducts private interviews with the other members of the board as part of the process. The evaluations are intended to assist in determining whether the board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Guidelines and the committee charters, as applicable. The evaluations provide the members of the board and its committees with an opportunity to reflect upon and improve processes and effectiveness. Specific questions also elicit feedback on topics reviewed by the board, including the substance of materials on specific subjects, the time dedicated to various topics, and access to management and external advisors. On a periodic basis, the board obtains the advice and assistance of an outside advisor in performing the evaluation, including conducting private interviews to provide for unattributed feedback. Results are reviewed by the Nominating/Corporate Governance Committee which then shares those results and any follow up recommendations with all members of the board. Each committee also reviews its own members’ evaluation feedback.

Stockholder Engagement and Communications to Directors
We believe that thoughtful stockholder engagement is important, and we have an active engagement program in which we meet regularly with stockholders to discuss our business, strategy, operational initiatives, and corporate governance, as well as other topics of interest to them. Our stockholder engagement efforts allow us to better understand our stockholders’ priorities, perspectives, and concerns, and enable the Company to effectively address issues that matter most to our stockholders. Members of management attend several investor conferences throughout the year. We have participated in the Council of Institutional Investors in order to engage with members of the institutional shareholder community more generally. From time to time, we have hosted investor days in New York City to give a broad base of our stockholders the opportunity to engage in person with members of our senior management. Our board of directors receives regular reports on feedback given by investors to management.
Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-employee director or group of directors may do so by writing to:

ENCOMPASS HEALTH CORPORATION BOARD OF DIRECTORS 9001 LIBERTY PARKWAY BIRMINGHAM, ALABAMA 35242 ATTENTION: [Addressee*]

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.
All written communications will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to our directors. Correspondence appropriately directed to the board that is not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee(s). In the case of communications to the board of directors or any group or committee of directors, sufficient copies of the contents will be made for all of the addressees.

Board Structure and Committees
Board Structure and Meetings
Our business, property, and affairs are managed under the direction of our board of directors. Our Corporate Governance Guidelines provide for an independent director to serve as the non-executive chairman of the board who sets the agenda for, and presides over, board meetings, coordinates the work of the committees of our board of directors, and performs other duties delegated to the chairman by the board. The non-executive chairman also presides over independent sessions generally held at each board meeting. The board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board’s monitoring and evaluation functions. Members of the board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the board and its committees.
Our board met five times during 2024. Each member of the board attended 75% or more of the meetings of the board and the committees on which he or she served during the year. In addition, it is our expectation that each director attend the annual meeting of stockholders. All members of our board attended the annual meeting in 2024.

The board currently has the four standing committees set out in the table below, each of which is governed by a charter and reports its actions and recommendations to the full board. Each committee has the authority to retain, at the expense of the Company, outside advisors, including consultants and legal and accounting advisors. In May 2024, in light of the overlap in responsibilities and membership and to further scheduling flexibility, the board voted to dissolve the Finance Committee and to incorporate responsibilities of the Finance Committee into the Audit Committee’s charter. The following table shows the number of meetings and the membership of each board committee as of December 31, 2024.

	Audit	Compensation and Human Capital	Compliance/ Quality of Care	Nominating/ Corporate Governance
Number of Meetings in 2024:	9	6	4	5
Greg D. Carmichael		X		X
Edward M. Christie III	X
Joan E. Herman		X	X
Leslye G. Katz	X			Chair
Patricia A. Maryland		Chair	X
Kevin J. O’Connor			X	X
Christopher R. Reidy	Chair			X
Nancy M. Schlichting		X	Chair
Mark J. Tarr
Terrance Williams	X
Audit Committee
As noted above, in May 2024, the board of directors integrated the Finance Committee into the Audit Committee and amended the Audit Committee’s charter to incorporate those responsibilities unique to the Finance Committee. The Audit Committee’s purpose, per the terms of its charter, is to assist the board in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, and internal control and compliance practices of the Company as well as the use and development of its financial resources, including financial structure, investment policies and other matters of a financial and investment nature. The specific responsibilities of the Audit Committee are, among others, to:
•assist the board in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;
•appoint, compensate, replace, retain, and oversee the work of our independent auditor;
•at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;
•review and evaluate our quarterly and annual financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of our internal control over financial reporting;
•discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies with management;
•review annually risk exposure topics assigned by the board as well as management’s efforts to monitor and mitigate those exposures;
•review, evaluate, and make recommendations to the board regarding capital structure and proposed changes thereto, including new issuances, purchases, or redemptions of our securities and dividend declarations, plans for allocation and disbursement of capital expenditures, and long-term financial and investment strategy;
•review and evaluate our material environmental and social risk exposures in any areas assigned by the board of directors and the steps management takes to monitor and mitigate exposure;
•discuss policies with respect to risk assessment and risk management; and
•appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting.

The Audit Committee Report appears on page 38 of this proxy statement.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee’s purpose and objectives are to attract and retain high-quality personnel to better ensure the long-term success of the Company and the creation of long-term shareholder value. Accordingly, this committee oversees our compensation and employee benefit objectives, plans and policies and approves, or recommends to the independent members of the board of directors for approval, the individual compensation of our executive officers. This committee also reviews our human capital strategy and management activities, such as employee and management recruiting, retention and development initiatives as well as diversity, equity and inclusion initiatives For further discussion of our human capital management, see Item 1, Business, of our Annual Report on Form 10-K for the year ended December 31, 2024.
The specific responsibilities of this committee are, among others, to:
•review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans and administer those plans as may be required;
•review and approve (or recommend to the board in the case of the Chief Executive Officer) goals and objectives relevant to the compensation of the executive officers and evaluate their performances in light of those goals and objectives;
•determine and approve (together with the other independent directors in the case of the Chief Executive Officer) the compensation levels for the executive officers;
•review and discuss with management the Compensation Discussion and Analysis and recommend inclusion thereof in our annual report or proxy statement;
•review and approve (or recommend to the board in the case of the Chief Executive Officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer;
•review at least annually our management succession plan as it relates to compensation and benefits;
•oversee long-term succession plans for senior management;
•review at least annually compensation and human capital related risk exposures as well as management’s efforts to monitor and mitigate those exposures; and
•review and recommend to the board the compensation for the non-employee members of the board.
The Compensation and Human Capital Committee Report appears on page 39 of this proxy statement.
The committee has engaged Pay Governance as its independent compensation consultant to assist it in its review and evaluation of executive compensation practices. The committee has reviewed the independence of Pay Governance and of each individual employee of the firm with whom it works. Pay Governance does not perform other services for the Company. The committee has determined Pay Governance has no conflict of interest in providing advisory services.
Compliance and Quality of Care Committee
The Compliance and Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance and cyber risk management activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating our compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients. The specific responsibilities of the Compliance and Quality of Care Committee are, among others, to:
•ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;
•appoint and oversee the activities of a chief compliance officer and compliance office with responsibility for developing and implementing our regulatory compliance program;
•oversee the cyber risk management program designed to monitor, mitigate and respond to cyber risks, threats, and incidents, and review periodic reports from the chief information officer, including developments in cyber threat environment and cyber risk mitigation efforts;

•review annually compliance and quality of care related risk exposures as well as management’s efforts to monitor and mitigate those exposures;
•review periodic reports from the chief compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year; and
•review and approve annually the quality of care program and review periodic reports from the chief medical officer regarding our efforts to advance patient safety and quality of care.
Nominating/Corporate Governance Committee
The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:
•oversee the emergency succession plans for the Chief Executive Officer;
•recommend nominees for board membership to be submitted for stockholder vote at each annual meeting, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board;
•review and make recommendations on the size and composition of the board and assist the board in determining the appropriate characteristics, skills and experience for the individual directors and the board as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;
•evaluate annually and make recommendations to the board regarding the composition of each standing committee of the board, the policy with respect to rotation of committee memberships and chairs, and the functioning of the committees;
•review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated, including review of each director’s outside commitments as an employee or director;
•assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member and conduct a prior review of any such transaction;
•review annually risk exposure topics assigned by the board as well as management’s efforts to monitor and mitigate those exposures; and
•develop Corporate Governance Guidelines that are consistent with applicable laws and listing standards, periodically review those guidelines, and recommend to the board any changes the committee deems necessary or advisable.

Board Composition and Director Nomination Process
Board Composition

Our board of directors is almost entirely independent, with Mr. Tarr being the only non-independent member. Additionally, we maintain a beneficial mix of short- and long-tenured directors in order to ensure that fresh perspectives are provided and that experience, continuity, and stability exist on the board. The average tenure of the directors is approximately 6.4 years. Both the board of directors and the Nominating/Corporate Governance Committee believe diversity of skills, perspectives and experiences as represented on the board as a whole, in addition to the primary factors, attributes or qualities discussed below, promote improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating/Corporate Governance Committee considers the distinctive skills, perspectives, and experiences that candidates of various backgrounds, geographic origins, and professional experiences offer in the broader context of the primary evaluation described below. Four of our directors are female, and three of our directors identify as members of underrepresented groups. For a discussion of the individual experiences and qualifications of our board members, please refer to the section entitled “Items of Business Requiring Your Vote - Proposal 1: Election of Directors” in this proxy statement.
Criteria for Board Members
In evaluating the suitability of individual candidates and nominees, the Nominating/Corporate Governance Committee and our board of directors consider relevant factors, including, but not limited to: a general understanding of marketing, finance, information technology and cybersecurity, governmental relations, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, diversity of skills, perspectives and experiences, character, and whether the candidate would satisfy the independence standards of the New York Stock Exchange (the “NYSE”). The Nominating/Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to the board:
•Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.
•Accountability: Candidates should be willing to be accountable for their decisions as directors.
•Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.
•Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality.
•High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.
•Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.
•Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating financial performance.
•Courage: Candidates should possess the courage to express views openly, even in the face of opposition.
The Nominating/Corporate Governance Committee and our board of directors also consider whether each candidate is able to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties. The Corporate Governance Guidelines set out the standards, including a policy on over-boarding, for assessing the ability of each candidate to fulfill his or her duties and responsibilities to the Company. Those standards include specific limitations that (i) directors should not hold more than four outside directorships with publicly-traded companies, provided, if he or she is employed on a full-time basis, then he or she should hold no more than two outside directorships with publicly traded companies; and (ii) members of the Audit Committee should serve on the audit committee of no more than three publicly-traded companies.

Process for Identifying and Evaluating Candidates
The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees. First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board of directors. Second, the committee from time to time uses its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates.
The Nominating/Corporate Governance Committee will consider all candidates duly identified and will evaluate each of them based on the same criteria. The process that will be followed by the committee will include meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating/Corporate Governance Committee, other members of the board and senior management. The committee emphasizes creating a diverse pool of candidates. The candidates recommended for the board’s consideration will be those individuals from that pool who the committee believes will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills, perspectives, and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, information technology and cybersecurity, industry knowledge, governmental relations for a heavily regulated industry, and corporate governance.
Board Succession Planning
The Nominating/Corporate Governance Committee oversees and plans for director succession and refreshment of our board of directors to ensure a mix of skills, perspectives, experience, tenure, and diversity that promote and support our long-term strategy. Historically, the Nominating/Corporate Governance Committee has focused on succession planning issues in advance of the expected departure date for longer-termed directors. Specifically, new directors have been recruited prior to the expected departures to facilitate onboarding and integration of a new director or directors. The board believes the temporary expansion of the board allows for an orderly transition from the legacy board composition to the newly constituted board and for each longer-tenured director to contribute his or her extensive knowledge of, and experience with, the Company to each new director. In connection with director succession planning, the committee engages, from time to time, a search firm to identify director candidates for consideration by the board.
Director Nominees Proposed by Stockholders
The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with our Bylaws, any such nominations must be received by the Nominating/Corporate Governance Committee, c/o the corporate secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders for the 2025 annual meeting. Pursuant to our Bylaws, stockholder nominations for our 2026 annual meeting of stockholders must be received at our principal executive offices on or after January 1, 2026 and not later than January 31, 2026. All stockholder nominations must be sent by mail or courier service and addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary. Other electronic mail and facsimile delivery are not monitored routinely for stockholder submissions or may change from time to time, so timely delivery cannot be ensured.
Stockholder nominations must include the information set forth in Section 3.4 of our Bylaws and be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected. A stockholder providing notice of a nomination must update and supplement the notice so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a nomination for the board of directors should read the entirety of the requirements in Section 3.4 of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com. Shareholders who intend to solicit proxies in support of director nominees other than our board’s nominees must comply with the additional requirement of Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairman determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare to the meeting that the defective nomination will be disregarded.
Finally, our Bylaws provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the board of directors. This reimbursement right is subject to conditions including the board’s determination that reimbursement is consistent with its fiduciary duties. We will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our board if the conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation. If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his or her election to the total votes cast. For additional detail including the conditions to which any potential reimbursement is subject, please read Section 3.4(c) of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com.
Director Independence
The NYSE listing standards require that the Company have a majority of independent directors and provide that no director will qualify as “independent” for these purposes unless the board of directors affirmatively determines that the director has no material relationship with the Company. Additionally, the listing standards set forth a list of relationships and transactions that would prevent a finding of independence if a director or an immediate family member of that director were a party.
On an annual basis, our board of directors undertakes a review of the independence of the nominees. In accordance with the NYSE listing standards, we do not consider a director to be independent unless the board determines (i) the director meets all NYSE independence requirements and (ii) the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Members of the Audit, Compensation and Human Capital, and Nominating/Corporate Governance Committees must also meet applicable independence tests of the NYSE and the SEC. In connection with this determination, each director and executive officer completes a questionnaire which requires disclosure of, among other topics: any transactions or relationships between any director or any member of his or her immediate family and the Company, its subsidiaries or affiliates, its independent registered public accounting firm or any advisors to the Compensation and Human Capital Committee; any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates; and any charitable contributions to not-for-profit organizations for which our directors or immediate family members serve as executive officers. There were no material director-related relationships, transactions or contributions in 2024.
Our board has determined that all nine of our non-employee director nominees are independent in accordance with our Corporate Governance Guidelines and the NYSE listing standards. All of the members of the Audit, Compensation and Human Capital, Nominating/Corporate Governance, and Compliance and Quality of Care Committees satisfy those independence tests. Additionally, our board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” under SEC regulations.

Compensation of Directors
Every year, pursuant to its charter, the Compensation and Human Capital Committee evaluates the compensation of our non-employee directors, including the respective chairperson fees, and recommends any changes it deems advisable to the full board of directors, which is responsible for adopting the final form and amount of non-employee director compensation. As part of its annual review, the Compensation and Human Capital Committee receives comparative peer and industry data and recommendations from its independent compensation consultant, Pay Governance. This peer group is the same one used for executive compensation and discussed on page 45. Recognizing there are timing differences in the data and variability year to year, the Compensation and Human Capital Committee and the board attempt to ensure non-employee director compensation, including chairperson fees, is competitive with the corresponding market median compensation levels. In 2024, based on market pay trends, the comparison to the peer group compensation elements (taking into account the Company’s relative size at the 78th percentile for total revenues), and the length of time since the base director compensation changed, the board increased the annual cash retainer by $10,000 and the annual equity grant by $15,000. Based on the comparisons to the peer group chair fees and the increased time commitment associated with the roles, the board also increased the non-executive chairman fee and the chairperson fee for the Compliance and Quality of Care Committee by $25,000 and $5,000, respectively. Additionally, the terms of our 2016 Omnibus Performance Incentive Plan, approved by our stockholders in 2016, establish a maximum value ($300,000) for both the equity awards granted and the cash fees paid to a non-employee director in a given year. The total of both cannot exceed $600,000.
In 2024, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Greg D. Carmichael	213,077	165,005	7,597	385,679
John W. Chidsey*	33,516	—	28,295	61,811
Edward M. Christie III	106,648	165,005	1,254	272,907
Donald L. Correll*	75,412	—	29,507	104,919
Joan E. Herman	111,676	165,005	27,196	303,877
Leslye G. Katz	126,648	165,005	27,196	318,849
Patricia A. Maryland	119,945	165,005	7,597	292,547
Kevin J. O’Connor	106,648	165,005	3,984	275,637
Christopher R. Reidy	136,648	165,005	4,753	306,406
Nancy M. Schlichting	119,945	165,005	11,542	296,492
Terrance Williams	111,676	165,005	7,597	284,278
_____________________________
* Retired as of the 2024 annual meeting of stockholders.
(1)The amounts reflected in this column are the retainer and chairperson fees earned for service as a director for 2024, regardless of when such fees are paid.
(2)Each non-employee director received an award of restricted stock units, or RSUs, with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation, of $165,005 (1,978 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until after the date the director ends his or her service on the board. As of December 31, 2024, each director held the following aggregate RSU awards: Mr. Carmichael - 13,268, Mr. Christie - 2,992, Ms. Herman - 45,022, Ms. Katz - 45,022, Ms. Maryland - 13,268, Mr. O’Connor - 7,415, Mr. Reidy - 8,660, Ms. Schlichting - 19,569, and Mr. Williams - 13,268. There were no other outstanding stock awards.
(3)The amounts reflected in this column represent the value of additional RSUs granted as dividend equivalents in connection with the payment of dividends on our common stock during 2024 as required by the terms of the original grants.
Effective as of May 2024, our non-employee directors receive an annual base cash retainer of $110,000 paid quarterly. Also effective as of May 2024, we pay the following chairperson fees to compensate for the enhanced responsibilities and time commitments associated with those positions:

Chair Position	Fees Earned or Paid in Cash ($)
Chairman of the Board	150,000
Audit Committee	30,000
Compensation and Human Capital Committee	20,000
Compliance and Quality of Care Committee	20,000
Nominating/Corporate Governance Committee	20,000

Our non-employee directors may elect to defer all or part of their cash fees under our Directors’ Deferred Stock Investment Plan. Elections must be made prior to the beginning of the applicable year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Stock held in the deferred accounts is entitled to any dividends paid on our common stock, which dividends are promptly invested in our common stock by the plan trustee at the market price. Fees deferred under the plan and/or the acquired stock are held in a “rabbi trust” by the plan trustee. Accordingly, the plan is treated as unfunded for federal tax purposes. Amounts deferred and any dividends reinvested under the plan are distributed in the form of our common stock upon termination from board service. As of December 31, 2024, Messrs. Christie and Reidy held 1,419 and 3,581 shares, respectively, under the plan.
In addition, each non-employee member of the board of directors received a grant of restricted stock units valued at approximately $165,000 in 2024. When dividends are paid on our common stock, the directors receive the equivalent in restricted stock units based on the number of restricted stock units held and the value of the stock. The restricted stock units held by each director will be settled in shares of our common stock following the director’s departure from the board.
In furtherance of the goal to align the interests of our management with those of our stockholders, we have equity ownership guidelines for senior management and members of the board of directors. Each non-employee director should own equity equal in value to $550,000 within five years of appointment or election to the board. As of February 13, 2025, all of our non-employee directors with five or more years of service have attained the ownership levels under the guidelines.
Mr. Tarr received no additional compensation for serving on the board.

AUDIT COMMITTEE REPORT
The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, and the performance of the Company’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.
In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:
•reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2024, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission; and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.
The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.
The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2024, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2025.

Audit Committee
Christopher R. Reidy (Chair)
Edward M. Christie III
Leslye G. Katz
Terrance Williams

COMPENSATION AND HUMAN CAPITAL COMMITTEE MATTERS
Scope of Authority
The Compensation and Human Capital Committee acts on behalf of our board of directors to establish the compensation of our executive officers, other than the Chief Executive Officer, and provides oversight of the Company’s compensation philosophy for senior management. The Compensation and Human Capital Committee reviews and recommends to the board for final approval the compensation of the Chief Executive Officer and the non-employee directors. The Compensation and Human Capital Committee also acts as the oversight committee and administrator with respect to our equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the Compensation and Human Capital Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation and Human Capital Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation and Human Capital Committee may also delegate other responsibilities to a subcommittee comprised of no fewer than two of its members, provided that it may not delegate any power or authority required by any applicable law or listing standard to be exercised by the committee as a whole. In addition to its compensation oversight authority, the Compensation and Human Capital Committee reviews our human capital strategy and management activities and oversees assessment and management of human capital-related risks, such as those involving recruitment, retention, inclusion and diversity, employee engagement, and employment litigation.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation and Human Capital Committee is an officer or employee of the Company. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation and Human Capital Committee.
Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation and Human Capital Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation and Human Capital Committee
Patricia A. Maryland (Chair)
Greg D. Carmichael
Joan E. Herman
Nancy Schlichting

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section presents the key components of our executive compensation program. We explain why we compensate our executives in the manner we do and how these philosophies guide the individual compensation decisions for our named executive officers, or “NEOs.” Our 2024 compensation decisions were directed by our board of directors and its Compensation and Human Capital Committee, which we refer to as the “Committee” in this section only. Our NEOs for 2024, whose compensation arrangements are discussed in this proxy statement, are:

Name	Title
Mark J. Tarr	President and Chief Executive Officer
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer
Patrick Darby	Executive Vice President, General Counsel and Secretary
Elissa J. Charbonneau	Chief Medical Officer
Andrew L. Price	Chief Accounting Officer
EXECUTIVE SUMMARY

Strategy and Business Overview
Encompass Health is a leading provider of inpatient rehabilitation healthcare services, offering facility-based patient care through our network of inpatient rehabilitation hospitals. As of February 13, 2025, our national footprint spans 38 states and Puerto Rico and includes 166 hospitals. We are committed to delivering high-quality, cost effective patient care. Our inpatient rehabilitation hospitals offer specialized rehabilitative care across a wide array of diagnoses and deliver comprehensive, high-quality, cost-effective patient care services. The majority of our patients have experienced significant physical and cognitive disabilities or injuries due to medical conditions, such as strokes, hip fractures, and a variety of debilitating neurological conditions, that are generally nondiscretionary in nature and require rehabilitative healthcare services in an inpatient setting. Our teams of highly skilled nurses and physical, occupational, and speech therapists utilize proven technology and clinical protocols with the objective of returning patients to home and work. Patient care is provided by nursing and therapy staff as directed by physician orders while case managers monitor each patient’s progress and provide documentation and oversight of patient status, achievement of goals, discharge planning, and functional outcomes. Our hospitals provide a comprehensive interdisciplinary clinical approach to treatment that leads to a higher level of care and superior outcomes.
We believe we differentiate ourselves from our competitors based on, among other things, the quality of our clinical outcomes, our cost-effectiveness, our financial strength, and our extensive application of technology. We also believe our competitive strengths discussed below give us the ability to adapt and succeed in a healthcare industry facing regulatory uncertainty around attempts to improve outcomes and reduce costs. For additional information regarding our business, refer to Item 1, Business, in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”).
2024 Business Highlights and Recent Track Record
Our clinicians have consistently provided high quality, compassionate care to patients in need of our services. The dedication of our team members allowed us to make significant operational and strategic progress and to generate strong financial results in 2024:

Operational Achievements
✓	Our overall patient discharges and “same store” discharges increased by 8.3% and 5.6%, respectively.
✓	Net operating revenues increased 11.9% over 2023.
✓	Our hospital teams delivered high-quality outcomes in a cost-effective manner.
✓	We entered new markets and enhanced our geographic coverage in existing markets in 2024 by adding six new hospitals (280 beds). We also expanded existing hospitals by 147 beds (inclusive of a new 40-bed satellite hospital).

Quality of Care and Outcomes for Our Patients
✓	We continued to outperform industry averages in the inpatient rehabilitation quality of care measures of discharge to community.
✓	144 of our hospitals hold one or more Joint Commission specialty accreditations in rehabilitation.
✓	We reduced overall nurse and first-year RN turnover by 270 and 127 basis points, respectively.
✓	We continued roll out of in-house hemodialysis capabilities (109 hospitals at year-end).
Operating Performance and Executive Compensation
We utilize performance objectives in our compensation plans which we believe will, over time, lead to enhanced stockholder value. Over the past several years, we established a track record of delivering strong results from operations, and we are proud of our strong 2024 operational and financial performance, broad-based volume growth, and significant advancement of our strategic positioning.
Healthcare is a highly regulated industry. Successful healthcare providers are those able to adapt to changes in the regulatory and operating environments, build strategic relationships across the healthcare continuum, and consistently provide high-quality, cost-effective care. We believe we have the necessary capabilities—change agility, strategic relationships, quality of patient outcomes, cost effectiveness, engaged employees, and ability to capitalize on growth opportunities—to adapt to and succeed in a dynamic, highly regulated industry, and we have a proven track record of doing so.
Overview of Executive Compensation Actions in 2024
For 2024, our board of directors (for actions related to our President and Chief Executive Officer) and the Committee (for all other NEOs) considered the total compensation packages, both in whole and by component, of our NEOs to determine appropriateness in light of our executive compensation philosophy and 2024 anticipated challenges. We took the following actions:

2024 Executive Compensation Actions Summary
Compensation Component	Actions Related to Plans from Prior Years	Actions Related to 2024 Plans
Base Salary	Not applicable	•Increased base salaries of Mr. Darby and Mr. Price to $625,000 and $345,000, respectively
Senior Management Bonus Plan (“SMBP”)	Approved payout of 2023 SMBP awards at 183.6% of target performance
•Modified the Quality/Strategic Objectives Scorecard by increasing the First Year RN Turnover target to 70% of hospitals meeting or exceeding their goal (formerly 60%) and removing Discharge to Skilled Nursing Facility as a metric; weighting of remaining factors were rebalanced

Long-Term Incentive Plan (“LTIP”)	Approved 2022 PSU award payouts based on performance compared to targets for 2022-23 performance period; awards equaled a weighted average of 127.2% of target opportunity	•Expanded PSU performance period to 3 years (from 2 years) •Increased Mr. Tarr’s target LTIP to $5,425,000
Other	Not applicable	•Introduced a limited annual allowance (estimated at approximately $75,000) for Mr. Tarr’s personal use of corporate aircraft
Response to 2024 Say-on-Pay Vote
The Committee believes the 98.0% affirmative vote on our 2024 “say-on-pay” vote indicates that our stockholders support our current executive compensation program’s alignment with our business strategy in the evolving healthcare industry. The expansion of the 2024 PSU performance period to three years emphasizes our continued commitment to long-term performance for stockholders.

EXECUTIVE COMPENSATION PHILOSOPHY

Our Compensation Philosophy	•Provide a competitive rewards program for our senior management that aligns management’s interests with those of our long-term stockholders

•Correlate compensation with corporate, regional and business unit outcomes by recognizing performance with appropriate levels and forms of awards

•Establish financial and operational goals to sustain strong performance over time

•Place 100% of annual cash incentives and a majority of equity incentive awards at risk by directly linking those incentive payments and awards to the Company’s performance

•Provide limited executive benefits to promote individual health, security, and peace of mind
We believe this philosophy will enable us to attract, motivate, and retain talented and engaged executives who will enhance long-term stockholder value.
Pay and Performance

Our executive compensation program is designed to provide a strong correlation between pay and performance. Pay refers to the value of an executive’s total direct compensation, or “TDC.”	Base Salary
+
Annual Cash Incentives
+
Long-Term Equity Incentives
Total Direct Compensation

NEO Target Total Direct Compensation
Named Executive Officer	Base Salary	Target Annual Cash Incentive (% of Base)	Target Long-Term Equity Incentive	Target Total Direct Compensation
Mark J. Tarr	$1,050,000	120%	$5,425,000	$7,735,000
Douglas E. Coltharp	700,000	85%	1,925,000	3,220,000
Patrick Darby	625,000	75%	1,031,250	2,125,000
Elissa J. Charbonneau	415,000	50%	456,500	1,079,000
Andrew L. Price	345,000	50%	379,500	897,000
In 2024, all cash incentive target amounts and a substantial majority of NEO equity award values were dependent on performance measured against predetermined, board- or committee-approved objectives. The graphs below approximately reflect: (i) the portion of our NEOs’ 2024 target TDC that is performance-based and (ii) the time frame (i.e., annual vs. long-term) for our NEOs to realize the value of the various TDC components.

President & Chief Executive Officer (Tarr)
	72.4% Performance Based

Base Pay	Annual Cash Incentive	Options	PSU	RSA
13.6%	16.3%	14.0%	42.1%	14.0%

		70.1% Long-Term

Average for Coltharp and Darby
	64.2% Performance Based

Base Pay	Annual Cash Incentive	Options	PSU	RSA
24.8%	19.9%	11.1%	33.2%	11.1%

		55.4% Long-Term

Average for Charbonneau and Price
	44.6% Performance Based

Base Pay	Annual Cash Incentive	PSU	RSA
38.5%	19.2%	25.4%	16.9%

		42.3% Long-Term
Note: Numbers may not sum to 100% due to rounding.
Other Best Practices
To ensure the Company has strong corporate governance and risk mitigation, the board of directors also adopted the following best practices related to executive compensation:

✓	Annual and long-term incentive plans have capped, maximum award opportunities.	✓	Equity ownership guidelines for senior executives require retention of 50% of net shares at the time of exercise/vest until ownership multiple is met.
✓	Annual and long-term incentive plans are designed with multiple measures of performance.	✓	Insider trading policy expressly prohibits hedging or pledging of our stock by executives and directors.
✓	Annual incentive plan includes financial, quality of care, and workforce retention metrics in support of a sustainable business model.	✓	Supplemental executive benefits or perquisites are substantially limited to a nonqualified 401(k) plan, optional financial planning services, optional executive physical examinations, and a small amount of personal use of corporate aircraft by CEO.
✓	Performance-based long-term incentive awards have three-year performance periods and include relative Total Shareholder Return modifier.	✓	The Committee’s independent consultant, Pay Governance, is retained directly by the Committee and performs no other work for the Company.
✓	Long-term equity awards for senior vice presidents and above provide for continued vesting post-retirement in support of longer range decision making.	✓	Independent sessions are scheduled at every regular meeting of our board and the Committee (no members of management are present at these independent sessions).
✓	Compensation recoupment, or “claw-back,” policy applies to all officers, covers misconduct in some cases where a financial restatement has not occurred, and otherwise complies with NYSE claw-back requirements	✓	Change-of-control compensation arrangements include a “double trigger” requiring generally both a change in control and termination of employment to receive cash benefits and accelerated vesting of equity and do not provide tax gross-ups.

DETERMINATION OF COMPENSATION

Key Participants	Roles and Responsibilities
Compensation and Human Capital Committee	Oversees our compensation and employee benefit and human capital objectives, plans, and policies. Reviews and approves (or recommends for approval of the independent directors of our board in the case of the Chief Executive Officer) the individual compensation of the executive officers. The Committee is comprised solely of four independent directors. Its responsibilities related to the compensation of our NEOs, include:
•review and approve the Company’s compensation programs and policies, including incentive compensation plans and equity-based plans;

•review and approve corporate goals and objectives relevant to the compensation of our NEOs, then (i) evaluate their performance and (ii) determine and approve their base compensation levels and incentive compensation based on this evaluation; and, in the case of our Chief Executive Officer, recommend such compensation to the board for approval.

The Committee receives support from the Chief Human Resources Officer and the human resources staff and also engages its own executive compensation consultant as described below.
Chief Executive Officer	Makes recommendations to the Committee regarding our executive compensation plans and, for all other NEOs, proposes adjustments to base salaries and awards under our annual incentive compensation and long-term equity-based plans, establishes individual objectives, and reviews with the Committee the performance of the other NEOs on their individual objectives.
The Chief Executive and Chief Human Resources Officers regularly attend meetings of the Committee.
Compensation Consultant
The Committee relies on Pay Governance for independent executive compensation advice and support. Pay Governance is retained by, and works directly for, the Committee and attends meetings of the Committee, as requested by the Committee chair. Pay Governance has no decision making authority regarding our executive compensation. Services provided include, among others:

•updates and advice to the Committee on the regulatory environment as it relates to executive compensation matters;
•advice on trends and best practices in executive compensation and executive compensation plan design;
•market data, analysis, evaluation, and advice in support of the Committee’s role; and
•commentary on our executive compensation decisions and disclosures.
Management has separately engaged Mercer (US) Inc. The scope of that engagement includes providing data and analysis on competitive executive and non-executive compensation practices. Mercer data on executive compensation practices was provided to the Committee, subject to review by, and input from, Pay Governance. Mercer also provides a diagnostic tool and support to our assessment of risk related to our compensation practices. Mercer does not directly advise the Committee in determining or recommending the amount or form of executive compensation.
Assessment of Competitive Compensation Practices
The Committee does not employ a strict formula in determining executive compensation. A number of factors are considered in determining executive base salaries, annual incentive opportunities, and long-term incentive awards, including:

✓	the executive’s responsibilities	✓	internal equity within senior management
✓	the executive’s experience	✓	succession plans and business continuity
✓	the executive’s performance	✓	competitive market data
To assess our NEOs’ target TDC, the Committee reviews competitive data from two sources:
•compensation survey data noted below, and
•healthcare peer group data - Pay Governance, at the direction of the Committee, assembles data for a targeted group of healthcare industry peers.
The survey data provides a significant sample size, includes information for management positions below senior executives, and includes companies in healthcare and other industries from which we might recruit for executive positions.

Survey Sources
Mercer Benchmark Database	WTW Executive Compensation Data Bank
Mercer Integrated Health Networks	Radford Global Compensation Database

For decisions made in February 2024, the Committee modified the previously adopted formulaic approach for developing the healthcare peer group by filtering the Russell 3000 index by Global Industry Classification Standard sub-industry codes to include only healthcare services, healthcare facilities, and managed healthcare, with revenues between 40% (formerly 33%) and 300% of Encompass Health’s and predominately operating in the continental United States. Increasing the threshold provides greater comparability and anticipates reduced year-over year peer volatility, while providing for a sufficiently-sized peer group.

2024 Healthcare Peer Group
s	Acadia Healthcare	s	Chemed	s	Pediatrix Medical Group
s	Agilon health	s	Community Health Systems	s	Quest Diagnostics
s	Amedisys	s	Cross Country Healthcare	s	R1 RCM
s	AMN Healthcare	s	DaVita	s	Select Medical Holdings
s	Aveanna Healthcare Holdings	s	Ensign Group	s	Surgery Partners
s	Brookdale Senior Living	s	ModivCare
s	Cano Health	s	Option Care Health
Note: Clover Health and Oak Street Health were removed from the prior year’s group. No new peers were added for 2024.
The Committee reviews competitive data on base salary levels, annual incentives, and long-term incentives for each executive and the NEO group as a whole. In preparation for 2024 compensation decisions, the Committee reviewed total direct compensation opportunities for our NEOs. Referencing the 50th and 75th percentiles of both the Mercer survey data and the healthcare peer group data, as well as the assessment factors discussed above, the Committee determined the aggregate target TDC for the NEOs was within the competitive range. It is important to note the Committee, with input from its advisor, recognizes the benchmark data changes from year to year, so the comparison against those benchmarks places emphasis on sustained compensation trends to avoid short-term anomalies. In general, the Committee views compensation 15% above or below the 50th percentile to be within a competitive range given year to year variability in the data and also considers our size relative to the companies in the healthcare peer group and implications for compensation (Encompass Health’s revenues were at the 78th percentile at the time of the Committee’s review). Each NEO’s 2024 TDC fell between the 50th and the 75th percentiles of the peer group.
The Committee has considered the appropriate competitive target range to attract and retain the kind of executive talent necessary to successfully achieve our strategic objectives. The Committee’s objective is to establish target performance goals that will result in strong performance by the Company. Executives may achieve higher actual compensation for exceptional performance relative to these target performance goals and below-median levels of compensation for performance that is not as strong as expected.

ELEMENTS OF EXECUTIVE COMPENSATION

Elements of Annual Total Rewards at a Glance
Total Reward Component	Purpose	2024 Actions
Base Salary	Provide our executives with a competitive level of regular income.	Increased base salaries of Mr. Darby and Mr. Price to $625,000 and $345,000, respectively.
Annual Incentives	Intended to drive Company performance while focusing on annual objectives.
Modified the Quality/Strategic Objectives Scorecard: increased First Year RN Turnover target to 70% of hospitals meeting or exceeding their goal and removed Discharge to Skilled Nursing Facility as a metric.

Long-Term Incentives	Intended to focus executive attention on longer-term strength of the business and align their interests with our stockholders.	Lengthened the PSU performance period to 3 years and increased Mr. Tarr’s target LTIP to $5,425,000.
Health and Welfare Benefits	Provide our executives with programs that promote health and financial security.	No changes.
Other Benefits and Perquisites	Encourage supplemental tax deferral savings beyond 401(k) limitations and promote health awareness and personal safety.	Introduced limited annual allowance (estimated at approximately $75,000) for Mr. Tarr’s personal use of corporate aircraft.
Change in Control and Severance	Provide business continuity during periods of transition.	No changes.

The primary elements of our executive compensation program are:

Base Salary	+	Annual Cash Incentives	+	Long-Term Equity Incentives
Base Salary
We provide executives and other employees with base salaries to compensate them with regular income at competitive levels. Base salary considerations include the factors listed under “Assessment of Competitive Compensation Practices” above.
The base salaries of our NEOs are reviewed annually. As a result of the 2024 review, the salaries for Mr. Darby and Mr. Price were increased to $625,000 and $345,000, respectively. Mr. Darby’s increase of $75,000 reflects the expansion of his responsibilities to include Government Affairs and Reimbursement and the recognition of his outsized role on the executive leadership team. Mr. Price’s increase of $10,000 to address his level of experience. The salaries for the remaining NEOs were determined to be appropriate and competitive and maintained at 2023 levels.

Annual Base Salaries as of 12/31/2024
Mark J. Tarr	President and Chief Executive Officer	$1,050,000
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	700,000
Patrick Darby	Executive Vice President, General Counsel and Secretary	625,000
Elissa J. Charbonneau	Chief Medical Officer	415,000
Andrew L. Price	Chief Accounting Officer	345,000
Annual Incentives
Plan Objectives and Structure
The 2024 Senior Management Bonus Plan, or “SMBP,” was designed to incentivize and reward our NEOs and others for annual performance as measured against predetermined corporate quantitative objectives intended to improve the Company’s performance and promote stockholder value. For 2024, the Committee retained the corporate quantitative objectives of Adjusted EBITDA1 and the Quality/Strategic Objectives Scorecard2. The Quality/Strategic Objectives Scorecard approach provides the flexibility to adjust the non-financial metrics year over year as our business and the healthcare operating environment change. Achievement of each of the Quality/Strategic Objectives Scorecard metrics is measured by the percentage of hospitals meeting or exceeding their goals. Hospital-specific goals are established for each metric based on prior performance and relative performance to other hospitals. The Committee increased the weighting of the First Year RN Turnover metric while removing Discharge to Skilled Nursing Facility metric.

2024 SMBP Quantitative Objectives
		Award Range
		Not Eligible	Threshold	Target	Maximum
Objective		0%	50%	100%	200%
Adjusted EBITDA		< $966,795,000	$966,795,000	$1,045,184,000	> $1,123,573,000

Quality/Strategic Objectives Scorecard Sub-Objective	Sub-Weight	% of Hospitals Meeting or Beating Hospital-Specific Goal
Discharge to Community	35%	<60%	60%	70%	80%
Acute Transfer	15%	<60%	60%	70%	80%
Patient Satisfaction	30%	<60%	60%	70%	80%
First Year RN Turnover	20%	<60%	60%	70%	80%
To reward exceptional performance, the NEOs have the opportunity to receive a maximum payout in the event actual results reach a predetermined level for each objective. Conversely, if attained results are less than threshold for a component of the corporate or regional quantitative objectives, then no payout for that component of the quantitative objectives occurs. It is important to note the following:
•performance measures can be achieved independently of each other; and
•as results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels shown in the table above.

Base Salary	X	Annual Target Cash Incentive Opportunity	X	Sum of the products of (weighting %) X (performance as % of target) for each applicable metric	=	SMBP Payout

The structure of the 2024 SMBP emphasizes company performance. The Committee, and the board of directors in the case of our President and Chief Executive Officer, has the authority to recognize significant individual achievement or underperformance by modifying a final SMBP award up or down; however, no SMBP payout may exceed 200% of target. There were no modifications to the final awards under the 2024 SMBP.

1 For purposes of the 2024 SMBP, Adjusted EBITDA on a consolidated basis is the same as the measure described in the 2024 Form 10-K, and the results for SMBP purposes may be adjusted further for certain unusual or nonrecurring unbudgeted items. The Committee has established in advance the following five categories of adjustments for these unusual or nonrecurring unbudgeted items: acquisitions and divestitures, capital structure changes, litigation expenses and settlements, material legislative changes, and public health emergencies. The Committee believes these pre-approved categories, along with the application of the same GAAP standards to the calculation of a metric during the life of the award, help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives and disincentives associated with the accounting treatment for or impacts of unbudgeted, discretionary transactions. For 2024, the only adjustments for unbudgeted items were to add back (i) the amount of increased noncontrolling interest expense resulting from the contribution of a hospital to a joint venture ($3.2 million), and (ii) the foregone interest income from using cash on hand to fund senior notes redemptions ($1.1 million). Adjusted EBITDA is discussed in more detail, including reconciliations to corresponding GAAP financial measures, in Appendix A to this proxy statement.
2 The Quality/Strategic Objectives Scorecard is a compilation of quality and strategic metrics that track patient satisfaction, patient discharge status, and first year registered nurse (RN) turnover by hospital. Patient Satisfaction results are derived by NRC Health through their Customer Intelligence Platform, a standardized survey of hospital patients. Patient discharge statuses and first year RN turnover are tracked via internal systems.

Establishing the Target Cash Incentive Opportunity
Under the SMBP, the Committee approves a target cash incentive opportunity for each NEO, based upon a percentage of his or her base salary, “Target Cash Incentive Opportunity as a % of Salary” in the table below. This target cash incentive opportunity is established as a result of the Committee’s “Assessment of Competitive Compensation Practices” described above. The Committee also assigns relative weightings (as a percentage of total cash incentive opportunity) to the objectives as noted below.

2024 Senior Management Bonus Plan Weightings
Named Executive Officer	Target Cash Incentive Opportunity as a % of Salary	Consolidated Adjusted EBITDA	Quality/Strategic Objectives Scorecard
Mark J. Tarr	120%	70%	30%
Douglas E. Coltharp	85%	70%	30%
Patrick Darby	75%	70%	30%
Elissa J. Charbonneau	50%	70%	30%
Andrew L. Price	50%	70%	30%
Assessing and Rewarding 2024 Achievement of Objectives
After the close of the year, the Committee assesses performance against the quantitative objectives to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each objective. Actual 2024 Plan results for the quantitative objectives were as follows:

2024 Adjusted EBITDA Results
Objective	Target	Result	% of Target Metric Achievement
Adjusted EBITDA	$1,045,184,000	$1,107,786,000[3]	179.9%

2024 Quality/Strategic Objectives Scorecard Results
Objective	% of Target Metric Achievement		Weight	Weighted Metric Achievement
Discharge to Community	200.0%		35.0%	70.00%
Acute Transfer	181.0%		15.0%	27.15%
Patient Satisfaction	156.0%		30.0%	46.80%
First Year RN Turnover	—%	*	20.0%	—%
Combined			100%	144.0%
* Below threshold

2024 Senior Management Bonus Plan Awards - Calculated Actual
Named Executive Officer	Adjusted EBITDA	Quality/Strategic Objectives Scorecard	Total Payout	Result as % of Target
Mark J. Tarr	$1,586,718	$544,320	$2,131,038	169.1%
Douglas E. Coltharp	749,284	257,040	1,006,324	169.1%
Patrick Darby	590,297	202,500	792,797	169.1%
Elissa J. Charbonneau	261,305	89,640	350,945	169.1%
Andrew L. Price	217,229	74,520	291,749	169.1%
3 Publicly reported financial results included Adjusted EBITDA of $1,103.7 million for 2024.

Long-Term Incentives

Plan Objectives and Structure
To further align the interests of management and stockholders, a significant portion of each NEO’s total direct compensation is in the form of long-term equity awards. We believe such awards promote strategic and operational decisions that align the long-term interests of management and the stockholders and help retain executives. In support of our performance-driven total compensation philosophy, earned equity values are driven by stock price and financial and operational performance. All of the annual grants vest over three years. Participants must remain employed for three years to receive the entirety of the awards or, in the case of senior vice presidents and above (including our NEOs), have retired and satisfied the “good leaver” requirements described on page 61.
For 2024, our equity incentive plan provided participants at all officer levels with the opportunity to earn performance-based restricted stock, or “PSUs,” time-based restricted stock, or “RSAs,” and, for the Chief Executive Officer and the Executive Vice Presidents, stock options. The Committee believes these awards align all levels of management with stockholders and place a significant portion of TDC at risk. RSAs are included to enhance retention incentives. The only change in target award opportunities in 2024 was to Mr. Tarr’s. Our board of directors approved, at the recommendation of the Committee and in recognition of Mr. Tarr’s performance, an increase from $5,170,000 to $5,425,000.
The following table summarizes the 2024 target equity award opportunity levels and forms of equity compensation for each of our NEOs as approved by the Committee and board. These amounts differ from the equity award values reported in the Summary Compensation Table on page 56 due to the utilization of a 20-day average stock price to determine the number of shares granted as opposed to the grant date values used for accounting and reporting purposes.

2024 Equity Incentive Plan Structure
Named Executive Officer	Total Target Equity Award Opportunity	Options as % of the Award	PSUs as a % of the Award	RSAs as a % of the Award
Mark J. Tarr	$5,425,000	20%	60%	20%
Douglas E. Coltharp	1,925,000	20%	60%	20%
Patrick Darby	1,031,250	20%	60%	20%
Elissa J. Charbonneau	456,500	—%	60%	40%
Andrew L. Price	379,500	—%	60%	40%
PSU Awards in 2024
The Committee determined that performance-based vesting conditions for the majority of restricted stock granted to NEOs are appropriate to further align executives with the interests of stockholders and promote specific performance objectives while facilitating executive stock ownership. Under our equity incentive plan, PSUs entitle the recipients to receive a predetermined range of shares of common stock upon achievement of specified performance objectives. PSU awards do not provide for voting rights unless and until shares are earned and issued after the measurement period. For the 2024 PSU awards, the number of shares earned will be determined at the end of a three-year performance period. Dividends accrue and are only paid on shares issued after completion of the measurement period.

PSUs are earned and vest based on the level of achievement of Normalized Earnings Per Share4 (“EPS”) and Return on Invested Capital5 (“ROIC”). The weighting of these metrics are outlined above. The Committee chose these metrics because the Committee believes they directly align with our stockholders’ interests.
The 2024 PSU awards to senior vice presidents and above (including all NEOs) have a three-year relative total shareholder return (“TSR”) modifier applied to both the EPS and ROIC performance metrics. For this modifier, our TSR is ranked within a group of companies that are included in both the S&P Health Care Services Select Industry Index and the S&P 1500 Index. If our TSR is at the 75th percentile or above of the TSRs of the companies in that group, the number of shares earned from the achievement of the financial metrics will be multiplied by 1.25, not to exceed the existing 200% of target achievement cap. Conversely, if our TSR is at the 25th percentile or lower of the TSRs of the companies in that group, the number of shares earned from the achievement of the financial metrics will be multiplied by 0.75. If the Company’s TSR is at the 50th percentile, there is no change in the number of shares earned. Other TSRs falling between the 25th and 75th percentiles will result in an interpolated modifier.
It is important to note:
•Management provides a report to the Committee that sets out the calculations of the actual results and engages an accounting firm to produce a report on the accuracy of the calculations;
•if results attained are less than the threshold, then no restricted shares are earned for that performance measure in that performance period; and
•as results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels.
Summary of 2023 PSU Award Results
The 2023 PSU awards completed their EPS and ROIC performance period on December 31, 2024. The EPS and ROIC objectives had the following achievement levels:

Objective	Target	Result[6]	Target Metric Achievement	Weight	Weighted Metric Achievement
EPS	$6.56	$8.11	194.5%	60%	116.7%
ROIC	9.39%	11.03%	200.0%	40%	80.0%
Combined				100%	196.7%
The 2023 PSU awards held by our NEOs remain subject to the three-year relative TSR modifier. These achievement levels will be adjusted as described above based on that modifier as of December 31, 2025.
4 For purposes of 2024 PSUs, normalized EPS is calculated on a weighted-average diluted shares outstanding basis by adjusting net income from continuing operations attributable to Encompass Health for the normalization of income tax expense, fair value adjustments to the value of marketable securities, and certain unusual or nonrecurring unbudgeted items. The Committee has established in advance the following five categories for these unusual or nonrecurring unbudgeted items for Committee consideration: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, material legislative changes, and public health emergencies. The Committee believes these pre-approved categories, along with the application of the same GAAP standards to the calculation of a metric during the life of the award, help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives or disincentives associated with the accounting treatment for unbudgeted, discretionary transactions. For the 2023 EPS performance period ended December 31, 2024, those unbudgeted items included divestitures (Eau Claire, WI and Augusta, GA), net debt redemptions, a real estate lease buyout, and CON accelerated amortization, for which the net adjustment to normalize EPS was an increase of $0.05/share. The diluted share count for LTIP purposes includes, as is the case in our 2024 Form 10-K, the shares associated with restricted stock awards, performance share units, restricted stock units, and dilutive stock options but does not include the impact of stock repurchases, if any. The calculation of normalized earnings per share differs from that of basic and diluted earnings per share and adjusted earnings per share used in our earnings releases and publicly available financial guidance. We believe the calculation for compensation purposes for the associated performance period more accurately represents those matters within the control of management compared to that used in communications with the market.

5 For purposes of 2024 PSUs, ROIC is defined as the three-year average net operating profit after taxes (“NOPAT”) divided by the average invested capital as of December 31, 2023, 2024, 2025, and 2026. Invested capital is calculated as total assets less deferred tax assets, assets from discontinued operations, current liabilities, long-term operating lease liabilities, noncontrolling interests and redeemable noncontrolling interests plus current portion of long-term debt. NOPAT is defined as income from continuing operations attributable to Encompass Health common shareholders, excluding interest expense, fair value adjustments to the value of marketable securities, and loss on early extinguishment of debt, as adjusted for a normalized income tax expense. Both the numerator and the denominator are adjusted based on applicable items from the five categories for these unusual or nonrecurring unbudgeted items described above. For the 2023 ROIC performance period ended December 31, 2024, those unbudgeted items included divestitures, net debt redemptions, a real estate lease buyout, common stock repurchases, and CON accelerated amortization, for which the average annual net adjustment to NOPAT was an increase of $3.1 million and the net adjustments to the invested capital amounts at year end 2023 and 2024 were a decrease of $16.9 million and an increase of $227.5 million, respectively.

6 Publicly reported financial results do not otherwise include the normalized EPS or ROIC metrics.

Time-Based Restricted Stock Awards in 2024
The Committee believes the portion of the 2024 award value denominated in RSAs provides retention incentives to our executives and facilitates stock ownership, which further links executives to our stockholders. Under our equity incentive plan, NEOs may be granted RSAs which entitle them to receive a predetermined number of restricted shares upon completion of a specified service period. The 2024 RSA awards vest ratably in equal annual increments over three years from the award date. The recipients of RSA awards have rights to vote and receive dividends. Dividends accrue when paid on outstanding shares, but the holders of RSAs will not receive the cash payments related to these accrued dividends until the associated restricted shares vest.
Stock Option Awards in 2024
The Committee believes nonqualified stock options also are an appropriate means to align the interests of our most senior executives with our stockholders since they provide an incentive to grow stock price. Each vested stock option permits the holder, for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. The 2024 options awards vest ratably in equal annual increments over three years from the award date. The number of options awarded equaled 20% of the total target equity award opportunity approved for the related officer divided by the individual option value determined using the Black-Scholes valuation model.
Equity Award Timing
Our long-standing practice is to have the independent members on our board of directors approve, based on recommendations of the Committee, equity awards for management at the February board meeting which is the first scheduled meeting each year and allows time to review and consider our prior year performance. The number of shares of common stock underlying the PSU, RSA, and stock option awards is determined using the average closing price for our common stock over the 20-day trading period preceding the February board meeting at which the awards are approved. The averaging of prices mitigates the risk of unintended consequences of using a single closing price that may reflect an anomalous price swing on that day. Of note, we customarily issue our fourth quarter earnings release well before the annual stock award grant at the February meeting of the board. The strike price for the stock option awards is set at the closing price on the second trading day after the filing of our Form 10-K, which is also the date of issuance. This timing for the pricing and issuance of stock options allows for the exercise price to reflect a broad dissemination of our financial results from the prior year and other material nonpublic information that may be included in the Form 10-K. Other than timing the establishment of the strike price for options to follow the release of our next annual or quarterly report, our board of directors and the Committee has not taken material nonpublic information into account in the schedule for granting awards in 2024. Likewise, in 2024, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Executive Compensation Program Changes for 2025
For Mr. Tarr, the Board approved, in recognition of his performance and an increase in the peer group median pay, an increase in base salary from $1,050,000 to $1,100,000; an increase in SMBP target from 120% to 135% of base salary; and an increase in LTIP target from $5,425,000 to $6,000,000.
For Mr. Coltharp, the Committee approved an increase in base salary from $700,000 to $750,000; an increase in SMBP target from 85% to 100% of base salary; and an increase in LTIP target from 275% to 300% of base salary to better align the various components of compensation and total direct compensation to market while recognizing Mr. Coltharp’s leadership responsibilities and promoting retention.
For Mr. Darby, the Committee approved an increase in SMBP target from 75% to 80% of base salary and an increase in LTIP target from 165% to 175% of base salary to better align the various components of compensation and total direct compensation to market, and to recognize Mr. Darby’s additional functional responsibilities.
For Dr. Charbonneau, the Committee approved an increase in base salary from $415,000 to $435,000 and an increase in SMBP target from 50% to 60% of base salary to better align the various components of compensation and total direct compensation to market.
For 2025, a new financial advisory service is available to our senior vice presidents and above at no cost to the executive. As of February 13, 2025, none of our NEOs have elected to make use of this service.

Benefits
In 2024, our NEOs were eligible for the same benefits offered to other employees, including medical and dental coverage. NEOs are also eligible to participate in a qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service. In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a nonqualified deferred compensation plan that closely mirrors the current qualified 401(k) plan. Other than the nonqualified deferred compensation plan referenced here, we did not provide our executives with compensation in the form of a pension plan or a retirement plan.
Perquisite Practices
In general, we do not believe significant personal benefits are necessary for us to attract and retain executive talent. We do not provide tax payment reimbursements, gross ups, or any other tax payments to any of our executive officers. We do offer to pay for optional executive physical examinations (historically at a cost of less than $3,000 each) that we believe encourage proactive health management by our executives, which in turn benefits the business. We also offer reimbursement of relocation expenses when a senior officer is asked to move for business purposes. On occasion, there may be incidental perquisites arising from important business activities that have, in part, a direct or indirect personal benefit for the executives involved, such as entertainment associated with stockholder engagement or employee retreat functions. Additionally, from time to time, officers and directors may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no material incremental cost to us.
Beginning in 2024, our board of directors granted Mr. Tarr a limited annual allowance for personal aircraft usage for security and flexibility purposes. The estimated allowance for 2024 was approximately $75,000 and will be approximately $100,000 for 2025.
OTHER COMPENSATION POLICIES & PRACTICES

Equity Ownership Guidelines for Management and Non-Employee Directors
To further align the interests of our management with those of our stockholders, we have adopted equity ownership guidelines for senior management and members of our board of directors. Executive officers and outside directors have five years to reach their ownership level and upon each tax recognition or option exercise event, a covered officer must hold at least 50% of the after-tax value of the related equity award until ownership levels are achieved. Equity grants to our non-employee directors must be held until the director leaves the board. For purposes of determining ownership guideline compliance, “ownership” includes the value of shares owned, unvested restricted stock or units, and measured performance-based restricted stock. In 2024, the board increased our non-employee director holding requirement from $500,000 to $550,000 in response to the increase in the annual cash retainer. All of our NEOs and non-employee directors with five or more years of service have attained the ownership levels under the guidelines and all of our NEOs and non-employee directors with less than five years of tenure are on track to meet the guidelines. Outlined in the table below were the ownership guidelines for 2024:

Position	Required Value of Equity Owned
Chief Executive Officer	5 times annual base salary
Executive Vice President	3 times annual base salary
other executive officer	1.5 times annual base salary
outside director	$550,000*
* Increased from $500,000 in May 2024.

Compensation Recoupment Policy
In July 2023, our board of directors amended and supplemented our existing compensation recoupment policy, which is an exhibit to our 2024 Form 10-K. The amended policy includes new provisions described below that are specifically applicable to current and former executive officers. The amended policy also delegates administration of the policy to the Compensation and Human Capital Committee.
The policy still provides that if it is determined that any fraud, illegal conduct, intentional misconduct, or gross neglect by any officer was a significant contributing factor to our having to restate all or a portion of our financial statements, the Company may:
•require reimbursement of any incentive compensation paid to that officer,
•cause the cancellation of that officer’s restricted or deferred stock awards and outstanding stock options, and
•require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards, if and to the extent (i) the amount of that compensation was calculated based upon the achievement of the financial results that were subsequently reduced due to that restatement and (ii) the amount of the compensation that would have been awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.
Additionally, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the Committee determines the action caused substantial harm to the Company, the Committee may, in its sole discretion, utilize the remedies described above.
The 2023 amendments require, in the event of a financial restatement, recoupment of any incentive-based compensation paid to current and former executive officers in the prior three fiscal years. The policy defines “financial restatement” to include any required accounting restatement to correct an error in previously issued financial statements that is material to those statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The required recoupment applies to incentive compensation relating to financial report measures, such as EBITDA, EPS, ROIC and relative TSR, to the extent that such compensation exceeds the amount of the compensation that would have been awarded to that executive officer had the financial measures been properly reported initially. The Committee may only elect not to seek recoupment in very limited circumstances, including where there is a determination that such recovery would be impracticable and the amounts paid to a third party to assist in enforcing the policy would exceed the amount to be recovered.

Anti-Hedging Policy
The Company prohibits executive officers and directors from pledging our securities as collateral, including as part of a margin account. The Company also prohibits the following transactions for all employees and directors:
•short-term trading of our securities,
•short sales of our securities, and
•hedging or monetization transactions, such as zero-cost collars and forward sale contracts.
Severance Arrangements
It is not our common practice to enter into individual employment agreements with our senior executives. To provide our senior executives with competitive levels of certainty as a retention tool, potential benefits are provided to our senior executives under our change of control and severance plans. The Committee determined the value of benefits were reasonable, appropriate, and competitive with our healthcare provider peer group. As a condition to receipt of any payment or benefits under either plan, participating employees must enter into a restrictive covenant agreement. The duration of the restrictive covenants would be equal to the benefit continuation periods described below for each plan. Payments made under either plan are explicitly subject to the Compensation Recoupment Policy described above. As a matter of policy, payments under either plan do not include “gross ups” for taxes payable on amounts paid. Definitions of “cause,” “retirement,” “change in control,” and “good reason” are provided on page 61.
Executive Severance Plan
The goal of the Executive Severance Plan is to help retain qualified, senior officers whose employment is subject to termination under circumstances beyond their control. Our NEOs are participants in the plan, which is an exhibit to our 2024 Form 10-K. Under the plan, if a participant’s employment is terminated by the participant for good reason or by Encompass Health other than for cause (as defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. Voluntary retirement, death, and disability are not payment triggering events. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with healthcare industry market data from the Committee’s and management’s consultants.
The cash severance payment for participants is the multiple (shown in the table below) of annual base salary in effect at the time of the event plus any accrued, but unused, paid time off, and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participants and their dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of time set forth in the following table.

Position	Severance as Multiple of Annual Base Salary	Benefit Plan Continuation Period
Chief Executive Officer	3x	36 months
Executive Vice Presidents	2x	24 months
other executive officers	1x	12 months
Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with Encompass Health. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us.
Upon termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.
Change in Control Benefits Plan
The goal of the Change in Control Benefits Plan is to help retain certain qualified senior officers, maintain a stable work environment, and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions. Our NEOs and other officers are participants in the plan, which is an exhibit to our 2024 Form 10-K. The terms of the plan, including the definition of a change in control event, were reviewed and determined to be consistent with healthcare industry market data from the Committee’s and management’s consultants. The plan includes a “double trigger” for the vesting of equity in the event of a change in control for all future awards to executives. The plan is reviewed annually for market competitiveness but no material benefit changes have been made since 2014.
Under the Change in Control Benefits Plan, participants are divided into tiers as designated by the Committee. The President and Chief Executive Officer and the current Executive Vice Presidents are Tier 1 participants; the Chief Medical Officer and Chief Accounting Officer are Tier 2 participants. Any person named as an Executive Vice President in the future will participate at the Tier 2 level.
If a participant’s employment is terminated within 24 months following a change in control or during a potential change in control, either by the participant for good reason (as defined in the plan) or by Encompass Health without cause, then the participant shall receive a lump sum severance payment. Voluntary retirement is not a payment triggering event. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and 2.0 times, respectively, the sum of the highest base salary in the prior three years and the average of actual annual incentives for the prior three years for the participant, plus a prorated annual incentive award for any incomplete performance period. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants.
If a change in control occurs as defined in the plan, outstanding equity awards vest as follows:

Stock Options	Restricted Stock
Outstanding options will only vest if the participant is terminated without cause or leaves for good reason within 24 months of a change in control or if not assumed or substituted and, for Tier 1 and 2 participants, all options will remain exercisable for three and two years, respectively.	Restricted stock will only vest if the participant is terminated without cause or leaves for good reason within 24 months of a change in control or if not assumed or substituted.
Note: For performance-based restricted stock, the Committee will determine the extent to which the performance goals have been met and vesting of the resulting restricted stock will only accelerate as provided above.

The Committee has the authority to cancel an award in exchange for a cash payment in an amount equal to the excess of the fair market value of the same number of shares of the common stock subject to the award immediately prior to the change in control over the aggregate exercise or base price (if any) of the award.

Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally limits to $1 million per year income tax deductions available to publicly held corporations for compensation paid in years beginning after December 31, 2017 to the corporation’s CEO, CFO, certain other NEOs, and certain former NEOs (each a “Covered Executive”). As a result, most compensation in excess of $1 million paid to our Covered Executives is not deductible.
The Compensation Committee has considered the effect of Section 162(m) on the Company’s executive compensation program. The Compensation Committee exercises discretion in setting base salaries, structuring incentive compensation awards and in determining payments in relation to levels of achievement of performance goals. The Compensation Committee believes that the total compensation program for Covered Executives should be managed in accordance with the objectives outlined in the Company’s compensation philosophy and in the best overall interests of the Company’s stockholders. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations for deductibility under Section 162(m).

Summary Compensation Table
The table below shows the compensation of our named executive officers for services in all capacities in 2024, 2023, and 2022. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 40. The Company had no employment agreements or other compensation arrangements in effect with its NEOs in 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark J. Tarr	2024	1,050,000	—	4,856,982	1,085,288	2,131,038	178,621	9,301,929
President and Chief Executive Officer	2023	1,050,000	—	4,453,885	951,957	2,313,612	66,922	8,836,376
	2022	1,050,000	—	4,357,861	1,055,281	1,180,721	92,106	7,735,969
Douglas E. Coltharp	2024	700,000	—	1,723,516	385,120	1,006,324	53,776	3,868,736
Executive Vice President and Chief Financial Officer	2023	700,000	—	3,565,288	354,450	1,092,539	38,093	5,750,370
	2022	700,000	—	1,622,714	392,936	569,773	48,375	3,333,798
Patrick Darby	2024	625,000	—	923,376	206,321	792,797	11,500	2,558,994
Executive Vice President, General Counsel and Secretary	2023	550,000	—	1,681,318	167,109	757,433	11,250	3,167,110
	2022	550,000	—	764,986	185,248	395,010	10,250	1,905,494
Elissa J. Charbonneau	2024	415,000	—	501,762	—	350,945	23,880	1,291,587
Chief Medical Officer	2023	415,000	—	483,789	—	381,012	18,411	1,298,212
	2022	415,000	—	481,065	—	198,702	16,763	1,111,530
Andrew L. Price	2024	345,000	—	417,186	—	291,749	19,577	1,073,512
Chief Accounting Officer	2023	335,000	—	443,806	—	307,564	14,862	1,101,232
	2022	335,000	—	388,323	—	160,398	20,755	904,476
_____________________________
(1)The stock awards for each year consist of performance-based restricted stock, or “PSUs,” and time-based restricted stock, or “RSAs,” as part of the long-term incentive plan for the given year. The amounts shown in this column are the grant date fair values computed in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC 718”), assuming the most probable outcome of the performance conditions as of the grant dates (i.e., target performance). All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 14, Share-Based Payments, to the consolidated financial statements in our 2024 Form 10-K.
The values of the PSU awards at the varying performance levels for our current NEOs are set forth in the table below. The threshold number also assumes relative TSR modifier, explained on page 50, at the lowest level (0.75x based on a TSR at or below the 75th percentile).

Name	Year	Threshold Performance Value ($)	Target Performance Value ($)	Maximum Performance Value ($)
Mark J. Tarr	2024	1,406,981	3,751,948	7,503,896
	2023	1,286,158	3,429,640	6,859,281
	2022	1,634,207	3,268,413	6,536,826
Douglas E. Coltharp	2024	499,270	1,331,386	2,662,772
	2023	478,912	1,277,052	2,554,105
	2022	608,518	1,217,036	2,434,072
Patrick Darby	2024	267,474	713,263	1,426,526
	2023	225,798	602,037	1,204,074
	2022	286,870	573,740	1,147,480
Elissa J. Charbonneau	2024	118,419	315,784	631,568
	2023	113,612	302,853	605,706
	2022	144,306	288,612	577,224
Andrew L. Price	2024	98,471	262,590	525,180
	2023	104,235	277,848	555,695
	2022	116,497	232,994	465,988

(2)The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718 as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 14, Share-Based Payments, to the consolidated financial statements in our 2024 Form 10-K.
(3)The amounts shown in this column are bonuses earned under our senior management bonus plan in the corresponding year but paid in the first quarter of the following year.

(4)The items reported in this column for 2024 are described in the table below. Mr. Tarr’s amount also includes $75,050 for personal aircraft usage, $2,500 for an executive physical, and $163 for incidental meal expenses provided at the office.

Name	Qualified 401(k) Match ($)	Nonqualified 401(k) Match ($)
Mark J. Tarr	—	100,908
Douglas E. Coltharp	9,346	44,430
Patrick Darby	11,500	—
Elissa J. Charbonneau	11,500	12,380
Andrew L. Price	9,789	9,788

For SEC purposes, the cost of personal use of the Company aircraft, if any, is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs on a per hour basis over the year based on usage which include fuel costs, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. The calculation method includes fuel, maintenance, flight planning/weather services, on-board catering, landing/ramp fees, crew expenses and other miscellaneous flight related costs and excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses. The incremental cost is then the hourly variable cost multiplied by the total personal usage hours.
Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft when the guests do not comprise 50% or more of the passengers, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes.

Grants of Plan-Based Awards During 2024

									All Other Stock Awards: Number of Shares of Stock or Unit(6) (#)	All Other Option Awards: Number of Securities Underlying Options(7) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Threshold(3) ($)	Target(4) ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)
Mark J. Tarr
Annual Incentive			630,000	1,260,000	2,520,000	—	—	—	—	—	—	—
PSU	2/28/2024	2/28/2024	—	—	—	16,637	44,365	88,730	—	—	—	3,751,948
Stock options	3/1/2024	2/28/2024	—	—	—	—	—	—	—	41,524	74.20	1,085,288
RSA	2/28/2024	2/28/2024	—	—	—	—	—	—	14,789	—	—	1,105,034
Douglas E. Coltharp
Annual Incentive			297,500	595,000	1,190,000	—	—	—	—	—	—	—
PSU	2/28/2024	2/28/2024	—	—	—	5,903	15,743	31,486	—	—	—	1,331,386
Stock options	3/1/2024	2/28/2024	—	—	—	—	—	—	—	14,735	74.20	385,120
RSA	2/28/2024	2/28/2024	—	—	—	—	—	—	5,248	—	—	392,130
Patrick Darby
Annual Incentive			234,375	468,750	937,500	—	—	—	—	—	—	—
PSU	2/28/2024	2/28/2024	—	—	—	3,163	8,434	16,868	—	—	—	713,263
Stock options	3/1/2024	2/28/2024	—	—	—	.	—	—	—	7,894	74.20	206,321
RSA	2/28/2024	2/28/2024	—	—	—	—	—	—	2,812	—	—	210,113
Elissa J. Charbonneau
Annual Incentive			103,750	207,500	415,000	—	—	—	—	—	—	—
PSU	2/28/2024	2/28/2024	—	—	—	1,400	3,734	7,468	—	—	—	315,784
RSA	2/28/2024	2/28/2024	—	—	—	—	—	—	2,489	—	—	185,978
Andrew L. Price
Annual Incentive			86,250	172,500	345,000	—	—	—	—	—	—	—
PSU	2/28/2024	2/28/2024	—	—	—	1,165	3,105	6,210	—	—	—	262,590
RSA	2/28/2024	2/28/2024	—	—	—	—	—	—	2,069	—	—	154,596
_____________________________
Footnotes found on next page.

(1)The possible payments described in these three columns are cash amounts provided for by our 2024 Senior Management Bonus Plan as discussed under “Annual Incentives” beginning on page 46. Final payments under the 2024 program were calculated and paid in the first quarter of 2025 and are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)Awards which are designated as “PSU” are performance share units. As described in “PSU Awards in 2024” beginning on page 49, these awards vest and shares are earned based upon the level of attainment of performance objectives for the three-year period from January 1, 2024 ending December 31, 2026. Additionally, the shares earned are subject to a modifier ranging from 0.75x to 1.25x based on our relative total shareholder return over the three-year period from January 1, 2024 ending December 31, 2026, but the resulting share count cannot exceed the maximum reported here. Each of the threshold, target and maximum share numbers reported in these three columns assume the performance objectives are each achieved at that respective level. The threshold number further assumes relative TSR modifier at the lowest level. Upon a change in control, the Compensation and Human Capital Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned or if the goals should be modified on account of the change in control. The PSUs, and resulting restricted stock, accrue ordinary dividends during the service period, to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock resulting from performance attainment vests. The Compensation and Human Capital Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.
(3)The threshold amounts in this column assume: (i) the Company reached only threshold achievement on each of the quantitative objectives and (ii) the Compensation and Human Capital Committee, or board in the case of the CEO, exercised no discretion based on performance, resulting in payment of the minimum quantitative portion of the bonus. Then, following the procedures discussed under “Assessing and Rewarding 2024 Achievement of Objectives” on page 48, we would multiply the target amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives.
(4)The target payment amounts in this column assume: (i) the Company achieved exactly 100% of each of the quantitative objectives and (ii) the Compensation and Human Capital Committee, or board in the case of the CEO, exercised no discretion based on performance. The target amount payable for each NEO is his or her base salary multiplied by the target cash incentive opportunity percentage set out in the table under “Establishing the Target Cash Incentive Opportunity” on page 48.
(5)The maximum payment amounts in this column assume the Company achieved at or above the maximum achievement level of each of the quantitative objectives, at which level no discretion can be applied to increase the payment. Thus, following the procedures discussed under “Assessing and Rewarding 2024 Achievement of Objectives” on page 48, we would multiply the target amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement.
(6)Awards which are designated as “RSA” are time-based restricted stock awards. The number of shares of restricted stock set forth will vest in three equal annual installments beginning on the first anniversary of the grant, provided that the officer is still employed, except in the case of the supplemental grants. A change in control of the Company will also cause these awards to immediately vest. This restricted stock accrues ordinary dividends to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock vests. The Compensation and Human Capital Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.
(7)All stock option grants will vest, subject to the officer’s continued employment, in three equal annual installments beginning on the first anniversary of grant. A change in control of the Company will also cause options to immediately vest.

Potential Payments upon Termination of Employment
The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us without “cause” or by the executive for “good reason” or “retirement,” as those terms are defined below. There are no payments or benefits due in the event of a termination of employment by us for cause. As previously discussed, our Change in Control Benefits Plan does not provide cash benefits unless there is an associated termination of employment. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon termination of employment. In the event an NEO breaches or violates the restrictive covenants contained in the awards under our 2008 Equity Incentive Plan, 2016 Omnibus Performance Incentive Plan, Executive Severance Plan, or the Changes in Control Benefits Plan certain of the amounts described below may be subject to forfeiture and/or repayment.
For additional discussion of the material terms and conditions, including payment triggers, see “Severance Arrangements” beginning on page 54. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Retirement benefits are governed by the terms of the awards under our 2008 Equity Incentive and 2016 Omnibus Performance Incentive Plans. The following table assumes the listed triggering events occurred on December 31, 2024.

Name/Triggering Event	Lump Sum Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Total Termination Benefits ($)
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	3,150,000	59,790	14,753,943	17,963,733
Disability or Death	—	—	20,461,794	20,461,794
Change in Control Benefits Plan	10,667,062	59,790	21,520,556	32,247,408
Douglas E. Coltharp
Executive Severance Plan
Without Cause/For Good Reason	1,400,000	33,468	7,245,868	8,679,336
Disability or Death	—	—	10,431,020	10,431,020
Change in Control Benefits Plan	5,665,545	50,201	10,864,162	16,579,908
Patrick Darby
Executive Severance Plan
Without Cause/For Good Reason	1,250,000	32,770	3,452,355	4,735,125
Disability or Death	—	—	5,039,123	5,039,123
Change in Control Benefits Plan	4,440,650	49,154	5,232,912	9,722,716
Elissa J. Charbonneau
Executive Severance Plan
Without Cause/For Good Reason	415,000	150	1,275,307	1,690,457
Disability or Death	—	—	1,885,510	1,885,510
Change in Control Benefits Plan	1,759,121	299	1,885,510	3,644,930
Andrew L. Price
Executive Severance Plan
Without Cause/For Good Reason	345,000	10,116	1,076,339	1,431,455
Disability or Death	—	—	1,601,441	1,601,441
Change in Control Benefits Plan	1,464,976	20,231	1,601,441	3,086,648
_____________________________
(1)The Company automatically reduces payments under the Change in Control Benefits Plan to the extent necessary to prevent such payments being subject to “golden parachute” excise tax under Section 280G and Section 4999 of the Internal Revenue Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made (“best payment method”). The lump sum payments shown may be subject to reduction under this best payment method.
(2)The amounts reported in this column reflect outstanding equity awards, the grant date values of which along with accrued dividends and dividend equivalents have been reported as compensation in 2024 or prior years. The value of the accelerated vesting of equity awards listed in this column has been determined based on the $92.35 closing price of our common stock on the last trading day of 2024. The Committee may, in its discretion, provide that upon a change in control: (x) equity awards be canceled in exchange for a payment in an amount equal to the fair market value of our stock immediately prior to the change in control over the exercise or base price (if any) per share of the award, and (y) each award be canceled without payment therefore if the fair market value of our stock is less than the exercise or purchase price (if any) of the award.
At that time, the amounts shown in the preceding table do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payments” column in the above table includes the estimated payments provided for under the plans described under “Severance Arrangements” beginning on page 54. Additionally, the Executive Severance Plan and the Change in Control

Benefits Plan provide that as a condition to receipt of any payment or benefits all participants must enter into a restrictive covenant and release agreement.
As of December 31, 2024, Mr. Tarr, Mr. Coltharp and Dr. Charbonneau are the only named executive officers eligible for retirement as defined below. The table below provides the potential equity value accelerated upon retirement for each NEO had he or she been retirement eligible on December 31, 2024. Equity awards granted to SVPs and above beginning in 2023 provide for “good leaver” treatment upon retirement.

Named Executive Officer	Accelerated Vesting of Equity Awards Due to Retirement (Assuming Retirement Eligible)($)
Mark J. Tarr	21,436,400
Douglas E. Coltharp	9,707,967
Patrick Darby	4,687,547
Elissa J. Charbonneau	1,879,589
Andrew L. Price	1,596,665
Definitions
“Cause” means, in general terms:
(i)evidence of fraud or similar offenses affecting the Company;
(ii)indictment for, conviction of, or plea of guilty or no contest to, any felony;
(iii)suspension or debarment from participation in any federal or state health care program;
(iv)an admission of liability, or finding, of a violation of any securities laws, excluding any that are noncriminal;
(v)a formal indication that the person is a target or the subject of any investigation or proceeding for a violation of any securities laws in connection with his employment by the Company, excluding any that are noncriminal; and
(vi)breach of any material provision of any employment agreement or other duties.
“Change in Control” means, in general terms:
(i)the acquisition of 30% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; or
(ii)the individuals who currently constitute the board of directors, or the “Incumbent Board,” cease for any reason to constitute at least a majority of the board (any person becoming a director in the future whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); or
(iii)a consummation of a reorganization, merger, consolidation or share exchange, where persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not own at least 50% of the combined voting power; or
(iv)a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.
“Good leaver” means retirement eligible executives who provide at least six-months notice of retirement will receive the entirety of any unvested awards, rather than the pro rata vesting otherwise provided, in accordance with the original vesting schedule. Once notice is provided, no new awards may be made and this preferred treatment will not apply to awards made within three months of the notice.
“Good Reason” means, in general terms:
(i)an assignment of a position that is of a lesser rank and that results in a material adverse change in reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the change, or in the case of a Change in Control ceasing to be an executive officer of a company with registered securities;
(ii)a material reduction in compensation from that in effect immediately prior to the Change in Control; or
(iii)any change in benefit level under a benefit plan if such change in status occurs during the period beginning 6 months prior to a Change in Control and ending 24 months after it; or
(iv)any change of more than 50 miles in the location of the principal place of employment.
“Retirement” means the voluntary termination of employment after attaining (a) age 65 or (b) in the event that person has been employed for 10 or more years on the date of termination, age 60.

Outstanding Equity Awards at December 31, 2024(1)

Option Awards(2)				Stock Awards
Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Exercisable	Unexercisable
Mark J. Tarr
56,306	—	35.06	2/24/2027	74,711	6,899,561	100,946	9,322,363
62,078	—	44.67	3/1/2028	6,528	602,861	88,730	8,194,215
69,335	—	52.96	3/1/2029	11,217	1,035,890	—	—
66,670	—	63.56	3/2/2030	14,789	1,365,764	—	—
64,322	—	66.76	3/2/2031	—	—	—	—
49,006	24,504	55.13	3/1/2032	—	—	—	—
16,499	32,999	56.21	3/1/2033	—	—	—	—
—	41,524	74.20	3/1/2034	—	—	—	—
Douglas E. Coltharp
16,075	—	29.06	2/26/2026	27,820	2,569,177	37,588	3,471,252
55,194	—	32.94	10/28/2026	2,432	224,595	31,486	2,907,732
29,196	—	35.06	2/24/2027	4,177	385,746	—	—
24,831	—	44.67	3/1/2028	5,248	484,653	—	—
21,101	—	52.96	3/1/2029	31,321	2,892,494	—	—
24,825	—	63.56	3/2/2030	—	—	—	—
23,949	—	66.76	3/2/2031	—	—	—	—
18,246	9,125	55.13	3/1/2032	—	—	—	—
6,143	12,287	56.21	3/1/2033	—	—	—	—
—	14,735	74.20	3/1/2034	—	—	—	—
Patrick Darby
14,858	—	35.06	2/24/2027	13,116	1,211,263	17,720	1,636,442
12,636	—	44.67	3/1/2028	1,147	105,925	16,868	1,557,760
12,435	—	52.96	3/1/2029	1,970	181,930	—	—
11,702	—	63.56	3/2/2030	2,812	259,688	—	—
11,289	—	66.76	3/2/2031	14,774	1,364,379	—	—
8,601	4,301	55.13	3/1/2032	—	—	—	—
2,896	5,793	56.21	3/1/2033	—	—	—	—
—	7,894	74.20	3/1/2034	—	—	—	—
Elissa J. Charbonneau
—	—	—		6,601	609,602	8,914	823,208
—	—	—		1,154	106,572	7,468	689,670
—	—	—		1,982	183,038	—	—
—	—	—		2,489	229,859	—	—
Andrew L. Price
—	—	—		5,329	492,134	8,178	755,238
—	—	—		931	85,978	6,210	573,493
—	—	—		1,818	167,892	—	—
—	—	—		2,069	191,072	—	—
_____________________________
(1)For awards granted prior to July 1, 2022, all share amounts and exercise prices have been adjusted to reflect the spin off of our home health and hospice business on that date.
(2)All options shown above vest in three equal annual installments beginning on the first anniversary of the grant date, except for those options granted to Mr. Coltharp on October 28, 2016 as a special retention grant. The special grant vested in its entirety on the third anniversary of the grant date.
(3)The expiration date of each option occurs 10 years after the grant date of each option.
(4)The first amount shown in this column is restricted stock awards resulting from the attainment of the related PSU awards’ performance objectives during the 2022-2023 performance period, and the second, third, and fourth amounts represent the annual grants of time-based restricted stock in February 2022, 2023, and 2024, respectively, each of which vest in three equal annual installments beginning on the first anniversary of the grant date. The fifth amounts for Messrs. Coltharp and Darby represent supplemental retention grants in February 2023 that fully vest on the third anniversary of the grant date.

(5)The market value reported was calculated by multiplying the closing price of our common stock on the last trading day of 2024, $92.35, by the number of shares set forth in the preceding column.
(6)The PSU awards shown in this column are contingent upon the level of attainment of performance goals for the performance period beginning January 1 of the year in which the grant is made. The determination of the final number of shares earned under each PSU award will be made following the close of a three-year period. The first amount for each officer in this column represents the number of shares calculated based on performance over the 2023-2024 performance period as officially determined by the board of directors in February 2025, which share count shall be subject to a three-year total shareholder return multiplier as of December 31, 2025. The second amount for each officer in this column represents the number of shares to be earned assuming achievement of maximum performance during the 2024-2026 performance period on the normalized earnings per share and return on invested capital objectives. The actual number of restricted shares earned at the end of that performance period may be lower.
(7)The market value reported was calculated by multiplying the closing price of our common stock on the last trading day of 2024, $92.35, by the number of shares set forth in the preceding column.
Options Exercised and Stock Vested in 2024
The following table sets forth information concerning the exercise of options and the vesting of shares for our named executive officers in 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Mark J. Tarr	44,976	2,306,414	78,723	5,399,285
Douglas E. Coltharp	12,260	619,244	29,315	2,010,600
Patrick Darby	14,543	798,056	13,822	947,990
Elissa J. Charbonneau	*	*	7,864	549,892
Andrew L. Price	*	*	6,953	485,784
* No stock option exercises in 2024.
Equity Compensation Plans
The following table sets forth, as of December 31, 2024, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. Pursuant to the terms of the equity plans, all share amounts and exercise prices have been adjusted to reflect the spin off of our home health and hospice business on July 1, 2022 and stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued		Weighted Average	Securities Available
Equity Plans	Upon Exercise		Exercise Price(1)	for Future Issuance
Approved by stockholders	3,282,172	(2)	$53.05	5,537,035	(3)
Not approved by stockholders	77,090	(4)		—
Total	3,359,262		$53.05	5,537,035
_____________________________
(1)This calculation does not take into account awards of restricted stock, restricted stock units, or performance share units.
(2)This amount assumes maximum performance by performance-based awards for which the performance has not yet been determined.
(3)This amount represents the number of shares available for future equity grants under the 2016 Omnibus Performance Incentive Plan approved by our stockholders in May 2016.
(4)This amount represents restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan.
2004 Amended and Restated Director Incentive Plan
The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock, and the right to receive awards of common stock, which we refer to as “restricted stock units” or “RSUs” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. Only RSUs remain outstanding. Awards granted under the 2004 Plan at the time of its termination will continue in effect in accordance with their terms. The RSUs were fully vested when awarded and will be settled in shares of common stock after the director ceases to serve on the board of directors or certain change in control events. The RSUs generally cannot be transferred. Awards are generally protected against dilution upon the issuance of dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.

2008 Equity Incentive Plan
Originally approved in May 2008 by our stockholders, the 2008 Equity Incentive Plan, or the “2008 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation and Human Capital Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. In May 2011, our stockholders approved the amendment and restatement of the 2008 Plan.
No additional awards will be made under the 2008 Plan. However, the awards outstanding under this plan will remain in effect in accordance with their terms. The only remaining outstanding awards under this plan are the RSUs issued to non-employee directors and stock options expiring in 2026. The RSUs were fully vested when awarded and will be settled in shares of common stock after the director ceases to serve on the board of directors or certain change in control events. The RSUs generally cannot be transferred. Awards are generally protected against dilution upon the issuance of dividends and in the event of a stock split, recapitalization, or other major corporate restructuring. Notwithstanding the foregoing, no shares of stock may be issuable pursuant to other awards under the 2008 Plan unless we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.
2016 Omnibus Performance Incentive Plan
In May 2016, our stockholders approved the 2016 Omnibus Performance Incentive Plan, or the “2016 Plan,” to provide for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation and Human Capital Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. The 2016 Plan has an expiration date of May 9, 2026, but no new awards will be granted under this plan in the event the 2025 Omnibus Performance Incentive Plan is approved by the stockholders. See “Proposal 4 - 2025 Omnibus Performance Incentive Plan” beginning on page 19. Any awards outstanding under the 2016 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance in connection with new awards under this plan shown above is subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under this plan. Any stock options under this plan must have an exercise price not less than the fair market value of a share of common stock on the date of grant and an expiration date that is 10 years from the date of grant.

Deferred Compensation
Our board of directors has designated a committee comprised of members of management as the plan administrator and “named fiduciary” within the meaning of section 402(a) of the Employee Retirement Income Security Act of 1974, as amended, for the following deferred compensation plans.
Retirement Investment Plans
Each of our named executive officers is eligible to participate in a qualified 401(k) savings plan, the Encompass Health 401(k) Retirement Plan. The 401(k) Plan allows eligible employees to contribute up to 100% of their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) on a pre-tax basis into their individual retirement accounts in the plan, subject to nondiscrimination rules and annual contribution limits. Employees who are at least 21 years of age are eligible to participate in the 401(k) Plan and all contributions to the plan are in the form of cash. The employer matching contribution under the 401(k) Plan is 50% of the first 6% of each participant’s elective deferrals, which vest 100% after three years of service. Participants are always fully vested in their own contributions.
Participants may invest the amounts contributed to this plan in various investment vehicles, which do not include our common stock, managed by unrelated third parties. Generally, amounts contributed to these plans will be paid upon termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.
Nonqualified Deferred Compensation Plan
We adopted a nonqualified deferred compensation plan, the Encompass Health Corporation Nonqualified Retirement Plan, or the “NQ Plan,” in order to allow deferrals above what is limited by the IRS. Our named executive officers were eligible in 2024 to participate in the NQ Plan, the provisions of which follow the 401(k) Plan. Participants may request, on a daily basis, to have amounts credited to their NQ Plan accounts track the rate of return based on one or more benchmark mutual funds, which are substantially the same funds as those offered under our 401(k) Plan.
Our eligible employees may elect to defer from 1% to 100% of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the participant’s deferral contributions, up to 6% of such participant’s total compensation, less any employer matching contributions made on the participant’s behalf to the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect to any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2024. All deferral contributions made to the NQ Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.
Deferral contributions will generally be distributed, as directed by the participant, following termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed following termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.

The following table sets forth information as of December 31, 2024 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Losses) in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Mark J. Tarr	336,361	100,908	592,036	(5)	—	6,462,009
Douglas E. Coltharp	268,881	44,430	401,454	(6)	—	3,762,410
Patrick Darby	—	—	—		—	—
Elissa J. Charbonneau	79,601	12,380	50,168	(7)	—	409,143
Andrew L. Price	97,591	9,788	154,768	(8)	—	1,618,137
_____________________________
(1)All amounts in this column are included in the 2024 amounts represented as “Salary” and “Non-Equity Incentive Plan Compensation,” except $231,361 for Mr. Tarr, $163,881 for Mr. Coltharp, $38,101 for Dr. Charbonneau, and $76,891 for Mr. Price included in the 2023 amounts, in the Summary Compensation Table.
(2)All amounts in this column are included in the 2024 amounts represented as “All Other Compensation” except $69,408 for Mr. Tarr, $26,661 for Mr. Coltharp, $5,715 for Dr. Charbonneau, and $4,613 for Mr. Price included in the 2023 amounts, in the Summary Compensation Table.
(3)No amounts in this column are included or are required to be included in the Summary Compensation Table.
(4)Other than the amounts reported in this table for 2024, the balances in this column were previously reported as “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” in our Summary Compensation Tables in previous years, except for the following amounts which represent the aggregate earnings, all of which are non-preferential and not required to be reported in the Summary Compensation Table: $2,004,049 for Mr. Tarr, $1,093,337 for Mr. Coltharp, $98,070 for Dr. Charbonneau, and $673,091 for Mr. Price.
(5)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Midcap Index Instl, Mainstay Winslow Lgcap Grth R1, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Vanguard Sm Cap Index Instl, Vanguard Equity Income Admiral, Vanguard Fed Money Market Fund, EuroPacific Growth R6, Vanguard Instl Index Instl PL, Vanguard Tot Intl Stk Idx Adm, and Dodge & Cox Income X.
(6)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Vanguard Infl Protected Secs In, Vanguard Equity Income Admiral, Vanguard Fed Money Market Fund, Vanguard Mid Cap Growth Index Adm, Vanguard Instl Index Instl PL, Vanguard Tot Intl Stk Idx Adm, and Dodge & Cox Income X.
(7)Represents earnings and (losses) from amounts invested in the following mutual funds: Mainstay Winslow Large Cap Growth R1, Vanguard Wellington Admiral Shares, Vanguard Sm Cap Index Inst, Vanguard Equity Income Admiral, Vanguard Mid Cap Growth Index Adm, EuroPacific Growth R6, and Vanguard Instl Index Instl PL.
(8)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Mid Cap Index Instl, Mainstay Winslow Large Cap Grth R1, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Vanguard Infl Protected Secs In, Vanguard Small Cap Index Instl, Vanguard Equity Income Admiral, Vanguard Fed Money Market Fund, Vanguard Mid Cap Growth Index Adm, EuroPacific Growth R6, Vanguard Instl Index Instl PL, Dodge & Cox Income X, and Vanguard Emrg Mkt Stk Idx Inst.

CEO Pay Ratio
Mr. Tarr’s 2024 Summary Compensation Table (“SCT”) Total Compensation was $9,301,929. We used the 2024 Form W-2 Box 1 “Wages, Tips and Other Compensation” for employees to determine our median employee as of December 31, 2024. We annualized pay amounts for those who started employment with us during 2024. Our median employee’s 2024 SCT Total Compensation was $45,540. The ratio of CEO pay to median worker pay is 204:1.
The composition of our workforce greatly impacts this ratio. Approximately 39% of our workforce consists of employees working less than full-time, which is a common employment arrangement in the healthcare services sector. Flexible staffing arrangements that fit employees’ needs allow us to attract and retain well-qualified employees.

Pay vs. Performance
This section is the Pay versus Performance disclosure required by the Securities and Exchange Commission. The tabular disclosure below includes the SEC-defined “Compensation Actually Paid,” or CAP, for our principal executive officer and the average CAP for our other NEOs for each of the most recent five fiscal years. Because of changes in the value of unvested equity awards, the CAP does not represent amounts actually paid to or earned or recognized by those individuals. The disclosure also presents information regarding shareholder return and financial performance metrics. Amounts referencing the Summary Compensation Table, or SCT, can be found on page 56.
Pay vs. Performance Table

Year	SCT Total for PEO(1)	CAP for PEO(2)	Average SCT Total for Non-PEO NEOs(1)	Average CAP for Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on:		Net Income(5)	Adjusted EBITDA(6)
					Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)
							(in millions)
2024	9,301,929	17,929,351	2,198,207	3,975,243	178.46	126.92	596.6	1,103.7
2023	8,836,376	14,065,892	2,829,231	3,823,684	128.23	124.34	463.0	971.1
2022	7,735,969	9,873,499	1,926,245	1,363,196	113.86	118.22	365.9	819.3
2021	8,252,128	6,225,882	2,318,768	1,350,557	97.26	147.19	517.2	816.4
2020	6,925,127	8,446,945	2,268,718	2,697,053	121.42	133.81	368.8	697.1
_____________________________
(1)    Mr. Tarr, President and Chief Executive Officer, is the principal executive officer, or PEO, for each year represented. The other named executive officers represented in the Non-PEO average amounts above are:
•2023-2024: Messrs. Coltharp, Darby, and Price, and Ms. Charbonneau
•2022: Messrs. Coltharp, Darby, and Price, and Mses. Jacobsmeyer and Charbonneau
•2021: Messrs. Coltharp and Darby, and Mses. Jacobsmeyer, Charbonneau, and Anthony
•2020: Messrs. Coltharp and Darby, and Mses. Jacobsmeyer and Anthony
Ms. Jacobsmeyer ceased serving as an officer of the company upon the spin off of its home health and hospice business on July 1, 2022, and all of her unvested equity awards were cancelled at that time in return for equity awards in the newly public company. Ms. Anthony resigned effective June 18, 2021, and all of her unvested equity awards were cancelled at that time.
(2)     To calculate CAP, the following amounts were deducted from and added to the SCT total compensation for the PEO and Non-PEOs respectively:

Reconciliation of SCT Total Compensation to CAP for PEO
	2024	2023	2022	2021	2020
SCT Total Compensation	9,301,929	8,836,376	7,735,969	8,252,128	6,925,127
DEDUCTIONS
Grant Date Fair Value of Stock Awards Reported in SCT	(4,856,982)	(4,453,885)	(4,357,861)	(4,188,878)	(3,893,034)
Grant Date Fair Value of Option Awards Reported in SCT	(1,085,288)	(951,957)	(1,055,281)	(1,026,087)	(857,191)
ADDITIONS
Year-end Fair Value for Awards Granted during Year	8,416,920	8,375,441	6,212,964	5,162,931	5,056,742
Inc (Dec) in Fair Value during Year for Prior Years’ Unvested Awards	5,477,125	2,331,154	695,380	(2,065,946)	681,373
Inc (Dec) in Fair Value from Year-end to Vesting/Cancellation during Year	508,981	(199,895)	514,852	(111,958)	351,589
Dividends Paid on Awards Vesting during Year	166,666	128,658	127,476	203,692	182,339
CAP	17,929,351	14,065,892	9,873,499	6,225,882	8,446,945

Reconciliation of SCT Total Compensation to CAP for Average Non-PEO NEOs
	2024	2023	2022	2021	2020
SCT Total Compensation	2,198,207	2,829,231	1,926,245	2,318,768	2,268,718
DEDUCTIONS
Grant Date Fair Value of Stock Awards Reported in SCT	(891,460)	(1,543,550)	(967,531)	(950,358)	(1,007,046)
Grant Date Fair Value of Option Awards Reported in SCT	(147,860)	(130,390)	(192,180)	(212,314)	(221,715)
ADDITIONS
Year-end Fair Value for Awards Granted during Year	1,460,479	2,263,913	864,201	971,657	1,308,042
Inc (Dec) in Fair Value during Year for Prior Years’ Unvested Awards	1,244,251	406,946	(364,445)	(784,965)	220,905
Inc (Dec) in Fair Value from Year-end to Vesting/Cancellation during Year	81,547	(25,915)	84,648	(25,964)	81,947
Dividends Paid on Awards Vesting during Year	30,079	23,449	12,258	33,733	46,202
CAP	3,975,243	3,823,684	1,363,196	1,350,557	2,697,053
(3)    Cumulative Total Shareholder Return (“TSR”) represents stock price appreciation plus dividends paid (assuming reinvestment) during the measurement period beginning as of market close December 31, 2019 through December 31 of the year noted. The TSR amounts in the table reflect the appreciation on the assumed investment of $100 on December 31, 2019 and the reinvestment of any dividends paid. The TSR reflects the effect of the spin off of our home health and hospice business on July 1, 2022, which was structured as a pro rata distribution of one share of newco common stock for every two shares of Encompass Health common stock. The TSR calculation assumes the reinvestment on July 1, 2022 of the value of the newco stock distributed, which for each share of Encompass Health stock was assumed to be the cash equivalent of half of the opening trading price of newco stock on that date.
(4)    The peer group represented here is the S&P Health Care Services Selected Industry Index which is the peer group represented in Part II, Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, of our Annual Report on Form 10-K. The cumulative TSR for the peer group reflects weighting of each constituent company’s TSR by its stock market capitalization.
(5)     The Net Income amounts reported here are the net and comprehensive income amounts reflected in the Company’s audited consolidated financial statements for the applicable years, which amounts include income/loss from discontinued operations and income attributable to noncontrolling interests. Accordingly, the decline in Net Income from 2021 to 2022 reflects the spin off of our home health and hospice business completed on July 1, 2022.
(6)    Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). A reconciliation of Adjusted EBITDA to net cash provided by operating activities, which is the most comparable GAAP financial measure, is shown in Appendix A to this proxy statement. Adjusted EBITDA shown above does not include income/loss from discontinued operations and income attributable to noncontrolling interests. Adjusted EBITDA, as used as a metric in our annual cash incentive plan, is further adjusted for certain unusual or nonrecurring unbudgeted items as described on page 47.
Narrative Disclosure to the Pay vs. Performance Table
The three items listed below represent the most important financial measures used to link executive compensation to company performance for 2024. Each item is a separate metric within one of our incentive compensation plans, as further described on pages 46-50.

Most Important Performance Measures
Adjusted EBITDA
Normalized Earnings Per Share (“EPS”)
Return on Invested Capital (“ROIC”)
The following graphs provide visual representations of the relationship between both the CAP of our PEO and the average CAP of our non-PEO NEOs and our (i) TSR, (ii) net income and (iii) company-selected metric, Adjusted EBITDA, as well as depicting the relationship between our own TSR and a peer group TSR.
The graph below illustrates the positive correlation between CAP and the TSR of our common stock. The TSR amounts in the graph assume the investment of $100 on December 31, 2019 and the reinvestment of any dividends paid. This positive correlation is to be expected due to the fact that equity awards constitute a significant percentage of our NEOs’ total overall compensation packages. This relationship can be seen for both our CEO and our other NEOs as a group.

The chart below compares the TSR for our common stock to the TSR of the S&P Health Care Services Selected Industry Index over a five-year period. The TSR amounts in the graph assume the investment of $100 on December 31, 2019 and the reinvestment of any dividends paid. Both TSRs were positive, although our five-year TSR exceeded that of the index, but the two TSR performances do not exhibit a positive correlation each year in the period.
The graph below compares “Compensation Actually Paid” to our Net Income. The CAP for our NEOs does not appear to correlate to our net income. Net income is not a metric included, or otherwise a consideration, in our executive compensation program. Net income includes income from discontinued operations and income attributable to noncontrolling interests. Accordingly, the decline in Net Income from 2021 to 2022 reflects the spin off of our home health and hospice business completed on July 1, 2022.

The graph below compares CAP to our Adjusted EBITDA. Adjusted EBITDA is our company selected measure as required to be identified by the SEC. Adjusted EBITDA is the most heavily weighted metric in our annual incentive plan, the Senior Management Bonus Plan. In addition, we believe our investors use Adjusted EBITDA as a key measure to evaluate our company, which in turn drives our stock price. We believe the impacts of, and challenges related to, the COVID-19 pandemic during the period represented make it difficult to draw conclusions from the comparison for the short period of time reflected but a positive correlation is beginning to present itself.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
For purposes of this section, an executive officer or a member of our board of directors or any family member of an executive officer or board member is referred to as a “related party.” The board considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Additionally, the following are prohibited unless expressly approved by the disinterested members of the board:
•transactions between the Company and any related party in which the related party has a material direct or indirect interest;
•employment by the Company of any sibling, spouse or child of an executive officer or a member of the board of directors, other than as expressly allowed under our employment policies; and
•any direct or indirect investment or other economic participation by a related party in any entity not publicly traded in which the Company has any direct or indirect investment or other economic interest.
Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit a written notification of such conflict of interest and an offer of resignation from the board and each of the committees on which the member serves. The board need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board to review the appropriateness of the continuation of the individual’s membership.
Members of the board must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board will consider and resolve any issues involving conflicts of interest of other members.

Transactions with Related Persons
Our policies regarding transactions with related persons and other matters constituting potential conflicts of interest are contained in our Corporate Governance Guidelines and our Standards of Business Ethics and Conduct which can be found on our website at https://investor.encompasshealth.com.
Since January 1, 2024, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest. Additionally, none of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of February 13, 2025 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242. We know of no arrangements, the operation of which may at a subsequent date result in the change of control of Encompass Health.

Name	Common Shares Beneficially Owned(1)		Percent of Class(2)
Greater Than 5% Beneficial Owners
The Vanguard Group	10,120,689	(3)	10.0%
BlackRock, Inc.	9,125,779	(4)	9.1%
Invesco Ltd.	5,371,242	(5)	5.3%

Directors and Executive Officers
Greg D. Carmichael	17,137		*
Elissa J. Charbonneau	15,603		*
Edward M. Christie III	4,709		*
Douglas E. Coltharp	489,159	(6)	*
Patrick Darby	163,101	(7)	*
Joan E. Herman	46,105		*
Leslye G. Katz	46,105		*
Patricia A. Maryland	13,293		*
Kevin J. O’Connor	8,429		*
Andrew L. Price	69,164		*
Christopher R. Reidy	12,632		*
Nancy M. Schlichting	19,695		*
Mark J. Tarr	961,549	(8)	*
Terrance Williams	13,647		*
All directors and executive officers as a group	1,980,114	(9)	2.0%
_____________________________
* Less than 1%.
(1)Unless otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person.
(2)The percentage of beneficial ownership is based upon 100,709,106 shares of common stock outstanding as of February 13, 2025.
(3)Based on a Schedule 13G/A filed with the SEC on February 12, 2024, The Vanguard Group (investment adviser) reported, as of January 31, 2024, beneficial ownership of 10,120,689 shares, with shared voting power for 35,285 shares, sole investment power for 9,977,546 shares, and shared investment power for 143,143 shares. This holder is located at 100 Vanguard Blvd., Malvern, PA 19355
(4)Based on a Schedule 13G/A filed with the SEC on January 24, 2024, BlackRock, Inc. (parent holding company/control person) reported, as of December 31, 2023, beneficial ownership of 9,125,779 shares, with sole voting power for 8,856,379 shares and sole investment power for 9,125,779 shares. This holder is located at 50 Hudson Yards, New York, NY 10001.
(5)Based on a Schedule 13G/A filed with the SEC on November 8, 2024, Invesco Ltd. (parent holding company/control person and investment advisor), on behalf of several subsidiaries, reported, as of September 30, 2024, beneficial ownership of 5,371,242 shares, including sole voting power for up to 5,156,713 shares and sole investment power for up to 5,360,116 shares. These holders are located at 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.
(6)Includes 125,631 shares held in an irrevocable trust for the benefit of his children for which he is presumed to share voting or investment power, 65,229 shares held by his spouse for which Mr. Coltharp disclaims beneficial ownership and 239,739 shares issuable upon exercise of options.
(7)Includes 84,245 shares issuable upon exercise of options.
(8)Includes 439,060 shares issuable upon exercise of options.
(9)Includes 763,044 shares issuable upon exercise of options.

EXECUTIVE OFFICERS
The following table lists all of our executive officers. Each of our executive officers will hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Name	Age	Position	Since
Mark J. Tarr	63	President and Chief Executive Officer; Director	12/29/2016
Douglas E. Coltharp	63	Executive Vice President and Chief Financial Officer	5/6/2010
Patrick Darby	60	Executive Vice President, General Counsel and Secretary	2/18/2016
Elissa J. Charbonneau, D.O.	65	Chief Medical Officer	7/1/2015
Andrew L. Price	58	Chief Accounting Officer	10/22/2009
Edmund M. Fay	58	Senior Vice President and Treasurer	3/1/2008
There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with persons acting solely as officers of Encompass Health.
Executive Officers Who Are Not Also Directors
Douglas E. Coltharp—Executive Vice President and Chief Financial Officer
Mr. Coltharp was named Executive Vice President and Chief Financial Officer on May 6, 2010. Prior to joining us, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, LLC, a boutique investment banking firm and private equity firm, from May 2007 to May 2010. Prior to that, he served 11 years as executive vice president and chief financial officer for Saks Incorporated and its predecessor organization. Prior to joining Saks in November 1996, Mr. Coltharp spent approximately 10 years with Nations Bank, N.A. and its predecessors in various positions of increasing responsibilities culminating in senior vice president and head of southeast corporate banking. He currently serves as a member of the board of directors of Under Armour, Inc.
Patrick Darby—Executive Vice President, General Counsel and Secretary
Mr. Darby was named Executive Vice President, General Counsel and Secretary effective February 18, 2016.  Before joining us, Mr. Darby was a partner at the law firm Bradley Arant Boult Cummings LLP in Birmingham, Alabama, where he practiced from 1990 to 2016, and an adjunct professor at Cumberland School of Law, in Birmingham, Alabama.
Elissa J. Charbonneau, D.O.—Chief Medical Officer
Dr. Charbonneau, a board-certified physical medicine and rehabilitation physician, was named Chief Medical Officer on July 1, 2015. From January 2015 to June 2015, she served as Vice President of Medical Services at Encompass Health. From 2001 to 2014, she served as Medical Director of New England Rehabilitation Hospital of Portland, a joint venture between Maine Medical Center and Encompass Health, where she was a staff physician for several years. Dr. Charbonneau received her doctor of osteopathic medicine from New York College of Osteopathic Medicine, a master’s degree in natural sciences/epidemiology from the State University of New York at Buffalo, and a bachelor’s degree from Cornell University. She is a diplomat of the American Board of Physical Medicine and Rehabilitation and of the American Osteopathic Board of Rehabilitation Medicine.
Andrew L. Price—Chief Accounting Officer
Mr. Price was named Chief Accounting Officer in October 2009 and has held various management positions with us since joining Encompass Health in June 2004 including Senior Vice President of Accounting and Vice President of Operations Accounting. Prior to joining us, Mr. Price served as senior vice president and corporate controller of Centennial HealthCare Corp, an Atlanta-based operator of skilled nursing centers and home health agencies, from 1996 to 2004, and as a manager in the Atlanta audit practice of BDO Seidman, LLC. Mr. Price is a certified public accountant and member of the American Institute of Certified Public Accountants.

Edmund M. Fay—Senior Vice President and Treasurer
Mr. Fay joined Encompass Health in 2008 as Senior Vice President and Treasurer. Prior to joining us, Mr. Fay had more than 16 years of experience in financial services specializing in corporate development, mergers and acquisitions, bank treasury management, fixed income and capital markets products. He served in various positions at Regions Financial Corporation, including executive vice president of strategic planning/mergers and acquisitions. Prior to that, he held vice president positions at Wachovia Corporation and at J.P. Morgan & Company, Inc.

GENERAL INFORMATION
Other Business
We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.
Annual Report to Stockholders
A copy of our 2024 Form 10-K is being mailed concurrently with this proxy statement to stockholders who have requested hard copies previously and are entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2024 Form 10-K is available without charge from the “Investors” section of our website at
https://investor.encompasshealth.com. Our 2024 Form 10-K is also available in print to stockholders without charge and upon request, addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Investor Relations.
Proposals for 2026 Annual Meeting of Stockholders
All stockholder proposals must be sent by mail or courier service and addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary. Electronic mail and facsimile delivery are not monitored routinely for stockholder submissions, so timely delivery cannot be insured.
Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2026 annual meeting of stockholders must be received by us no later than the close of business on December 2, 2025, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2026 proxy statement and form of proxy.
You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely or does not include the information required by Section 2.9 of our Bylaws. In accordance with Section 2.9, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 1, 2026 and not later than January 31, 2026; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Section 2.9 also requires, among other things, that the proposal must set forth a brief description of the business to be brought before the annual meeting and the reasons for conducting that business. A stockholder proposing business for the annual meeting must update and supplement the notice information required by Section 2.9 of our Bylaws so that it is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a proposal should read the entirety of the requirements in Section 2.9 of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com.

Appendix A

Reconciliations of Non-GAAP Financial Measures to GAAP Results
To help our readers understand our past financial performance, our future operating results, and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain non-GAAP financial measures, including our leverage ratio and Adjusted EBITDA. Our management regularly uses our supplemental non-GAAP financial measures to understand, manage, and evaluate our business and make operating decisions. We believe our leverage ratio and Adjusted EBITDA, as defined in our credit agreement, are measures of our ability to service our debt and our ability to make capital expenditures.
The leverage ratio is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution. Our credit agreement also includes a maximum leverage ratio financial covenant which allows us to deduct cash on hand from consolidated total debt.
We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” and Note 9, Long-term Debt, to the consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2024 (the “2024 Form 10-K”). These covenants are material terms of the credit agreement. Noncompliance with these financial covenants under the credit agreement — its interest coverage ratio and its leverage ratio — could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might be on terms less favorable to us than those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying common stock dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.
In general terms, the credit agreement definition of Adjusted EBITDA therein, referred to as “Adjusted Consolidated EBITDA,” allows us to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to consolidated net income (1) all unusual or nonrecurring items reducing consolidated net income (of which only up to $10 million in a year may be cash expenditures), (2) any losses from discontinued operations, (3) non-ordinary course fees, costs and expenses incurred with respect to any litigation or settlement, (4) share-based compensation expense, (5) costs and expenses associated with changes in the fair value of marketable securities, (6) costs and expenses associated with the issuance or prepayment of debt, and acquisitions, and (7) any restructuring charges and certain pro forma cost savings and synergies related to transactions and initiatives, which in the aggregate are not in excess of 25% of Adjusted Consolidated EBITDA. We also subtract from consolidated net income all unusual or nonrecurring items to the extent they increase consolidated net income.
Under the credit agreement, the Adjusted EBITDA calculation does not require us to deduct net income attributable to noncontrolling interests or gains on fair value adjustments of hedging and equity instruments, disposal of assets and development activities. It also does not allow us to add back losses on fair value adjustments of hedging instruments or unusual or nonrecurring cash expenditures in excess of $10 million. These items and amounts, in addition to the items falling within the credit agreement’s “unusual or nonrecurring” classification, may occur in future periods, but can vary significantly from period to period and may not directly relate to, or be indicative of, our ongoing liquidity or operating performance. Accordingly, the Adjusted EBITDA calculation presented here includes adjustments for them.
Adjusted EBITDA is not a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements accompanying the 2024 Form 10-K.
A-1

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2024	2023
	(In Millions)
Net cash provided by operating activities	$1,002.8	$850.8
Interest expense and amortization of debt discounts and fees	137.4	143.5
Gain on sale of investments, excluding impairments	2.7	4.6
Equity in net income of nonconsolidated affiliates	3.0	3.2
Net income attributable to noncontrolling interests in continuing operations	(140.9)	(111.0)
Amortization of debt-related items	(9.7)	(9.5)
Distributions from nonconsolidated affiliates	(4.0)	(1.6)
Current portion of income tax expense	139.5	128.3
Change in assets and liabilities	(21.9)	(50.3)
Cash used in operating activities of discontinued operations	3.1	16.0
Asset impairment impact on noncontrolling interests	(7.3)	—
State regulatory change impact on noncontrolling interests	—	(2.2)
Change in fair market value of equity securities	(1.0)	(0.7)
Adjusted EBITDA	$1,103.7	$971.1
For the year ended December 31, 2024, net cash used in investing activities was $653.3 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2024 was $330.6 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, cash dividends paid on common stock, and repurchases of common stock partially offset by contributions from noncontrolling interests of consolidated affiliates.
For the year ended December 31, 2023, net cash used in investing activities was $602.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2023 was $197.2 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, and cash dividends paid on common stock partially offset by contributions from noncontrolling interests of consolidated affiliates.
Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2024	2023
	(In Millions)
Net income	$596.6	$463.0
Loss from discontinued operations, net of tax, attributable to Encompass Health	2.8	12.0
Net income attributable to noncontrolling interests included in continuing operations	(140.9)	(111.0)
Provision for income tax expense	150.2	132.2
Interest expense and amortization of debt discounts and fees	137.4	143.5
Loss on early extinguishment of debt	0.6	—
Loss on disposal or impairment of assets	17.4	9.8
Depreciation and amortization	299.6	273.9
Stock-based compensation expense	48.3	50.6
State regulatory change impact on noncontrolling interests	—	(2.2)
Asset impairment impact on noncontrolling interests	(7.3)	—
Change in fair market value of equity securities	(1.0)	(0.7)
Adjusted EBITDA	$1,103.7	$971.1

A-2

Appendix B

ENCOMPASS HEALTH CORPORATION
2025 OMNIBUS PERFORMANCE INCENTIVE PLAN

ARTICLE 1
PURPOSE

1.1.    General. The purpose of the Encompass Health Corporation 2025 Omnibus Performance Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Encompass Health Corporation (the “Company”) and its subsidiaries, by linking the personal interests of their employees, officers and directors to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company by increasing its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of cash and equity incentive awards from time to time to selected employees, officers and directors.

ARTICLE 2
EFFECTIVE DATE

2.1.    Effective Date. The Plan replaces the 2016 Omnibus Equity Incentive Plan (the “2016 Plan”) and shall be effective as of May 2, 2025 (the “Effective Date”), subject to its approval by the stockholders of the Company. Unless terminated earlier by the Board, the Plan shall have a term of ten (10) years commencing upon the Effective Date; provided, however, termination of the Plan shall not cancel any Awards previously granted by the Company and provided further that the applicable provisions of the 2016 Plan shall remain in effect according to the terms of such Awards. If the Plan is approved by stockholders, the Company shall not grant or issue new equity awards under any other currently effective plan, including the 2016 Plan, on or after the Effective Date.

ARTICLE 3
DEFINITIONS

3.1.    Definitions. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)    “Award” means any grant or award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Dividend Equivalents, Other Stock-Based Award, Cash Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(b)    “Award Agreement” means an agreement, contract, other instrument or document or other evidence approved by the Committee evidencing an Award. An Award Agreement may be in an electronic medium, may be solely evidenced by a notation on the Company’s books and records, and need not be signed by a representative of the Company or a Participant. An Award Agreement may be in the form of individual award agreements or certificates or a document describing the terms and provisions of an Award or series of Awards under the Plan.

(c)    “Board” means the Board of Directors of the Company.
(d)    "Cash Award" means any grant or award that confers the right to receive cash with the amount of such cash subject to achievement of one or more specified Performance Goals and subject to such other restrictions and conditions as may be established by the Committee.
(e)    “Cause” means a conviction or no contest plea to a felony or moral turpitude crime or an act of dishonesty, moral turpitude, an intentional, negligent, or grossly negligent act detrimental to the best interests of the Company or a Subsidiary, failure to perform assigned duties, poor performance of assigned duties, breach of fiduciary duties to the Company, or violations of Company policies or code of conduct as in effect and amended from time to time, all as determined by the Committee; provided that, if a Participant is a participant in an executive severance plan adopted by the Company or in an individual employment agreement, then “Cause” for purposes of the Plan shall have the meaning set forth in such executive severance plan or agreement, as applicable.
(f)    “Change in Control” means any of the following events:
(i)    the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of Directors; or
(ii)    during any period of up to twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute at least a majority of the Board; or
(iii)    the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
(iv)    the consummation of a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the combined voting power entitled to vote generally in the election of directors of the surviving person in such transaction immediately after such transaction and (B) in the case of a sale of assets, each transferee is owned by holders of securities that represented at least a majority of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such sale.

(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)    “Committee” means the Compensation and Human Capital Committee of the Board, or any successor thereto.

(i)    “Company” means Encompass Health Corporation, a Delaware corporation, or any successor corporation.

(j)    “Disability” means, except as otherwise provided in an Award Agreement, a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders the Participant incapable of performing the work for which the Participant is employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under a group disability plan or policy maintained by the Company or any of its Subsidiaries that is by its terms applicable to the Participant.

(k)    “Dividend Equivalent” means a right granted to a Participant under Article 11.

(l)    “Effective Date” has the meaning assigned such term in Section 2.1.

(m)    “Fair Market Value” means (i) as of any given date, the closing price at which the shares of stock were traded (or if no transactions were reported on such date on the next preceding date on which transactions were reported) on the New York Stock Exchange (the “Closing Price”) on such date, or, if different, the principal exchange or automated quotation system on which such stock is traded, (ii) should the Committee elect, the average selling price or volume-weighted average price (“VWAP”) on a given trading day or the VWAP over a series of pre-established trading days preceding or following such given date, or (iii) in the event of an Option exercise by net settlement, the Closing Price on the trading date immediately preceding the date of exercise. If the shares are neither listed on the NYSE or another public exchange nor quoted on an inter-dealer quotation system or if the term is being applied to property other than stock, the amount determined by the Committee in its sole discretion to be the fair market value thereof.

(n)    “Full Value Award” means an Award other than in the form of an Option or SAR which is settled by the issuance of stock.

(o)    “Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company and then only if it is not consented to by such Participant in writing:
(i)    assignment of a position that is of a lesser rank than held by the Participant prior to the assignment and that results in a material adverse change in such Participant’s reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change;
(ii)    a material reduction in such Participant’s total compensation from that in effect immediately prior to the Change in Control. For purposes of this clause (ii), “total compensation” shall mean the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company. Notwithstanding the foregoing, a reduction will not be deemed to have occurred hereunder on account of (A) any change to a plan term other than ultimate target bonus opportunity or equity opportunity, (B) the actual payout of any bonus amount or equity amount, (C) any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Participant, or (D) any reduction in the total compensation of a group of similarly situated Participants that includes such Participant; or
(iii)    any change in a Participant’s status as a participant under any Change in Control compensation plan of the Company if such change in status occurs during the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after a Change in Control; or
(iv)    any change of more than fifty (50) miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.
For purposes of this definition, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” if taken for Cause. Additionally, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” with respect to any Participant if remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (i) through (iv) above on the sixtieth (60th) day following the later of the occurrence of such action or the Participant’s knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date.
(p)    “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(q)    “Incentive Stock Option” means an Option that meets the requirements of Section 422 of the Code or any successor provision thereto.
(r)    “Non-Employee Director” means a director of the Company who is not an employee of the Company or an affiliate.

(s)    “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(t)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option under the Plan shall be a Non-Qualified Stock Option or an Incentive Stock Option.

(u)    “Other Stock-Based Award” means a right, granted to a Participant under Article 13, which relates to or is valued by reference to Stock or other Awards relating to Stock.

(v)    “Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.

(w)    “Participant” means a person who, as an employee, officer or director of the Company or any Subsidiary, has been granted an Award under the Plan.

(x)    “Performance Objectives” means the performance goals or objectives, if any, established pursuant to the Plan for Participants who have been granted Awards under the Plan. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, region, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created index of Company competitors or peers. Performance Objectives need not be based upon an increase or positive result under a business or operating criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business or operating criterion). Performance Objectives may be based on any one or more performance criterion or matter related to the business or operations of the Company that the Committee believes may affect performance. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events, circumstances or accounting entries that are unusual, nonrecurring or unrelated to the performance of the Participant or otherwise beyond the control of management render the Performance Objectives unsuitable (including, but not limited to, asset write-downs or impairment charges, litigation or claim judgments or settlements, changes in tax laws, material legislation changes, acquisitions and divestures, accounting principles or other laws or provisions affecting reported results, unusual or infrequently occurring items as described in Accounting Standards Codification Topic 225-20 or Accounting Standards Update (ASU) 2015-01 (or any successor pronouncement thereto) and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, foreign exchange gains and losses, or any other identifiable event of a nonrecurring or extraordinary nature, such as a pandemic or comparable public health emergency), the Committee may modify or adjust such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. The calculation of the performance result for any metric may also be subject to adjustment for such pre-established items or events if the Committee deems appropriate and equitable.

(y)    “Performance Share” means a bookkeeping entry that records the equivalent of one share of Stock awarded pursuant to Article 9.

(z)    “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Article 9.

(aa)    “Plan” has the meaning assigned such term in Section 1.1.

(bb)    “Plan Year” means the twelve-month period beginning January 1 and ending December 31.

(cc)    “Restricted Stock” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(dd)    “Restricted Stock Unit” or “RSU” means a bookkeeping entry that records a unit equivalent to one share of Stock awarded pursuant to Article 12.

(ee)    “Retirement” means, except as otherwise provided in an Award Agreement or an individual employment or other agreement with the Participant, the voluntary termination of employment by a Participant after attaining (a) age 65 or (b) in the event that the Participant has been employed by the Company for ten (10) or more years on the date of such termination, age 60.

(ff)    “Specified Employee” means a specified employee as defined in Code Section 409A or authoritative guidance thereunder.

(gg)    “Stock” means the $.01 par value Common Stock of the Company, and such other securities of the Company as may be substituted for Stock pursuant to Article 16.

(hh)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(ii)    “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest.

(jj)    “1933 Act” means the Securities Act of 1933, as amended from time to time.

(kk)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 4
ADMINISTRATION

4.1.    Committee. The Plan shall be administered by the Committee or, at the discretion of the Board from time to time, by the Board. The Committee shall consist of three or more members of the Board. It is intended that the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) to the extent applicable. However, the mere fact that a Committee member shall fail to qualify under the foregoing requirement shall not invalidate any Award made by the Committee if otherwise validly made under the Plan. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

4.2.    Authority of Committee. The Committee has the exclusive power, authority and discretion to:

(a)    Designate Participants;

(b)    Determine the type or types of Awards to be granted to each Participant;

(c)    Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)    Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award (including forfeiture provisions), any schedule or provisions for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers of vesting or forfeiture provisions, based in each case on such considerations as the Committee in its sole discretion determines;

(e)    Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)    Prescribe the form of each Award Agreement, which need not be identical for each Participant and which may be in the form of a document evidencing multiple Awards to one or more Participants;

(g)    Decide all other matters that must be determined in connection with an Award;

(h)    Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)    Make all other decisions, determinations and interpretations that may be required or authorized under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j)    Amend the Plan or any Award Agreement as provided herein; and

(k)    Adopt such modification, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or a Subsidiary may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the above, the Board or the Committee may, by resolution, delegate to officers, employees or directors of the Company or any of its Subsidiaries the authority to determine individuals to be recipients of Awards under the Plan, as well as the authority to determine the number of shares of Stock to be subject to such Awards and the terms of such Awards; provided however, that such delegation of duties and responsibilities may not be made with respect to the grant of Awards to individuals who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Board and the Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.3.    Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

4.4.    Award Agreements. Each Stock-based Award shall be evidenced by an Award Agreement. Each Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1.    Number of Shares. Subject to adjustment as provided in Sections 5.3(a) and 17.1, the aggregate number of shares of Stock reserved and available for Awards under the Plan on or after the Effective Date shall be twelve million (12,000,000) shares. The total number of shares that may be granted as Incentive Stock Options is one million (1,000,000) shares.

5.2.    Reduction Ratio. For purposes of Section 5.1, each share of Stock subject to an Award, other than an Option or SAR, shall reduce the number of shares of Stock available for Awards by 2.65 shares (the “Fungibility Ratio”). The number of shares of Stock available for Awards shall be reduced by one (1) share for each Option or SAR. If the exercise of the Option or SAR with respect to a share of Stock cancels an associated or tandem SAR or Option, respectively, with respect to such share, the associated or tandem Option and SAR shall, in the aggregate, reduce the available count by one share only. Awards that can be settled only in cash shall not reduce the number of shares of Stock available for issuance under the Plan.

5.3.    Share Counting.

(a)    The following (as modified by the Fungibility Ratio) shall not reduce, or may be added back to, the number of authorized shares of Stock available for issuance under the Plan:

(1)    Shares of Stock reserved for issuance upon exercise or settlement, as applicable, of Awards granted under the Plan to the extent the Awards expire or are forfeited, canceled or otherwise not earned;

(2)    Restricted Stock granted under the Plan, to the extent such Restricted Stock is forfeited under Section 16.8 or is otherwise surrendered to the Company before the restricted period expires;

(3)    Awards, to the extent the payment is actually made in cash;

(4)    Shares reserved for issuance upon grant of Performance Share or Performance Unit or Other Stock-Based Award, to the extent the number of reserved shares exceeds the number of shares actually issued upon determination of the satisfaction of the related Performance Objectives;

(5)    Shares reserved for issuance upon grant of RSUs, to the extent the number of reserved shares exceeds the number of shares actually issued upon settlement of RSUs; and

(6)    Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Full Value Awards granted under the Plan or upon any other payment or issuance of shares under the Plan not prohibited under Section 5.3(b)(2) below.

(b)    The following shares of Stock shall not become available for issuance under the Plan:
(1)    Shares withheld by, or otherwise remitted to, the Company as full or partial payment of the exercise price of an Option granted under the Plan;

(2)    Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan;

(3)     Shares not issued upon the settlement of a SAR that settles in shares of Stock;

(4)    Shares remaining available for issuance (and not associated with previous grants or awards) under any prior plan of the Company after the Effective Date; and

(5)    Shares reacquired by the Company in the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Date, options under any prior plan.

(c)    Substitute Awards granted pursuant to Section 16.10 of the Plan shall not count against the shares of Stock otherwise available for issuance under the Plan under Section 5.1.
(d)    Shares reserved for issuance in connection with grants or awards under any prior plan of the Company outstanding as of the Effective Date may be added to the number of authorized shares of Stock available for issuance under the Plan, to the extent such shares would have been added back pursuant to this Section 5.3 had such grants or awards been made under the Plan.
(e)    Shares available under a stockholder approved plan of an entity which is acquired by, or merged with and into, the Company (as such shares are appropriately adjusted to reflect the financial effect of the transaction in accordance with relevant legal requirements), shall (subject to applicable stock exchange requirements) be available for the granting of Awards hereunder, and shall not count against the shares of Stock otherwise available for issuance under Section 5.1.

5.4.    Annual Award Limits. The following limits (each an “Annual Award Limit”, and collectively, “Annual Award Limits”) shall, subject to adjustment as provided in Section 17.1 for share-denominated limits, apply to grants of Awards under the Plan:

(a)    Options: The maximum aggregate number of shares of Stock subject to Options which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(b)    SARs: The maximum aggregate number of shares of Stock subject to SARs which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(c)    Performance Shares: The maximum aggregate number of shares of Stock subject to Awards of Performance Shares which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(d)    Performance Units: The maximum aggregate amount that may be granted to any one Participant in any period consisting of two consecutive Plan Years shall be $10,000,000 of associated bookkeeping entry value. If the delivery of such amount is deferred, any additional amount attributable to earnings during the deferral period shall be disregarded for purposes of this limitation.
(e)    Cash Awards: The maximum aggregate amount that may be granted to any one Participant in any period consisting of two consecutive Plan Years shall be $15,000,000. If the delivery of such amount is deferred, any additional amount attributable to earnings during the deferral period shall be disregarded for purposes of this limitation.
(f)    Restricted Stock: The maximum aggregate number of shares of Stock that may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(g)    Restricted Stock Units: The maximum aggregate number of shares of Stock that may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000 and the associated bookkeeping entry value shall not exceed Fair Market Value (determined on the date of grant) of such number of shares.

(h)    Other Stock-Based Awards: The maximum aggregate number of shares of Stock that may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000 shares or the Fair Market Value of such number of shares (determined on the date of grant).
5.5.    Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, Stock held in treasury, or Stock purchased on the open market.

5.6.    Minimum Vesting Requirements. Except with respect to Awards accounting for not greater than 5% of the aggregate number of shares of Stock reserved and available for Awards under Section 5.1 or as otherwise provided in Section 16.6, Awards granted under the Plan shall be subject to a minimum vesting period of at least one year for all shares of Stock subject to such Awards.

ARTICLE 6
ELIGIBILITY

6.1.    General. Awards may be granted only to individuals who are employees, officers or directors of the Company or employees or officers of a Parent or Subsidiary.

ARTICLE 7
STOCK OPTIONS

7.1.    General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)    Exercise Price. The exercise price per share of Stock at which an Option is granted shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 16.10) shall not be less than the Fair Market Value as of the Grant Date. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options may not be amended to reduce the exercise price or to cancel or replace outstanding underwater Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the corresponding original Options without stockholder approval.

(b)    Time and Conditions of Exercise. The Award Agreement shall specify the time or times at which an Option may be exercised in whole or in part. The Award Agreement shall specify the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable at an earlier date. The Award Agreement may provide that an Option shall automatically exercise by means of a net settlement on a given date in the event that the expiration date occurs at a time that the participant is prohibited by law or Company policy from trading in security of the Company and such Option is in the money.

(c)    Lapse of Option. The Option shall lapse ten (10) years after it is granted, unless an earlier option expiration date is set forth in the Award Agreement, and unless an earlier lapse occurs under Section 16.8. The original term of an Option may not be extended without the prior approval of the Company’s stockholders.

(d)    Payment. The Award Agreement shall specify the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including “cashless exercise” arrangements) and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(e)    Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1.    Grant of SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a)    Right to Payment. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)    The Fair Market Value of one share of Stock on the date of exercise; over

(2)    The grant price of the SAR as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the Grant Date except in connection with a SAR issued as a substitute Award pursuant to Section 16.10. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding SARs may not be amended to reduce the exercise price or to cancel or replace outstanding underwater SARs in exchange for cash, other awards or SARs with a grant price that is less than the grant price of the corresponding original SARs without stockholder approval.

(b)    Other Terms. All awards of SARs shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

(c)    Freestanding SARs. A SAR which is not granted in tandem with an Option or a similar right granted under any other plan of the Company shall be subject to the following:

(1)    Each grant shall specify in respect of each freestanding SAR the grant price of the SAR;

(2)    Successive grants may be made to the same Participant regardless of whether any freestanding SAR previously granted to such Participant remain unexercised; and

(3)    Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the freestanding SARs or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of acceleration under Article 16.

(d)    Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a SAR may be paid by the Company in cash, shares of Stock or any combination thereof and may either (i) grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue shares of Stock or other equity securities in lieu of cash.

(e)    Exercise Period. Any grant may specify (i) a waiting period or periods before SARs shall become exercisable and (ii) permissible dates or periods on or during which SARs shall be exercisable. No SAR granted under the Plan may be exercised more than ten (10) years from the Grant Date. The original term of an SAR may not be extended without the prior approval of the Company’s stockholders.

ARTICLE 9
PERFORMANCE SHARES OR PERFORMANCE UNITS

9.1.    Grant of Performance Shares or Performance Units. The Committee is authorized to grant Performance Shares or Performance Units to Participants on such terms and conditions as may be selected by the Committee. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of shares, or the equivalent cash value if the Committee so provides, if the Performance Objectives established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property (including shares) as determined by the Committee, if the Performance Objectives in the Award are achieved or attained and the other terms and conditions thereof are satisfied. All Awards of Performance Shares or Performance Units shall be evidenced by an Award Agreement. The Award Agreement shall specify the number of Performance Shares or Performance Units to which it pertains; provided that such number may be adjusted to reflect changes in compensation or other factors. Further, the Award Agreement shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of the Plan and such other terms and provisions as the Committee may determine consistent with the Plan.

9.2.    Right to Payment. A grant of Performance Shares or Performance Units gives the Participant rights, valued as determined by the Committee, and payable to, the Participant to whom the Performance Shares or Performance Units are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set Performance Objectives and other terms or conditions to payment of the Performance Shares or Performance Units in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares or Performance Units that will be paid to the Participant.

9.3.    Performance Period. The performance period with respect to each Performance Share or Performance Unit shall commence on the date specified in the Award Agreement and may be subject to earlier termination in the event of an acceleration under Article 16.

9.4.    Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement or attainment below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

9.5.    Payment of Performance Shares and Performance Units. Awards of Performance Shares or Performance Units may be payable in cash, Stock, Restricted Stock, or Restricted Stock Units in the discretion of the Committee, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement. For purposes of determining the number of shares of Stock to be used in payment of a Performance Unit denominated in cash but payable in whole or in part in Stock or Restricted Stock, the number of shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a share of Stock on the date of determination by the Committee of the amount of the payment under the Award.

ARTICLE 10
AWARDS OF RESTRICTED STOCK

10.1.    Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement setting forth the terms, conditions and restrictions applicable to the Award. Each grant of Restricted Stock shall constitute an immediate transfer of the ownership of Stock to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

10.2.    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability as the Committee may impose. Such restrictions may include, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock, and provisions subjecting the Restricted Stock to a continuing risk of forfeiture in the hands of any transferee. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of Performance Objectives or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

10.3.    Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

10.4.    Dividends, Voting and Other Ownership Rights. Unless otherwise provided in an Award Agreement or any special Plan document governing an Award, an Award of Restricted Stock shall entitle the Participant to all of the rights of a stockholder with respect to such outstanding Restricted Stock (including voting and other ownership rights) throughout the restricted period; provided, dividends (including the proceeds of reinvested dividends) shall be paid only to the extent the underlying Award has vested (and only to the extent earned in the case of performance-based Awards) in accordance with the Plan and the applicable Award Agreement, and all other dividends rights shall be forfeited. Participants may only be entitled to dividends if permissible under the agreements or instruments governing the Company’s indebtedness.

10.5.    Performance-Based Restricted Stock. Any Award or the vesting thereof of Restricted Stock may be predicated on or further conditioned upon the achievement or attainment of Performance Objectives established by the Committee.

10.6.    Reinvesting. Any grant may require that any or all dividends (if permitted under the agreements or instruments governing the Company’s indebtedness) or other distributions paid on the Restricted Stock during the period of such restrictions be automatically sequestered and reinvested in additional shares of Stock, which shall be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

10.7.    Issuance of Restricted Stock. Restricted Stock issued under the Plan following vesting shall be evidenced in a manner authorized by the General Corporation Law of the State of Delaware and may be evidenced in any such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock or otherwise must be subject to reasonable precautions intended to prevent unauthorized transfer.

ARTICLE 11
DIVIDEND EQUIVALENTS

11.1.    Grant of Dividend Equivalents. With respect to Awards not consisting of Restricted Stock entitled to dividends to be paid upon vesting, the Committee is authorized to grant Dividend Equivalents to Participants with respect to Full Value Awards, and only Full Value Awards, granted hereunder, subject to such terms and conditions as may be selected by the Committee (if permitted under agreements or instruments governing the Company’s indebtedness). If provided for in the applicable Award Agreement, Dividend Equivalents shall entitle the Participant to receive payments equal to dividends declared and paid with respect to all or a portion of the number of shares of Stock issued in connection with a Full Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be accrued as a cash obligation or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested; provided, Dividend Equivalents (including the proceeds of reinvestment) shall only be paid or distributed with respect to an Award to the extent the underlying Award has vested (and only to the extent earned in the case of performance-based Awards) and the associated shares of Stock have been released in accordance with the Plan and the applicable Award Agreement, and all other dividends rights shall be forfeited.

ARTICLE 12
RESTRICTED STOCK UNITS

12.1.    Grant of RSUs. The Committee is authorized to make Awards of RSUs to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award.
12.2.    Performance-Based RSUs. Any Award or the vesting thereof of RSUs may be predicated on or further conditioned upon the achievement or attainment of Performance Objectives established by the Committee.

ARTICLE 13
OTHER STOCK-BASED AWARDS

13.1.    Grant of Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law and the provisions of the Plan, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14
CASH AWARDS

14.1.    Grant of Cash Awards. The Committee is authorized to make Cash Awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. Cash Awards may be evidenced by an Award Agreement setting forth the terms, conditions and restrictions applicable to the Award. The Committee shall determine the terms and conditions, including any Performance Objectives, of Cash Awards.

ARTICLE 15
CODE SECTION 409A PROVISIONS

15.1.    Code Section 409A. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code) to a Participant would otherwise be payable or distributable under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or on account of the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and the regulations promulgated thereunder, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the

Code by reason of the short-term deferral exemption or otherwise. Any payment or distribution of an amount or benefit that would constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code), which is made on account of separation from service to a Participant who is a Specified Employee (as defined in Section 409A of the Code) may not be made before the date which is six (6) months after the date of the Specified Employee’s separation from service if the payment or distribution is not exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Agreement. The Plan and all Awards made hereunder are intended to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any authoritative guidance thereunder. The Plan and all Awards made hereunder shall be interpreted, construed and administered in accordance with these intentions. Nothing in the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Award made under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his beneficiary or estate for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

ARTICLE 16
PROVISIONS APPLICABLE TO ALL AWARDS

16.1.    Term of Award. The term of each Award shall be for the period as determined by the Committee, subject to the terms of the Plan.

16.2.    Limits on Transfer.

(a)    Except as provided in Section 16.2(b) below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. No Awards may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation hereof shall be null and void. A Participant may designate a beneficiary in accordance with procedures established by the Committee pursuant to Section 16.3 below.

(b)    The Committee may, in its discretion, determine that notwithstanding Section 16.2(a), any or all Awards shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

(c)    Notwithstanding Sections 16.2(a) and (b), an Award may be transferred pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan, but only if the tax consequences flowing from the assignment or transfer are specified in said order, the order is accompanied by signed agreement by both or all parties to the domestic relations order, and, if requested by the Committee, an opinion is provided by qualified counsel for the Participant that the order is enforceable by or against the Plan under applicable law, and said opinion further specifies the tax consequences flowing from the order and the appropriate tax reporting procedures for the Plan. Any transferee of an Award is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant.

16.3.    Beneficiaries. Notwithstanding Section 16.2, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been properly designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

16.4.    Stock Certificates. All Stock issued under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

16.5.    Acceleration Following a Change in Control. Except as otherwise provided in the Award Agreement, upon termination of a Participant’s employment by the Company without Cause or by the Participant for Good Reason within twenty-four (24) months following the occurrence of a Change in Control or to the extent the surviving entity does not assume such Awards or substitute in lieu thereof similar awards relating to the stock of such surviving entity having an equivalent then-current value and remaining term, provided that such stock must be listed, quoted, or traded on a national securities exchange or automated quotation system, all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised automatically shall become fully exercisable and all restrictions (other than Performance Objectives) on all outstanding Awards automatically shall lapse. With respect to Performance Objectives applicable to any Award for which the performance period is not complete, the Committee shall have the discretionary authority to determine whether, and if so, the extent to which, (1) the performance period or the Performance Objectives shall be deemed to be satisfied or waived following a Change in Control, and (2) the Performance Objectives shall be modified, adjusted or changed on account of the Change in Control.
16.6.    Acceleration for any Other Reason. Regardless of whether an event has occurred as described in Section 16.5 above, the Committee may in its sole discretion at any time accelerate the vesting provisions and/or waive the forfeiture provisions applicable to any Award or determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, and that any Performance Objectives with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The discretion of the Committee in the preceding sentence shall be limited to the death, disability or Retirement of a Participant; provided, however that the Committee may exercise such discretion for any reason with respect to Awards of up to five percent (5%) of the shares available for Awards under Section 5.1. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 16.6. Any such determinations by the Committee shall be final and binding on all parties.

16.7.    Effect of Acceleration. If an Award is accelerated under Section 16.5 or 16.6, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that, in the event of a Change in Control, an Award may be cancelled without payment if Fair Market Value of the underlying Stock, as of a specified date associated with such event, does not exceed the exercise price of the Award or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

16.8.    Lapse or Forfeiture at or Following Termination of Employment. Except as otherwise provided in an Award Agreement or as otherwise determined by the Committee pursuant to the provisions of Section 16.6, the following lapse and forfeiture provisions shall apply upon a Participant’s termination of employment.

(a)    Termination for Cause. Any outstanding Award, including, without limitation, Awards that are unvested, vested and unexercised, or subject or not subject to restrictions, shall automatically and immediately lapse and be forfeited if the Participant’s employment is terminated by the Company for Cause.

(b)    Other Termination-Options and SARs. Upon a Participant’s termination for any reason other than Retirement, the unvested portion of any outstanding Options and SARs shall terminate and be forfeited. If the Participant’s employment is terminated by reason of Retirement, then the restrictions (other than Performance Objectives) shall lapse, and, subject to the attainment of applicable Performance Objectives (which may be waived or modified by the Committee to the extent set forth below), the unearned or unvested portion of the outstanding Options and SARs shall become partially vested, earned and nonforfeitable according to the formula set forth in subsection (c) below. The vested portion of any outstanding Options and SARs at the time of a Participant’s termination for reasons other than for Cause shall continue to be exercisable by the Participant (or the Participant’s estate in the event of the Participant’s death) during the period set forth in the following chart, but in no event later than the original expiration date set forth in the Award Agreement or, if none, ten (10) years from the Grant Date. At the end of such continuing exercise period, the unexercised Options and SARs shall terminate and be forfeited.

Reason for Termination	Continuing Exercise Period
Disability	2 years following termination
Death (Including death during the applicable continuing exercise period following termination for another reason)	2 years following death
Retirement	Lesser of the original term of Option or SAR or 2 years following Retirement
Reason Other Than Death, Disability, Retirement or Cause	90 days following termination

(c)    Other Terminations - Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other Awards. The following shall apply with respect to outstanding Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other Awards which are unvested, unearned or otherwise not immediately distributable at the time of a Participant’s termination of employment for reasons other than Cause:
(i)    If the Participant’s employment is terminated by reason of death or Disability, then all restrictions (other than Performance Objectives) shall lapse, and, subject to the attainment of applicable Performance Objectives (which may be waived or modified by the Committee to the extent set forth below), the unearned or unvested portion of the Award shall become immediately vested, earned and nonforfeitable, and shall be distributed to the Participant (or the Participant’s beneficiary in the event of the Participant’s death) as soon as reasonably practical following such termination, and in any event within 90 days thereof or of the end of the performance period, as applicable.
(ii)    If the Participant’s employment is terminated by reason of Retirement, then the restrictions (other than Performance Objectives) shall lapse, and, subject to the attainment of applicable Performance Objectives (which may be waived or modified by the Committee to the extent set forth below), the unearned or unvested portion of the Award shall become partially vested, earned and nonforfeitable according to the following formula: The portion that becomes vested, earned and nonforfeitable shall equal the number of shares of Stock granted as of the Grant Date multiplied by the ratio of (i) the number of full months that have elapsed from the Grant Date to the date of the Participant’s Retirement, to (ii), the number of full months contained in the original term of the Award.
(iii)    If the Participant’s employment is terminated for any reason other than by reason of death, Disability, or Retirement then the restricted, unvested or unearned portion of the Award shall automatically and immediately be cancelled and forfeited.

For any performance-based Award, or portion thereof if prorated pursuant to (ii) above, that remains outstanding after a termination described in (i) or (ii), any shares of Stock earned at the end of the applicable performance period shall be issued promptly after the time the performance is determined. With respect to any Award subject to Performance Objectives, the Committee shall have the discretion, in the event of a termination described in (i) or (ii) above during the applicable performance period, to waive and/or modify the Performance Objectives or the performance period based on any conditions that the Committee deems reasonable, including but not limited to the formula in (ii) above or the performance status as of the termination date.

(d)    Determinations upon Leaves of Absence. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. The Committee may in its sole discretion take any further action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under the Plan. The period of any leave of absence shall be credited for vesting purposes unless otherwise determined by the Committee.
(e)    Cancellation for Violation of Restrictive Covenants. Without limiting the Committee’s discretion to cancel any Award at any time, the Committee shall have full power and authority to cancel an Award if the Participant, while employed by the Company or a Subsidiary or within a period which begins on the date of termination of employment and ends on the date which is one year later, engages in any activity which is in direct competition with the Company, solicits other employees or customers of the Company or its Subsidiaries in a competitive business venture, or discloses confidential information. Whether a Participant has engaged in such conduct shall be determined by the Committee in its sole discretion, taking into account any determination by the Company that the Participant has acted in violation of a non-compete, non-solicitation, or non-disclosure agreement with or obligation to the Company or a Subsidiary.
16.9.    Performance Objectives. The Committee may determine that any Award granted pursuant to the Plan to a Participant shall be determined solely or partially on the basis of Performance Objectives. Any payment of an Award granted with Performance Objectives shall be conditioned on the determination of the Committee in each case that the Performance Objectives and any other material conditions have been satisfied. The Committee’s determination shall be reflected in the Committee’s minutes and shall be based on receipt of documentation, in such form as the Committee may request, to support that the Performance Objectives and any other material conditions have been satisfied.

If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the specified Performance Objectives are no longer appropriate and may (i) modify, adjust, change or eliminate the Performance Objectives or the applicable performance period as it deems appropriate to make such criteria and period comparable to the initial Performance Objectives and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.

16.10.    Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing entity. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 17
CHANGES IN CAPITAL STRUCTURE

17.1.    General. In the event an extraordinary cash dividend, stock dividend, stock-split or a combination or consolidation of the outstanding stock of the Company into a lesser number of shares is declared upon the Stock, the authorization limits under Sections 5.1 and 5.4 shall be increased or decreased proportionately, and the shares of Stock then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore; provided if the Committee elects to grant Dividend Equivalents with respect to an extraordinary cash dividend, the associated Awards shall not be adjusted pursuant to this Section. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, share exchange, spin-off, stock split-up, combination or exchange of shares, merger or consolidation, the authorization limits under Sections 5.1 and 5.4 shall be adjusted proportionately, and there shall be substituted for each such share of Stock then subject to each Award the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

Notwithstanding anything to the contrary, upon the occurrence or in anticipation of such an event, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iii) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (iv) that performance targets and performance periods for Awards will be modified, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

ARTICLE 18
AMENDMENT, MODIFICATION AND TERMINATION

18.1.    Amendment, Modification and Termination. The Committee shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not adversely affect Awards outstanding under the Plan at the time of termination. Notwithstanding the foregoing, an amendment will be contingent on approval of the Company’s stockholders to the extent required by law or by the rules of any stock exchange or automated quotation system on which the Company’s securities are traded or to the extent it relates to the repricing limitations set forth in Sections 7.1(a) or 8.1(a)(2) of the Plan.

18.2.    Awards Previously Granted. The Committee may amend any outstanding Award in whole or in part from time to time. Any such amendment which the Committee determines, in its sole discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code Section 409A or the regulations or rulings promulgated thereunder, as well as any securities laws and the rules of any applicable securities exchanges), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award. Any materially adverse amendments or adjustments to Awards not expressly contemplated in the two preceding sentences may be made by the Committee with the consent of the affected Participant(s).

ARTICLE 19
GENERAL PROVISIONS

19.1.    Recoupment. Awards granted hereunder, any Stock and/or cash distributed to a Participant pursuant to the exercise or vesting of an Award, and any proceeds received by a Participant upon the sale of any such Stock, shall be subject to recoupment by the Company pursuant to, and in accordance with, the terms of the Company’s Compensation Recoupment Policy, as it may be amended from time to time, which policy is hereby incorporated in the Plan by reference.

19.2.    No Rights to Awards. No eligible individual shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat eligible individuals uniformly, and determinations made under the Plan may be made by the Committee selectively among eligible individuals who receive, or are eligible to receive, Awards.

19.3.    No Stockholder Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

19.4.    Tax Withholding. Participants shall be responsible for all taxes required to be withheld in connection with any Award or the transfer of shares of Stock pursuant to the Plan. The Company or any Parent or Subsidiary shall have the authority and the right to deduct, withhold, and retain from the payment under an Award the number of shares of Stock or a portion of the value of such Award equal in value to the amount of any federal, state, and local or foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. Any such withholding requirement shall be satisfied by withholding shares of Stock or other property otherwise deliverable to such Participant pursuant to the Award having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes. In no event will the Fair Market Value of the Stock to be withheld and delivered pursuant to this Section exceed the minimum amount required to be withheld, unless (and only to the extent that) requested by Participant and the Company determines the additional amount is allowable for tax purposes and will not result in adverse accounting consequences to the Company. Notwithstanding the other terms of this Section, if the Committee so determines, the Participant may deliver to the Company cash to satisfy the additional tax obligations owed by the Participant as determined by the Company. The Company shall have the authority to require a Participant to remit cash to the

Company in lieu of the surrender or withholding of shares of Stock for taxes if the surrender or withholding for such purpose would result in adverse tax or accounting implications for the Company.

19.5.    No Right to Continued Service. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant’s employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an employee, officer or director of the Company or any Parent or Subsidiary, whether for the duration of the Participant’s Award or otherwise.

19.6.    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.

19.7.    Indemnification. To the extent allowable under applicable law, each member of the Committee and the Board and any employee of the Company acting pursuant to delegated authority and any counsel or advisor to the foregoing persons shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such persons in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which he may be involved by reason of any action or failure to act under the Plan (except for willful misconduct) and against and from any and all amounts paid by such person in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

19.8.    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Parent or Subsidiary unless provided otherwise in such other plan.

19.9.    Expenses. The expenses of administering the Plan shall be borne by the Company and its Parents or Subsidiaries.

19.10.    No Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Committee, the Company or its affiliates, or their officers or other representatives or the Board, on the one hand, and the Participant, the Company, its Affiliates or any other person or entity, on the other.

19.11.    Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down.

19.12.    Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock paid under the Plan. The shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. Payment of an Award hereunder may be delayed in the sole discretion of the Committee if the Committee reasonably anticipates that payment of the Award would violate Federal securities law or other applicable law; provided that payment shall be made at the earliest date that the Committee reasonably anticipates that making the payment will not cause such violation.

19.13.    Governing Law. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

19.14.    Additional Provisions. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

19.15.    Foreign Participants. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

19.16.    No Limitations on Rights of Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume Awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer shares of Stock to a Subsidiary or a Parent, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary or Parent will transfer such shares of Stock to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.
19.17.    Limitations on Awards Granted to Non-Employee Directors. The maximum Grant Date Fair Market Value, as determined by the Committee, of the equity Awards granted to any Non-Employee Director in any Plan Year shall not exceed $500,000. The maximum aggregate amount, as determined by the Committee, of the Cash Awards and other cash payments, such as retainer fees, granted to any Non-Employee Director in any Plan Year also shall not exceed $500,000. The equity and cash limits shall be applied separately, so that the aggregate Grant Date Fair Market Value of all Awards and payments granted to a Non-Employee Director in any Plan Year shall not exceed $1,000,000; provided, however, such limits shall not apply to any compensation resulting from non-preferential dividends or dividend equivalents associated with outstanding equity awards.

19.18.    Payment Deferrals. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish; provided, however, that any Options, SARs, and similar Other Stock-Based Awards that are not otherwise subject to Section 409A of the Code but would be subject to Section 409A of the Code if a deferral were permitted, shall not be subject to any deferral. The Committee also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of Dividend Equivalents where the deferred amounts are denominated in Stock equivalents. Any deferral and related terms and conditions shall comply with Section 409A of the Code and any authoritative guidance thereunder.

19.19.    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 19.19 by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and such Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its affiliates, and details of all Incentives (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and such Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and such Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a Participant refuses or withdraws the consents described herein, the Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Award. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63919-P27302

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENCOMPASS HEALTH CORPORATION

The Board of Directors recommends you vote FOR each of its nominees listed in proposal 1.

Nominees:	For	Against	Abstain
1a. Greg D. Carmichael	☐	☐	☐
1b. Edward M. Christie III	☐	☐	☐
1c. Joan E. Herman	☐	☐	☐
1d. Leslye G. Katz	☐	☐	☐
1e. Patricia A. Maryland	☐	☐	☐
1f. Kevin J. O'Connor	☐	☐	☐
1g. Christopher R. Reidy	☐	☐	☐
1h. Nancy M. Schlichting	☐	☐	☐
1i. Mark J. Tarr	☐	☐	☐
1j. Terrance Williams	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2025.	☐	☐	☐
3. An advisory vote to approve executive compensation.	☐	☐	☐
4. A vote to approve the Company's 2025 Omnibus Performance Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the proxies named on the reverse side of the card may vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V63920-P27302

ENCOMPASS HEALTH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 1, 2025
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick Darby and Douglas E. Coltharp, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encompass Health Corporation that the undersigned would be entitled to vote if personally present at the 2025 Annual Meeting of Stockholders at 11:00 A.M. Central Time, on Thursday, May 1, 2025, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present there.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified for a given Proposal, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side, FOR Proposals 2, 3 and 4. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side